UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant Section 240.14a-12

Diamond Management & Technology Consultants, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement; if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.001 per share, of Diamond Management & Technology Consultants, Inc. (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

As of September 14, 2010, 27,427,420 shares of Common Stock (of which 31,307 shares are restricted stock), 486,034 shares of Common Stock issuable upon the exercise of outstanding options to purchase Common Stock (of which 440,107 shares are vested), 3,409,393 shares of Common Stock issuable upon the exercise of outstanding stock appreciation rights (of which 2,088,106 shares are vested), and 1,079,500 shares of Common Stock issuable upon the settlement of outstanding restricted stock units (of which no shares are vested).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of: (A) the product of (i) 27,427,420 shares of Common Stock and (ii) $12.50 per share; (B) the product of (i) 484,272 shares of Common Stock issuable upon the exercise of outstanding stock options with exercise prices less than $12.50 per share and (ii) $6.2119 per share (which is the difference between $12.50 per share and the weighted average exercise price of $6.2881 per share); (C) the product of (i) 2,757,502 shares of Common Stock issuable upon the exercise of outstanding stock appreciation rights with exercise prices less than $12.50 per share and (ii) $5.8667 per share (which is the difference between $12.50 and the weighted average exercise price of $6.6333 per share); and (D) the product of (i) 1,079,500 shares of Common Stock issuable upon the settlement of outstanding restricted stock units and (ii) $12.50 per share.

(4)	Proposed maximum aggregate value of transaction:

$375,522,187

(5)	Total fee paid:

$26,775

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUBJECT TO COMPLETION

Preliminary Proxy Materials, dated September 15, 2010

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

T (312) 255-5000 F (312) 255-6000

www.diamondconsultants.com

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

Dear Diamond Stockholder:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Diamond Management & Technology Consultants, Inc. (also referred to as “Diamond,” the “Company” or “we”) to be held at [TIME], Central Daylight Time, on [DATE], at [ADDRESS].

At the annual meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement we entered into on August 23, 2010 with PricewaterhouseCoopers LLP (also referred to as “PwC”) and Carbon Merger Subsidiary, Inc., a wholly-owned indirect subsidiary of PwC (also referred to as “Merger Sub”), and approve the merger contemplated by the merger agreement. If the merger is completed, Merger Sub will merge with and into Diamond, and each of your outstanding shares of Diamond’s common stock will be converted into the right to receive $12.50 in cash, without interest. If the merger is completed, Diamond will become a wholly-owned indirect subsidiary of PwC.

THE SPECIAL COMMITTEE AND OUR BOARD OF DIRECTORS, AFTER CAREFUL CONSIDERATION OF A VARIETY OF FACTORS, HAS DETERMINED THAT THE MERGER, THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF DIAMOND AND ITS STOCKHOLDERS. ACCORDINGLY, OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

In addition, you are being asked at the annual meeting to elect directors, ratify the appointment of KPMG LLP as our independent registered public auditors and consider other business properly brought before the meeting. Our board of directors unanimously recommends that you vote “FOR” the election of each of our nominees for director as proposed herein and “FOR” the ratification of our independent registered auditors.

The attached proxy statement provides you with detailed information about the annual meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and the merger agreement carefully. You also may obtain more information about Diamond from documents we have filed with the Securities and Exchange Commission (the “SEC”).

Whether or not you plan to be present at the annual meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope, or grant your proxy electronically over the Internet or by phone, to assure your shares will be represented at the annual meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting against the adoption of the merger agreement. Only stockholders who owned shares of Diamond common stock at the close of business on [DATE], the record date for the annual meeting, will be entitled to vote at the annual meeting.

If you have any questions about the annual meeting or need assistance voting your shares, please contact Georgeson, Inc., which is assisting us as the proxy solicitation agent in connection with the merger, toll-free at (877) 278-9672.

On behalf of our board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

/s/ Adam J. Gutstein
Adam J. Gutstein
President and Chief Executive Officer
[DATE]

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in the proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated [DATE], and is first being mailed to stockholders on or about [DATE].

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

T (312) 255-5000 F (312) 255-6000

www.diamondconsultants.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [DATE]

Dear Diamond Stockholder:

We are notifying you that an annual meeting of stockholders of Diamond Management & Technology Consultants, Inc. (also referred to as “Diamond,” the “Company” or “we”) will be held at [TIME], Central Daylight Time, on [DATE], at [ADDRESS], for the following purposes:

1.	To consider and vote upon a proposal to adopt the merger agreement dated as of August 23, 2010 by and among Diamond, PricewaterhouseCoopers LLP (also referred to as “PwC”) and Carbon Merger Subsidiary, Inc., a wholly-owned indirect subsidiary of PwC, and approve the merger contemplated by the merger agreement;

2.	To approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement;

3.	To re-elect the three directors previously nominated in accordance with our by-laws who are named in the attached proxy statement, each of whose term is expiring at the annual meeting, for a new term of three years;

4.	To ratify the appointment of KPMG LLP as the independent registered auditors for the Company for the fiscal year ending March 31, 2011; and

5.	To consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

The special committee and our board of directors have unanimously approved and adopted the merger agreement and unanimously recommends that you vote “FOR” adoption of the merger agreement and “FOR” the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies. In addition, our board of directors unanimously recommends that you vote “FOR” the election of each of our nominees for director as proposed herein and “FOR” the ratification of our independent registered auditors.

Only stockholders of record as of the close of business on [DATE] are entitled to receive notice of and to vote at the annual meeting and any postponement or adjournment of the annual meeting.

Your vote is very important. Whether or not you plan to attend the annual meeting in person, please submit your proxy as soon as possible. You can vote your shares prior to the annual meeting (1) by mail with the enclosed proxy card, in accordance with the instructions on the proxy card, (2) by telephone by calling the toll-free number that appears on the enclosed proxy card and following the instructions given, or (3) by means of the Internet, by following the Internet voting instructions provided on the enclosed proxy card. You can also vote your shares by attending the meeting and voting in person.

If you do not vote in person, submit the proxy, vote your shares electronically via the Internet or by telephone, or instruct your broker on how to vote at the annual meeting, the effect will be the same as a vote against the proposal to adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. You can revoke your proxy at any time before it is voted at the annual meeting by delivery of a properly completed and executed, later-dated proxy card or telephone or Internet vote or by voting in person by ballot at the annual meeting. If you hold your shares through a brokerage firm, bank or other nominee, you should follow the instructions of your brokerage firm, bank or other nominee regarding revocation of proxies.

For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A.

By Order of the Board of Directors,

/s/ Steven R. Worth
Steven R. Worth
Secretary
[DATE]

i

ii

ANNEXES

Annex A	—	Agreement and Plan of Merger dated as of August 23, 2010 by and among Diamond Management & Technology Consultants, Inc., PricewaterhouseCoopers LLP and Carbon Merger Subsidiary, Inc	A-1

Annex B	—	Opinion of Morgan Stanley & Co. Incorporated	B-1

Annex C	—	Form of Voting Agreement	C-1

Annex D	—	Section 262 of the General Corporation Law of the State of Delaware	D-1

iii

I.	QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

The following questions and answers address briefly some questions you may have regarding the proposed merger and other matters being considered at the annual meeting. These questions and answers may not address all questions that may be important to you as a stockholder of Diamond Management & Technology Consultants, Inc. (also referred to as “Diamond,” the “Company” or “we”). Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with PricewaterhouseCoopers LLP (also referred to as “PwC”) and Carbon Merger Subsidiary, Inc., a wholly-owned indirect subsidiary of PwC (also referred to as “Merger Sub”). Under the merger agreement we will become a wholly-owned, indirect subsidiary of PwC and our common stock will no longer be listed on the NASDAQ Global Select Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to consummate the merger, our stockholders must vote to adopt the merger agreement. Our board of directors is providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the annual meeting of our stockholders. We urge you to read this proxy statement and the annexes carefully and in their entirety. The enclosed proxy card and voting instructions allow you, as our stockholder, to vote your shares without attending the annual meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	Upon the completion of the merger, unless you perfect your appraisal rights under Delaware law, you will receive $12.50 in cash, without interest and less any applicable withholding tax, for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $1,250.00 in cash, less any applicable withholding tax, in exchange for these shares.

Q:	What will happen to outstanding vested stock options and stock appreciation rights in the merger?

A:	At the effective time of the merger, each outstanding stock option and stock appreciation right, or “SAR,” that is vested as of the effective time of the merger will be cancelled, and we will pay to each holder of such award at, or promptly after, the effective time of the merger an amount in cash equal to the product of (i) the number of shares of our common stock covered by such award and (ii) the excess, if any, of $12.50 over the per share exercise price of such award. A more complete description of the treatment of vested stock options and SARs under the merger agreement is contained in this proxy statement under the caption “The Merger Agreement—Treatment of Other Equity Securities—Stock Options and Stock Appreciation Rights” beginning on page 60.

Q:	What will happen to outstanding unvested equity securities in the merger?

A:	At the effective time of the merger, each outstanding stock option and SAR that is unvested and each restricted stock unit, or “RSU,” will be cancelled, and each share of restricted stock will be surrendered, and we will pay to the holder of such award an amount (the “Retention Amount”), if any, as follows:

•

for each stock option and each SAR, an amount equal to the product of (i) the number of shares of our common stock covered by such award and (ii) the excess, if any, of $12.50 over the per share exercise price of such award;

•	for each RSU, $12.50 per unit; and

•	for each share of restricted stock, $12.50 per share.

For employees of Diamond who are admitted as partners or principals (collectively, “partners”) of PwC, one of its affiliates or another member firm of the PricewaterhouseCoopers network (a “PwC Member Firm”), the aggregate Retention Amount is generally payable one-third on April 1, 2011 and two-thirds on April 1, 2012, contingent on such individuals remaining partners of PwC, one of its affiliates or a PwC Member Firm on such dates. For other employees of Diamond, the aggregate Retention Amount is generally payable in its entirety on April 1, 2011, contingent on such individuals remaining employed by PwC, one of its affiliates or a PwC Member Firm on such date. Notwithstanding the foregoing, for Diamond employees whose employment is terminated at the effective time of the merger, the aggregate Retention Amount is generally payable to such individuals promptly following the effective time. A more complete description of the treatment of unvested equity securities under the merger agreement is contained in this proxy statement under the caption “The Merger Agreement—Treatment of Other Equity Securities” beginning on page 60.

Q:	How does the special committee and the board of directors recommend that I vote?

A:	The special committee and our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies, if necessary or appropriate. In addition, the board of directors unanimously recommends that you vote “FOR” the election of each of our nominees for director as proposed herein and “FOR” the ratification of our independent registered auditors.

Q:	Why is our board of directors recommending that I vote “FOR” the proposal to adopt the merger agreement?

A:	The special committee and our board of directors carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger. Based on this review, the special committee and our board of directors determined that the merger, the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of Diamond and its stockholders. In the course of reaching their determination, the special committee and our board of directors consulted with our senior management, as well as our financial and legal advisors, reviewed a significant amount of information and considered the terms of the merger agreement and the transactions contemplated by the merger agreement. The special committee and our board of directors also considered each of the items set under “The Merger—Recommendation of the Special Committee and Our Board of Directors; Reasons for the Merger” beginning on page 34.

Q:	What vote of our stockholders is required to adopt the merger agreement, and what vote is required to adjourn or postpone the meeting?

A:	Approval of the proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting. Approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting, who are present in person or represented by proxy at the annual meeting, provided that a quorum exists. Other than for the purposes of adjournment or postponement to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the annual meeting and entitled to vote at such meeting may adjourn or postpone the annual meeting.

Q:	Will the approval of the partners of PwC or of any of its subsidiaries need to be obtained to effectuate the merger?

A:	No. Only the approval of a subsidiary of PwC, as the sole stockholder of Merger Sub, is required to effectuate the merger, which approval has already been obtained.

Q:	When do you expect the merger to be consummated?

A:	We expect to consummate the merger in the fourth quarter of calendar year 2010, subject to the satisfaction of customary closing conditions. See “The Merger Agreement—Conditions to the Consummation of the Merger” on page 67.

Q:	Is the merger contingent upon PwC obtaining financing?

A:	No. The completion of the merger is not contingent upon PwC or Merger Sub obtaining financing.

Q:	Is the merger contingent upon the satisfaction of other conditions?

A:	Yes. The completion of the merger is subject to the satisfaction or waiver of a number of conditions, including:

•	the adoption of the merger agreement by our stockholders;

•	no order preventing the consummation of the merger has been issued and there is no law enacted or deemed applicable to the merger that makes the consummation of the merger illegal;

•	the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (or the “HSR Act”) relating to the merger has expired or been terminated;

•	all actions required by a governmental authority under applicable law to permit the consummation of the merger has been taken, made or obtained; and

•

the absence of a material adverse effect on us occurring since the date of the merger agreement, the definition of which is described in this proxy statement under the heading “The Merger Agreement—Definition of Material Adverse Effect” beginning on page 63.

In addition, each party’s obligation to consummate the merger is subject to the accuracy of the representations and warranties of the other party, subject to certain materiality thresholds, and material compliance of the other party with its covenants. We cannot assure you that all of these conditions will be satisfied. A more complete description of the conditions to complete the merger is contained in this proxy statement under the caption “The Merger Agreement—Conditions to the Consummation of the Merger” on page 67.

Q:	When and where is the annual meeting?

A:	The annual meeting of stockholders will take place at [ADDRESS] on [DATE], at [TIME], Central Daylight Time.

Q:	What constitutes a quorum at the annual meeting?

A:	In order to constitute a quorum to transact business at the annual meeting, a majority of the outstanding shares of our common stock on [DATE], the record date for the annual meeting, must be present at the annual meeting, either in person or by proxy. Shares represented by proxies that reflect abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Q:	Who can vote or submit a proxy to vote and attend the annual meeting?

A:	All stockholders as of the close of business on [DATE], the record date for the annual meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the annual meeting. If you want to attend the annual meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring to the annual meeting a copy of your voting instruction card or brokerage statement reflecting your stock ownership as of the record date.

Q:	How many votes am I entitled to cast for each share of common stock I own?

A:	For each share of our common stock that you owned on [DATE], the record date for the annual meeting, you are entitled to cast one vote on each matter voted upon at the annual meeting.

Q:	What matters will be voted on at the annual meeting?

A:	You will be asked to vote on a proposal to adopt the merger agreement and a proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies, if necessary or appropriate. In addition, you will be asked to vote on proposals to elect each of our nominees for director as proposed herein and for the ratification of our independent registered auditors.

Q:	I don’t hold a significant number of shares of Diamond common stock; do I still need to vote my shares?

A:	Yes. We have thousands of stockholders, and because we need a majority of all of our outstanding shares of common stock to approve the merger, your vote is important.

Q:	How do I vote?

A:	You may vote in person at the annual meeting or you may vote by proxy. You may attend the annual meeting and vote your shares in person, regardless of whether you sign and return your proxy card prior to the annual meeting. Admission to the meeting will be on a first-come, first-served basis and an admission ticket and photo identification will be required to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in “street name” through a broker or bank, you will find an admission ticket enclosed with the proxy card sent to you by your bank or broker. In the event you have not received an admission ticket, you can obtain an admission ticket in advance by sending a written request to your bank or broker, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and photo identification.

You may vote by proxy by completing, signing, dating and mailing the enclosed proxy card or by telephone or through the Internet using the instructions set forth on the enclosed proxy card. The Internet and telephone voting system for stockholders of record will close at 11:59 p.m., Central Daylight Time, on [DATE]. If you vote by proxy, the individuals named on the proxy card as proxy holders will vote your shares in the manner you indicate. If you sign and return the proxy card without indicating your instructions, your shares will be voted “FOR”:

•	the adoption of the merger agreement under “Proposal 1—Adoption of the Merger Agreement;”

•	the adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies under “Proposal 2—Authority to Adjourn the Annual Meeting;”

•	the election of directors under “Proposal 3—Election of Directors;” and

•	the ratification of KPMG as our independent registered auditors under “Proposal 4—Ratification of Appointment of Independent Registered Auditors.”

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement and/or the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies or fail to instruct my broker to vote on such proposals?

A:	If you abstain from voting, fail to cast your vote in person, by proxy, or electronically via the Internet or by telephone, or fail to give voting instructions to your broker, bank or nominee, it will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and it will have no effect on the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker cannot vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker.

Q:	May I revoke my proxy or change my vote after I return my proxy card or after I vote electronically or by telephone?

A:	Yes. Even after you have submitted your proxy, you may revoke your proxy or change your vote at any time before the proxy is voted at the annual meeting by delivering to our Secretary a written notice of revocation or a properly signed proxy bearing a later date, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. To revoke a proxy previously submitted electronically through the Internet or by telephone, you may simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote revoked. If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to assure that all your shares are voted.

Q:	Am I entitled to appraisal rights?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “The Merger—Appraisal Rights” on page 53.

Q:	What happens if I sell my shares of common stock before the annual meeting?

A:	The record date for the annual meeting is earlier than the date of the annual meeting. The record date and the date of the annual meeting are both earlier than the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the annual meeting, you will retain your right to vote at the annual meeting, but will transfer the right to receive the merger consideration.

Q:	Will the merger be taxable to me?

A:	Generally, yes. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash per share received by the stockholder in the merger and the stockholder’s adjusted tax basis in the share of our common stock converted into cash in the merger. Any such gain or loss would be a long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 51 for a more complete discussion of the United States federal income tax consequences of the merger to you. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my stock certificates now?

A:	No. Promptly after the merger is consummated, you will be sent a letter of transmittal with written instructions for exchanging your stock certificates for your cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the exchange agent receives your stock certificates and any other documents requested in the instructions. Alternatively, if you exercise appraisal rights, you will receive an appraisal notice from us instructing you where and when your certificates must be deposited if the deposit of your certificates is required in connection with the exercise of your appraisal rights. Please do not send any stock certificates with your proxy.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, please call our proxy solicitor, Georgeson, Inc., at (212) 440-9800 (banks and brokers) or (877) 278-9672 (all others, toll free). If you would like additional copies, without charge, of this proxy statement or the enclosed proxy card you should contact:

Diamond Management & Technology Consultants, Inc.

Attn: Investor Relations

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

(312) 255-5000

OR

199 Water Street, 26th Floor

New York, NY 10038-3560

Banks and Brokers Call (212) 440-9800

All Others Call Toll Free (877) 278-9672

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

II.	SUMMARY TERM SHEET

This summary highlights selected information from this proxy statement relating to the merger. This summary may not contain all of the information that is important to you. You should read this term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger and the Annual Meeting.” This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a stockholder of Diamond or that you should consider before voting on the proposal to adopt the merger agreement. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on the proposal to adopt the merger agreement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

Telephone: (312) 255-5000

www.diamondconsultants.com

Diamond provides strategic management consulting services to help companies grow, improve margins, and increase the productivity of their investments. Diamond’s consultants are experienced in helping clients attract and retain customers, increase the value of their information, and plan and execute projects that turn strategy into measurable results. Diamond employs more than 500 consultants worldwide and has offices in Chicago, Hartford, New York, Washington D.C., London, and Mumbai.

PricewaterhouseCoopers LLP

300 Madison Avenue

New York, New York 10017

Telephone: (647) 471-1157

www.pwc.com

PwC is the primary U.S. member firm of the PricewaterhouseCoopers international network of firms, each of which is a separate and independent legal entity. PwC provides industry-focused assurance, tax, and advisory services to build public trust and enhance value for its clients and their stakeholders. More than 163,000 people in 151 countries across the PricewaterhouseCoopers network share their thinking, experience, and solutions to develop fresh perspectives and practical advice.

Carbon Merger Subsidiary, Inc.

300 Madison Avenue

New York, New York 10017

Telephone: (647) 471-1157

Merger Sub, a Delaware corporation and a wholly-owned, indirect subsidiary of PwC, was formed solely for the purpose of entering into the merger agreement and consummating the merger, and has not conducted any business operations other than those incident to its formation. If the merger is consummated, Merger Sub will cease to exist following its merger with and into Diamond.

The Merger (page 23)

We have agreed to be acquired by PwC pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

The merger agreement provides that Merger Sub will merge with and into Diamond, with Diamond continuing as the surviving corporation and a wholly-owned, indirect subsidiary of PwC. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger, other than shares held by us, our subsidiaries, PwC or Merger Sub or by holders properly exercising appraisal rights under Delaware law, will be converted into the right to receive $12.50 in cash, without interest and less any applicable withholding taxes. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

Treatment of Other Equity Securities (page 60)

Except as otherwise provided in the merger agreement, at the effective time of the merger:

•

each stock option and each SAR that is vested as of the effective time of the merger will be cancelled, and we will pay to each holder of such award at or promptly after the effective time of the merger an amount in cash equal to the product of (i) the number of shares of our common stock covered by such award and (ii) the excess, if any, of $12.50 over the per share exercise price of such award; and

•

each stock option and SAR that is unvested and each RSU will be cancelled, and each share of restricted stock will be surrendered, and we will pay to the holder an amount (the “Retention Amount”), if any, as follows:

•

for each stock option and each SAR, an amount equal to the product of (i) the number of shares of our common stock covered by such award and (ii) the excess, if any, of $12.50 over the per share exercise price of such award;

•	for each RSU, $12.50 per unit; and

•	for each share of restricted stock, $12.50 per share.

For employees of Diamond who are admitted as partners of PwC, one of its affiliates or a PwC Member Firm, the aggregate Retention Amount is generally payable one-third on April 1, 2011 and two-thirds on April 1, 2012, contingent on such individuals remaining partners of PwC, one of its affiliates or a PwC Member Firm on such dates. For other employees of Diamond, the aggregate Retention Amount is generally payable in its entirety on April 1, 2011, contingent on such individuals remaining employed by PwC, one of its affiliates or a PwC Member Firm on such date. Notwithstanding the foregoing, for Diamond employees whose employment is terminated at the effective time of the merger, the aggregate Retention Amount is generally payable to such individuals promptly following the effective time.

The Annual Meeting (page 18)

The annual meeting of stockholders will take place at [ADDRESS] on [DATE], at [TIME], Central Daylight Time. At the annual meeting, you will be asked to vote on the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn or postpone the annual meeting to solicit additional proxies. In addition, you will be asked to vote on proposals to elect each of our nominees for director as proposed herein and for the ratification of our independent registered auditors.

Stockholders Entitled to Vote; Record Date; Vote Required (page 18)

Only holders of record of our common stock at the close of business on [DATE], the record date for the annual meeting, may vote at the annual meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the annual meeting.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting. Approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies, if necessary, requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting who are present in person or represented by proxy at the annual meeting. On the record date, there were [NUMBER] shares of our common stock entitled to vote at the annual meeting.

Shares Owned by Our Directors and Executive Officers; Voting Agreements (page 19)

As of [DATE], the record date for the annual meeting, our directors and executive officers beneficially owned [NUMBER] shares of our common stock, or approximately [NUMBER]% of our total common stock outstanding on that date.

In connection with the merger agreement, certain of our directors and executive officers have entered into voting agreements with PwC pursuant to which each of them has agreed, in his capacity as a stockholder, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement. These stockholders who have entered into voting agreements hold an aggregate of [NUMBER] shares of our common stock as of [DATE], the record date for the annual meeting, which constitute approximately [NUMBER]% of the shares of our common stock outstanding on that date. See “The Merger—Voting Agreements” on page 46, as well as the form of voting agreement attached hereto as Annex C.

Recommendation of the Special Committee and Our Board of Directors; Reasons for the Merger (page 34)

Recommendation of the Special Committee and Our Board of Directors

The special committee, consisting solely of independent and disinterested directors, by the vote of all directors present and voting unanimously (i) determined that the merger, the terms or the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Diamond and our stockholders; (ii) unanimously recommended that our board of directors adopt, authorize and declare advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement; and (iii) unanimously recommended that our stockholders adopt the merger agreement.

Our board of directors, by the vote of all directors present and voting unanimously (i) determined that the merger, the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to, and in the best interests of, Diamond and our stockholders; (ii) unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement; and (iii) unanimously recommended that our stockholders adopt the merger agreement.

Accordingly, the special committee and our board of directors unanimously recommend that our stockholders vote “FOR” the proposal to adopt the merger agreement.

Reasons for the Merger

In the course of reaching their determination, the special committee and our board of directors consulted with our senior management, as well as our financial and legal advisors, reviewed a significant amount of information and considered a number of factors and potential benefits in their deliberations regarding the merger which they believe support their decision and provide assurance of the substantive fairness of the merger to our stockholders, including, among others:

•

the risks associated with executing our long-term strategic plan as a stand-alone company in light of current global economic conditions, increased competition in our industry and other industry trends, our relatively small size compared to most of our competitors and our relative lack of brand awareness among our target market; and in particular the impact of such factors on our market value as compared to the relative certainty afforded to our stockholders by the opportunity to receive the cash merger consideration;

•

the potential stockholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with such alternatives;

•

the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize at the closing a fair value in cash for their investment and provides such stockholders certainty of value for their shares, particularly in light of the historic volatility of the price of our common stock;

•

the oral opinion of Morgan Stanley & Co., Incorporated (“Morgan Stanley”) rendered to our board of directors on August 23, 2010, subsequently confirmed in writing, that as of such date and based upon the considerations and subject to the limitations, qualifications and assumptions set forth in the written opinion, the merger consideration of $12.50 per share in cash to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to holders of our common stock;

•	the belief that the cash consideration of $12.50 per share represents the most favorable financial terms that could be obtained from PwC;

•

the financial and other terms and conditions of the merger agreement as reviewed by the special committee, including the fact that the merger would not be subject to a financing condition and the transaction does not have significant antitrust risk;

•

the view, after receiving advice of management and after consultation with our legal advisors, that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the fact that regulatory approvals necessary to consummate the merger are likely to be obtained;

•

the fact that the premium to be received by our stockholders in the merger represents (i) a premium of 31.0% when compared to the closing price of our common stock on August 20, 2010, (ii) a premium of 22.1% when compared to the average closing price of our common stock over the 30 days from July 21, 2010 to August 20, 2010, (iii) a premium of 10.0% when compared to the highest closing price of our common stock during the 12 months prior to the announcement of the proposed merger and (iv) a premium of 116.6% when compared to the lowest closing price of our common stock during the 12 months prior to the announcement of the proposed merger;

•

the belief, based on our management’s knowledge of the industry, the competitive environment and other potential purchasers, discussions we have had from time to time in the past with potential third party purchasers and discussions with our financial advisor, that it is unlikely that a third party would offer more favorable financial and other terms than PwC;

•

the fact that we did not receive any inquiries from a third party bidder regarding a possible alternative transaction in the six weeks from the date that The Wall Street Journal reported that we were engaged in discussions with PwC regarding a potential transaction to the date that we entered into the merger agreement;

•

the fact that our ability to generate revenue is based, in substantial part, on individual consultants who could potentially leave Diamond if we commenced a pre-signing auction or other solicitation of bids, which departures could potentially have an adverse effect on the value of our business in the context of a sale of our business or our continuation as an independent enterprise;

•

the belief that entering into the merger agreement, which the special committee and our board of directors believe will not impede an alternative transaction proposal, afforded the best opportunity to maximize value for our stockholders; and

•

the belief that our practice partners would be more likely to support a transaction with PwC than with other potential purchasers in light of PwC’s well-established and compatible corporate culture, similar independent advisory approach, brand name, access to staff consultants, senior executive relationships, and other potential opportunities offered by a combination with PwC following the completion of the merger.

See “The Merger—Recommendation of the Special Committee and Our Board of Directors; Reasons for the Merger” beginning on page 34 for additional factors that the special committee and our board of directors considered.

Opinion of Financial Advisor (page 37)

In connection with the merger, on August 23, 2010 our board of directors received from Morgan Stanley an oral opinion, subsequently confirmed in writing, that as of such date and based upon the considerations and subject to the limitations, qualifications and assumptions set forth in the written opinion, the merger consideration of $12.50 per share in cash to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to holders of our common stock. The full text of Morgan Stanley’s written opinion, dated August 23, 2010, is attached to this proxy statement as Annex B. Holders of Diamond common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Morgan Stanley’s opinion was provided to the special committee and our board of directors in connection with its evaluation of the merger consideration from a financial point of view, and does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act, or as to any other action that a stockholder should take with respect to the merger.

Interests of Our Directors and Executive Officers in the Merger (page 47)

When considering the recommendation of the special committee and our board of directors that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. These interests include the following:

•

all of our outside directors hold stock options and five of our outside directors hold SARs, and each of these directors will benefit from the merger because promptly after the effective time of the merger, each director will receive in cash for each outstanding stock option or SAR the excess of $12.50 per share over the applicable exercise price of the award, whether such award is vested or unvested;

•

all of our executive officers hold vested SARs and will benefit from the merger because promptly after the effective time of the merger, each executive officer will receive in cash the excess of $12.50 per share over the applicable exercise price of each SAR;

•

our executive officers, other than Mr. Bupp, hold SARs, restricted stock and RSUs that will be unvested at the effective time of the merger and will benefit from the merger because such executive officers will receive in cash (i) for each SAR, an amount equal to the product of (A) the number of shares of our common stock covered by such award and (B) the excess, if any, of $12.50 over the per share exercise price of such award, (ii) for each share of our restricted stock, $12.50 per share and (iii) for each RSU, $12.50 per unit, payable as described in this proxy statement under the caption “The Merger Agreement—Treatment of Other Equity Securities” beginning on page 60;

•

Messrs. Gutstein, Sviokla and Weakland will continue as partners of PwC, and Mr. Warrington will continue as a partner of PricewaterhouseCoopers LLP U.K. (“PwC UK”), after the effective time of the merger;

•

Mr. Bupp will not continue as a partner of PwC after the effective time of the merger, and upon termination of his employment at the effective time of the merger, he will be entitled to a lump sum cash payment of $987,218 pursuant to his employment agreement with us; and

•	the terms of the merger agreement provide for the continued indemnification of, and insurance for, our directors and executive officers following the effective time of the merger.

The special committee and our board of directors were aware of these interests and considered them, among other matters, in reaching their decision to unanimously adopt the merger agreement and to unanimously recommend that our stockholders vote in favor of the adoption of the merger agreement. For a more complete description, see “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47.

Market Price and Dividend Data (page 76)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “DTPI.” On August 23, 2010, the last full trading day prior to the public announcement of the proposed merger, our common stock closed at $9.54 per share. On [DATE], the last full trading day prior to the date of this proxy statement, our common stock closed at $[NUMBER] per share.

Delisting and Deregistration of Our Common Stock (page 57)

If the merger is consummated, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934 (or the “Exchange Act”), and we will no longer file periodic reports with the SEC.

The Merger Agreement (page 58)

Conditions to the Consummation of the Merger (page 67)

Conditions to the Obligations of PwC and Merger Sub. The obligations of PwC and Merger Sub to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	we shall have performed our pre-closing obligations in all material respects;

•

certain limited representations and warranties that we made in the merger agreement shall be true and correct in all material respects (e.g., organization and corporate power, authorization, capitalization and no finders’ fees) and our other representations and warranties shall be true and correct so as not to cause a material adverse effect on us;

•	a majority of the outstanding shares of our common stock shall have approved the merger agreement;

•	no orders or rulings that prohibit the merger shall have been issued and remain in effect;

•	there shall be no law applicable to the merger that makes consummation of the merger illegal;

•	all actions relating to governmental authority that are necessary to consummate the merger shall have been taken;

•	the HSR Act waiting period shall have expired or been terminated; and

•	no event shall have occurred that has had, or would be reasonably be expected to have, a material adverse effect on us.

Conditions to the Obligations of Diamond. Our obligations to consummate the merger are subject to the satisfaction or waiver of each of the following conditions:

•	PwC and Merger Sub shall have performed their pre-closing obligations in all material respects;

•	PwC’s representations and warranties shall be true and correct in all material respects so as not to cause a material adverse effect;

•	we shall have received the approval of a majority of outstanding shares of our common stock;

•	no orders or rulings that prohibit the merger shall have been issued and remain in effect;

•	there shall be no law applicable to the merger that makes consummation of the merger illegal;

•	all actions relating to governmental authority that are necessary to consummate the merger shall have been taken; and

•	the HSR Act waiting period shall have expired or been terminated.

No Solicitation of Acquisition Proposals (page 64)

The merger agreement contains restrictions on our ability to solicit, initiate or participate in discussions or negotiations with, provide any non-public information to, or enter into an agreement with, a third party with respect to a proposal (referred to in the merger as an acquisition proposal), other than a superior proposal, involving:

•

the acquisition by a third party of (i) 15% or more of our and our subsidiaries’ consolidated assets, (ii) 15% or more of any class of our equity or voting securities or (iii) 15% or more of any class of equity or voting securities of any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets;

•

any tender offer (including a self-tender offer) or exchange offer that would result in a group unrelated to PwC beneficially owning (i) 15% or more of any class of our equity or voting securities or (ii) 15% or more of any class of equity or voting securities of any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets; or

•

any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets.

The merger agreement does not, however, prohibit us or our board of directors from considering an unsolicited written acquisition proposal from a third party and furnishing information to, and engaging in discussions with, such third party, if we and our board of directors comply with the appropriate provisions of the merger agreement.

Reasonable Best Efforts; Cooperation (page 67)

We and PwC have agreed to use our reasonable best efforts to consummate the merger, including to obtain governmental approvals, provided that reasonable best efforts do not include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with a governmental authority in connection with the merger or (ii) divesting or otherwise holding separate any of the businesses or assets of PwC or the Company. We and PwC agree to use reasonable best efforts to file notification and report forms required under the HSR Act, and PwC will pay all fees payable under the HSR Act and any other antitrust law.

Termination of the Merger Agreement (page 68)

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of us and PwC;

•	by either us or PwC:

•

if the merger is not consummated on or before February 23, 2011, except that the right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement is the principal cause of the failure to consummate the merger;

•	if there is any applicable law that makes consummation of the merger illegal or otherwise prohibited;

•	if a court or other competent authority enjoins us, PwC or Merger Sub from consummating the merger and such injunction has become final and nonappealable; or

•	the merger agreement is not approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting.

•	by PwC:

•	if our board of directors changes its recommendation in support of the merger agreement;

•

if our board of directors does not reaffirm its recommendation in support of the merger agreement after receipt or public announcement of an acquisition proposal, as promptly as practical (within at least ten business days) upon PwC’s request;

•	if there is a willing or knowing breach, in a material respect, of the obligations of us or our board of directors not to solicit and to take certain actions with respect to acquisition proposals; or

•

if there is a breach of any representation or warranty or failure to perform any covenant or other agreement made by us in the merger agreement that would result in a failure of any of the conditions to PwC’s or Merger Sub’s obligation to complete the merger and which breach or failure shall not have been cured within 30 days after written notice from PwC of such breach is received by us; provided that at the time of such notice and termination, PwC or Merger Sub is not in material breach of its or their obligations under the merger agreement.

•	by us:

•	if we enter into a definitive agreement with respect to a superior proposal, in compliance with the provisions described below under “The Merger Agreement—Change of Recommendation” on page 65; or

•

if there is a breach of any representation or warranty or failure to perform any covenant or other agreement made by PwC or Merger Sub in the merger agreement that would result in a failure of any of the conditions to our obligation to complete the merger and which breach or failure shall not have been cured within 30 days after written notice from us of such breach is received by PwC; provided that at the time of such notice and termination, we are not in material breach of our obligations under the merger agreement.

Termination Fee (page 69)

We are obligated to pay a termination fee of $9,000,000 to PwC, payable in immediately available funds in connection with the termination of the merger agreement under the following circumstances:

•	if PwC terminates the merger agreement for the following reasons, we must pay the termination fee within two business days after such termination:

•	if our board of directors has changed its recommendation in support of the merger agreement;

•

if our board of directors does not reaffirm its recommendation in support of the merger agreement after receipt or public announcement of an acquisition proposal, as promptly as practical (within at least ten business days) upon PwC’s request; or

•

if there has been a willing or knowing breach, in a material respect, of the obligations of us or our board of directors not to solicit and to take certain actions with respect to acquisition proposals;

•	if we terminate the merger agreement for the following reason, we must pay the termination fee immediately before and as a condition to such termination:

•

if our board authorizes us to enter into a definitive, written agreement with respect to a superior proposal pursuant to and in compliance with the provisions described below under “The Merger Agreement—Change of Recommendation” on page 65; or

•

if (i) we or PwC terminates the merger agreement because the merger has not been consummated by February 23, 2011 or because of a failure to gain approval of our stockholders, (ii) prior to such termination an acquisition proposal has been publicly announced or otherwise been communicated to our stockholders and not withdrawn and (iii) within 12 months after such termination, we enter into a definitive agreement with respect to a 50% acquisition proposal or a 50% acquisition proposal has been consummated, then we must pay the termination fee concurrently with such definitive agreement or consummation of such proposal, whichever occurs first.

If we fail to pay promptly any termination fee due to PwC or Merger Sub, we must also pay reasonable and documented costs and expenses incurred by PwC and Merger Sub in connection with any legal action to enforce the merger agreement that results in a judgment against us.

Fees and Expenses (page 71)

Except for certain payments made by PwC relating to the HSR Act and payments which might be required of us relating to termination fees, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs.

Material U.S. Federal Income Tax Consequences (page 51)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a stockholder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss equal to the difference, if any, between the amount of cash per share received by the stockholder in the merger and the stockholder’s adjusted tax basis in the share of our common stock converted into cash in the merger. Any such gain or loss would be a long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. In addition, under certain circumstances, a portion of the merger consideration received may be subject to withholding under applicable tax laws. Any withheld amounts will be treated for all purposes as having been paid to the holder in respect of whose shares the withholding was made.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” on page 51 for a more complete discussion of the United States federal income tax consequences of the merger to you. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 57)

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act which requires that we and PwC furnish certain information and materials relating to the merger to the Antitrust Division of the United Stated Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”). Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. We and PwC filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on September 3, 2010. On September 14, 2010, the FTC granted early termination of the waiting period under the HSR Act without the imposition of any conditions or restrictions on the consummation of the merger.

Litigation Related to the Merger (page 57)

Several putative stockholder class action complaints have been filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division and the Court of Chancery of the State of Delaware against various combinations of PwC, Merger Sub, us, the individual members of our board of directors, and one of our senior executives. The complaints generally allege, among other things, that the members of our board of directors breached their fiduciary duties owed to our public stockholders by entering into the merger agreement, approving the proposed transaction, failing to take steps to maximize our value to our public stockholders, and entering into certain voting agreements, and that we and PwC aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed transaction improperly favors PwC and that certain provisions of the merger agreement unduly restrict our ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the merger and other forms of equitable relief.

Appraisal Rights (page 53)

Under Delaware law, stockholders who do not wish to accept the cash consideration payable for their shares of common stock pursuant to the merger may seek, under Section 262 of the General Corporation Law of the State of Delaware, judicial appraisal of the fair value of their shares by the Delaware Court of Chancery. This value could be more than, less than or equal to the $12.50 per share merger consideration. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to properly demand appraisal, among other things:

•	you must not vote in favor of the proposal to adopt the merger agreement;

•

you must deliver a written demand to us for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the proposal to adopt the merger agreement occurs at the annual meeting; and

•

you must hold your shares of record continuously from the time of making a written demand for appraisal through the effective time of the merger; a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares prior to the effective time of the merger, will lose any right to appraisal in respect of those shares.

Merely voting against, or failing to vote in favor of, the merger agreement will not preserve your right to appraisal under Delaware law. Also, because a submitted proxy not marked “against” or “abstain” will be voted “FOR” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights. If you hold shares in the name of a broker, bank or other nominee, you must instruct your nominee to take the steps necessary to enable you to assert your appraisal rights. If you or your nominee fails to follow all of the steps required by Section 262 of the General Corporation Law of the State of Delaware, you will lose your right of appraisal. See “The Merger—Appraisal Rights” on page 53 for a description of the procedures that you must follow in order to exercise your appraisal rights.

Stockholders who properly perfect their appraisal rights will only receive the judicially determined fair value of their shares if one or more stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision.

Annex D to this proxy statement contains the full text of Section 262 of the General Corporation Law of the State of Delaware, which relates to your right of appraisal. We encourage you to read these provisions carefully and in their entirety.

Exchange Agent (page 58)

The Bank of New York Mellon is expected to act as the exchange agent for the payment of the merger consideration.

III.	CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Exchange Act, as amended. Statements in this proxy statement that do not involve strictly historical or factual matters are forward-looking statements for purposes of federal and state securities laws. Forward-looking statements involve estimates, projections, assumptions, risks, and uncertainties and speak only as of the date of this proxy statement based on information available to us as of the date of this proxy statement, and we assume no obligation to update any forward-looking statements. Actual results may differ materially from the results projected in any forward-looking statement depending on a variety of factors. Such factors include, without limitation:

•	our ability to gain regulatory approvals of the merger on the proposed terms and schedule;

•	the failure of our stockholders to approve the merger;

•	the risk that the merger may not be completed within the expected timeframe or at all;

•	disruptions from the merger making it more difficult to maintain relationships with our customers, employees, partners or suppliers; and

•	the additional risks and uncertainties identified in our other filings with the SEC.

IV.	DIAMOND ANNUAL MEETING

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the annual meeting and at any meeting following any adjournments or postponements of the meeting.

Date, Time and Place

We will hold the annual meeting at [ADDRESS] on [DATE], at [TIME], Central Daylight Time.

Purpose of the Annual Meeting

At the annual meeting, we are asking holders of record of our common stock on [DATE], to consider and vote on the following proposals:

1.	To consider and vote upon a proposal to adopt the merger agreement dated as of August 23, 2010 by and among Diamond, PwC and Merger Sub, a wholly-owned indirect subsidiary of PwC, and approve the merger contemplated by the merger agreement;

2.	To approve the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the annual meeting to adopt the merger agreement and approve the merger;

3.	To re-elect the three directors previously nominated in accordance with our by-laws who are named in this proxy statement, each of whose terms are expiring at the annual meeting, for a new term of three years;

4.	To ratify the appointment of KPMG LLP as our independent registered auditors for the Company for the fiscal year ending March 31, 2011; and

5.	To consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Recommendation of the Special Committee and Our Board of Directors

The special committee and our board of directors have determined that the merger, the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Diamond and its stockholders.

The special committee and our board of directors have unanimously approved and adopted the merger agreement and unanimously recommend that you vote “FOR” approval of the merger and adoption and approval of the merger agreement and “FOR” the adjournment or postponement of the annual meeting, if necessary or appropriate, to solicit additional proxies. See “The Merger—Recommendation of the Special Committee and Our Board of Directors; Reasons for the Merger” on page 34.

In addition, the board of directors recommends that you vote “FOR” the election of each of our nominees for director as proposed herein and “FOR” the ratification of our independent registered auditors.

Stockholders Entitled to Vote; Record Date; Vote Required

A quorum of stockholders is necessary to hold the annual meeting. The required quorum for the transaction of business at the annual meeting is the presence, either in person or represented by proxy, of the holders of a majority of the outstanding common stock entitled to vote at the annual meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes,” discussed below, count as present for establishing a quorum. A broker “non-vote” occurs when you hold your shares in “street name” through a broker or other nominee and you do not give your broker or nominee instructions on how to vote on matters over which your broker or nominee does not have voting discretion. In this case, if you do not provide voting instructions to your broker or nominee, your shares may not be voted on these matters.

Our board of directors has fixed the close of business on [DATE] as the record date for determining the holders of shares of our common stock who are entitled to notice of, and to vote at, the annual meeting. As of [DATE], there were [NUMBER] shares of common stock issued and outstanding and entitled to notice of and to vote at the annual meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the annual meeting.

Approval and adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting. Because the vote on the proposal to adopt the merger agreement and approve the merger is based on the total number of shares outstanding, rather than the number of actual votes cast, failure to vote your shares and broker non-votes will have the same effect as voting against the approval and adoption of the merger agreement. Brokers and other nominees will not have discretionary authority on the proposal to adopt the merger agreement and approve the merger.

The election of directors requires the plurality of the votes cast in favor of a director nominee; that is, the nominees receiving the greatest number of votes will be elected. Abstentions and broker non-votes will have no effect on the proposal to elect directors. Brokers and other nominees will not have discretionary authority on the proposal for the election of directors.

Approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies, if necessary or appropriate, and the proposal to ratify our independent auditors require the affirmative vote of the holders of a majority of all stock entitled to vote on such proposals which are present in person or by proxy at the meeting. Abstentions will be counted as votes against these proposals. Broker non-votes will have no effect on these matters.

A list of our stockholders will be available for review by any of our stockholders for any purpose germane to the annual meeting at our executive offices and principal place of business during regular business hours ten days prior to the annual meeting and will also be available at the annual meeting.

Shares Owned by Our Directors and Executive Officers; Voting Agreements

As of [DATE], the record date for the annual meeting, our directors and executive officers beneficially owned [NUMBER] shares of our common stock, or approximately [NUMBER]% of our total common stock outstanding on that date.

In connection with the merger agreement, certain of our directors and executive officers have entered into voting agreements with PwC pursuant to which each of them has agreed, in his or her capacity as a stockholder, among other things, vote the shares of our common stock held by such stockholder in favor of the adoption of the merger agreement. These stockholders who have entered into voting agreements hold an aggregate of [NUMBER] shares of our common stock as of [DATE], the record date for the annual meeting, which constitute approximately [NUMBER]% of the shares of our common stock outstanding on that date. See “The Merger—Voting Agreements” on page 46, as well as the form of the voting agreement attached hereto as Annex C.

Voting; Proxies

Your vote is very important. You should follow the instructions contained on your proxy card. You may vote in person at the annual meeting or by proxy.

Voting in Person

You may attend the annual meeting of our stockholders and vote your shares in person, regardless of whether you sign and return your proxy card prior to the annual meeting. Admission to the meeting will be on a first-come, first-served basis, and an admission ticket and photo identification will be required to enter the meeting. If you are a stockholder of record, you will find an admission ticket attached to the proxy card sent to you. If your shares are held in “street name” through a broker or bank, you will find an admission ticket enclosed with the proxy card sent to you by your bank or broker. In the event you have not received an admission ticket, you can obtain an admission ticket in advance by sending a written request to your bank or broker, or you may present yourself at the meeting along with such proof of ownership (such as a brokerage statement) as of the record date and photo identification.

Voting by Proxy

There are several ways to vote by proxy as detailed on the proxy card:

•	By Internet at www.[WEBSITE].com;

•	By toll-free telephone number for stockholders located in the United States at [NUMBER]; or

•	By mail by completing the enclosed proxy card and mailing it in the postage-paid envelope provided.

The Internet and telephone voting facilities for stockholders will close at 11:59 p.m. Central Daylight Time on [DATE]. The Internet and telephone voting procedures have been designed to authenticate stockholders by use of a control number which appears on your proxy card and to allow you to vote your shares and to confirm that your instructions have been properly recorded.

If you hold your shares through a bank, broker or other nominee, you may instruct your bank, broker or other nominee to vote your shares by following any separate instructions that the bank, broker or other nominee may provide to you. You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting by ballot in person at the meeting. The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Effect of Incomplete Proxies, Abstentions and Non-Votes

All shares represented by properly executed proxies received in time for the annual meeting will be voted at the annual meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” (i) the proposal to adopt the merger agreement, (ii) the proposal to adjourn or postpone the annual meeting to solicit additional proxies, (iii) the election of those directors recommended by the board of directors, and (iv) the proposal to appoint the Company’s independent registered auditors; provided that no proxy that is specifically marked “AGAINST” the proposal to adopt the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Shares of our common stock held by persons attending the annual meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes “AGAINST” (i) the proposal to adopt the merger agreement, (ii) the proposal to adjourn or postpone the annual meeting to solicit additional proxies, and (iii) the proposal to appoint the Company’s independent registered auditors. Such abstentions will have no effect on the election of those directors recommended by the board of directors.

Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes “AGAINST” the proposal to adopt the merger agreement and approve the merger and will have no effect on (i) proposal to adjourn or postpone the annual meeting to solicit additional proxies, (ii) the election of those directors recommended by the board of directors, or (iii) the proposal to appoint the Company’s independent registered auditors. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

Adjournment of Annual Meeting

Although it is not currently expected, if the proposal to adjourn or postpone the annual meeting to solicit additional proxies is approved, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies to approve the proposal to adopt the merger agreement and approve the merger. Other than for the purposes of adjournment or postponement to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding common stock, present in person or represented by proxy at the annual meeting and entitled to vote thereat may adjourn or postpone the annual meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment or postponement in these circumstances.

Any adjournment or postponement may be made without notice (if the adjournment is not for more than thirty days from the record date), other than by an announcement made at the annual meeting of the time, date and place of the adjourned meeting. Any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the annual meeting as adjourned or postponed.

Revocation of Proxies

A stockholder of record may revoke a proxy at any time before it is voted by filing with our Secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our Secretary with a later date, by voting at a later date via Internet or by telephone or by appearing at the annual meeting and voting in person. A stockholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy. Attendance at the annual meeting without voting will not itself revoke a proxy. If your shares are held in street name, you must contact your broker, bank or nominee to revoke your proxy.

Solicitation of Proxies

This proxy solicitation is being made on behalf of our board of directors. We will solicit proxies initially by mail. We will pay the costs of soliciting proxies. We have also made arrangements with brokerage houses and other custodians, nominees and fiduciaries of shares to send proxy materials to our stockholders of record as of [DATE]. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock as of the record date. Certain of our directors, officers and employees who will not receive additional compensation for such activities may solicit proxies by personal interview, mail, telephone or electronic communication.

We have retained Georgeson Inc. to aid in the solicitation of proxies for the annual meeting at an estimated cost of $10,000 plus reimbursable out-of-pocket expenses.

Tabulation of Votes

All votes, whether by proxy or ballot, will be tabulated by an independent inspector of election, Broadridge Financial Solutions, Inc.

Appraisal Rights

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of the proposal to adopt the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is consummated, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and they comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware set forth in full at Annex D to this proxy statement, including by not voting in favor of the approval and adoption of the merger agreement. Dissenting stockholders who properly perfect their appraisal rights will only receive the judicially determined fair value of their shares if one or more dissenting stockholders files suit in the Delaware Court of Chancery and litigates the resulting appraisal case to a decision. For more information on appraisal rights, see “The Merger—Appraisal Rights” on page 53.

Other Business

In addition to the proposal to adopt the merger agreement and approve the merger, you will be asked to vote for the election of each of our nominees for directors as proposed herein and for the ratification of our independent registered auditors. If other matters are properly presented at the annual meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Stock Certificates

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

V.	PROPOSAL 1—ADOPTION OF THE MERGER AGREEMENT

THE MERGER

Introduction

We are asking our stockholders to adopt the merger agreement contemplated therein. If we consummate the merger, we will become a wholly-owned indirect subsidiary of PwC, and our stockholders will have the right to receive $12.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger. Any withheld amounts will be treated for all purposes as having been paid to the holder of our common stock in respect of whose shares the withholding was made.

The Companies

Diamond Management & Technology Consultants, Inc.

Suite 3000 John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

Telephone: (312) 255-5000

www.diamondconsultants.com

Diamond provides strategic management consulting services to help companies grow, improve margins, and increase the productivity of their investments. Diamond’s consultants are experienced in helping clients attract and retain customers, increase the value of their information, and plan and execute projects that turn strategy into measurable results. Diamond employs more than 500 consultants worldwide and has offices in Chicago, Hartford, New York, Washington D.C., London, and Mumbai.

PricewaterhouseCoopers LLP

300 Madison Avenue

New York, New York 10017

Telephone: (647) 471-1157

www.pwc.com

PwC is the primary U.S. member firm of the PricewaterhouseCoopers international network of firms, each of which is a separate and independent legal entity. PwC provides industry-focused assurance, tax, and advisory services to build public trust and enhance value for its clients and their stakeholders. More than 163,000 people in 151 countries across the PricewaterhouseCoopers network share their thinking, experience, and solutions to develop fresh perspectives and practical advice.

Carbon Merger Subsidiary, Inc.

300 Madison Avenue

New York, New York 10017

Telephone: (647) 471-1157

Merger Sub, a Delaware corporation and a wholly-owned indirect subsidiary of PwC, was formed solely for the purpose of entering into the merger agreement and consummating the merger, and has not conducted any business operations other than those incident to its formation. If the merger is consummated, Merger Sub will cease to exist following its merger with and into Diamond.

Background of the Merger

The board of directors, as part of Diamond’s ongoing oversight and planning, regularly reviews and evaluates Diamond’s business strategy and strategic alternatives with the goal of enhancing stockholder value. These alternatives have included the consideration from time to time of potential business combination transactions, as well continuing to operate Diamond’s business on a stand-alone basis in accordance with Diamond’s long-term strategic goals.

In the past year, the board of directors and management considered closely the various risks associated with achieving Diamond’s long-term strategic goals as a stand-alone entity, particularly the impact on Diamond’s business of current global economic conditions (including the effects of the global recession that commenced in 2007-2008), increased competition in the management consulting industry, continued consolidation among industry participants and our relatively small size and lack of brand awareness relative to many of our competitors. The board of directors also noted that Diamond has a relatively concentrated client base, resulting in a relatively high risk of volatility in revenues and profits with the loss of any significant client. These factors led the board of directors and management to have some concern over Diamond’s ability to achieve as a stand-alone entity the target growth rate and scale contemplated by Diamond’s long-term strategic plan and raised concerns about Diamond’s ability to deliver value consistently to stockholders as a stand-alone entity.

As part of its review and evaluation, the board of directors and management have discussed with Morgan Stanley from time to time on an informal basis various possible business combination strategies that could enhance stockholder value. Among other things, the board of directors has occasionally considered the potential for selling the business to a strategic or financial buyer or identifying an acquisition target that would help provide Diamond with additional scale and recognition in the industry. In considering potential strategies to maximize stockholder value, the board of directors and management have noted that Diamond’s ability to generate revenue is substantially dependent on its consultants, and any potential business combination or other transaction would need to preserve Diamond’s partner and employee group relatively intact in order to maximize value. Accordingly, the board of directors determined that in order to achieve support from our partner and employee group, which support is necessary to maximize value for Diamond’s stockholders, a business combination transaction with a potential buyer would need to offer an attractive platform for Diamond’s consulting business as well as a reasonably compatible business culture.

In reviewing potential processes for pursuing a business combination transaction, the board of directors and management have expressed concerns that conducting any transaction process in a public or other more limited forum could significantly disrupt our business and harm stockholder value, due to the potential for partner, employee and client attrition, particularly if such a process were extended or unsuccessful. As a result, the board of directors has previously determined that it is not practicable to actively solicit interest from third parties regarding a potential business combination transaction with Diamond without risking significant harm to the value of our business. Since the early days of Diamond’s history, however, Diamond has discussed with third parties from time to time potential business combination transactions and participated in limited discussions with such third parties. No such discussions, however, developed into a formal expression of interest or an offer to pursue a business combination transaction with Diamond.

In late January 2010, Seth Bergstein, Head of the Global Services Group at Morgan Stanley, contacted Adam J. Gutstein, Diamond’s President and Chief Executive Officer, at the request of Dana McIlwain, US Advisory Services Leader for PricewaterhouseCoopers, to determine whether Diamond would be interested in meeting with representatives of PwC to discuss a potential business combination between Diamond and PwC.

Seth Bergstein is the son of Diamond’s Non-Executive Chairman, Melvyn E. Bergstein. Seth Bergstein’s participation in discussions regarding a potential transaction with PwC was generally limited to providing to the board of directors, from time to time, industry insight and a perspective on the competitive drivers in the consulting marketplace. Members of Morgan Stanley’s investment banking team, other than Seth Bergstein, served as primary financial advisors to Diamond’s Board in connection with the potential transaction with PwC.

On February 25, 2010, Mr. McIlwain and Joe Duffy, US Advisory Strategy & Consulting Leader for PwC, met with Mr. Gutstein and Karl E. Bupp, Diamond’s Chief Financial Officer, in Diamond’s Chicago offices for an introductory meeting. At the meeting, PwC shared its goals and plans for its Advisory Line of Service and its consulting business. While the parties discussed, in general, PwC’s and Diamond’s respective businesses, they did not discuss any potential range of valuation for Diamond or any potential transaction terms. Shortly after the meeting, Mr. Gutstein informed Mr. Bergstein about the meeting, and he and Mr. Gutstein agreed that management should continue informal discussions with PwC.

Over the next few weeks, Messrs. Gutstein and Bupp held informal telephonic discussions with Messrs. McIlwain and Duffy regarding a potential business combination and PwC’s strategic plans for its advisory business. During these discussions, Messrs. McIlwain and Duffy indicated PwC’s desire to build a world class advisory business by building on PwC’s existing advisory business and through organic growth and selective acquisitions. Messrs. McIlwain and Duffy noted that PwC was interested in Diamond, among other reasons, due to Diamond’s positioning in the market, scope of services and reputation for high quality, high impact work. These discussions focused, in part, on the perceived strategic fit between Diamond and PwC, including the culture and values of the firms and the complementary nature of their service offerings. During the course of these discussions in March, Mr. Gutstein indicated that, due to the potential distraction of management from its primary focus on Diamond’s current and prospective clients, Diamond would need to understand whether PwC’s proposed valuation was within a range Diamond’s Board would be willing to consider. Messrs. Gutstein and Bupp continued to update Mr. Bergstein on a regular basis regarding the ongoing discussions with PwC.

On March 18, 2010, Mr. Gutstein attended a breakfast meeting with Robert Moritz, the Chairman and Senior Partner of PwC, to further discuss in general the potential acquisition of Diamond by PwC. The meeting was focused on each firm’s positioning, aspirations and attitudes toward clients and employees. The executives discussed, among other things, the potential acquisition of Diamond by PwC but did not discuss any potential valuation or other transaction terms.

On March 19, 2010, Mr. Gutstein informed all of the non-management members of the board of directors that PwC had contacted management regarding a preliminary interest in acquiring Diamond and that members of PwC’s and Diamond’s senior management had held preliminary, informal discussions regarding a potential transaction but had not discussed any potential transaction terms. With the approval of the board of directors, Mr. Gutstein continued the discussions with PwC and negotiated a confidentiality agreement with PwC to provide PwC with selected financial and other information so that PwC would be able to evaluate whether it was willing to continue pursuing a possible transaction.

On March 22, 2010, Diamond entered into a confidentiality agreement with PwC, and shortly thereafter, PwC commenced preliminary due diligence with respect to Diamond’s business. On March 24 and March 25, 2010, Messrs. Gutstein and Bupp and representatives of PwC, including Perella Weinberg Partners LP, financial advisor of PwC, held meetings in New York during which the parties discussed the consulting practices of Diamond and PwC and introductory due diligence matters regarding Diamond’s business. PwC’s preliminary due diligence on Diamond continued for the next few weeks.

On April 12, 2010, Mr. Gutstein reported to the board of directors that management’s due diligence discussions with PwC were continuing and that PwC remained interested in continuing its due diligence and further analysis of Diamond’s business. He also indicated that PwC intended to review with its board of partners and principals a possible transaction with Diamond and to begin analyzing potential issues relating to services provided by Diamond to certain of PwC’s audit clients. Mr. Gutstein indicated that he would continue to update the board of directors as discussions progressed with PwC.

On May 10, 2010, Messrs. McIlwain and Duffy called Mr. Gutstein to convey PwC’s interest in acquiring Diamond in an all cash transaction at a price of $10.50 per share of Diamond common stock, which represented a 22% premium to the $8.63 per share closing price of Diamond’s common stock on May 7, 2010, that would not be subject to any financing condition. Mr. McIlwain indicated to Mr. Gutstein that PwC’s indication of interest and willingness to continue to pursue a potential transaction was subject to Diamond’s agreement to grant PwC a period of time during which Diamond would negotiate exclusively with PwC. Following this telephone call,

Mr. McIlwain sent Mr. Gutstein a letter confirming PwC’s indication of interest in acquiring Diamond on the terms described above and providing an initial draft of the proposed exclusivity agreement.

Following this discussion, Mr. Gutstein informed Mr. Bergstein of PwC’s indication of interest. Over the next two days, Mr. Gutstein discussed PwC’s indication of interest with Mr. Bergstein, Winston & Strawn, Diamond’s legal advisor, and Morgan Stanley.

On May 12, 2010, Mr. Gutstein informed all of the non-management members of the board of directors that PwC had indicated it was willing to acquire Diamond at a price of $10.50 per share. The Board agreed to discuss PwC’s indication of interest during its regularly scheduled meetings on May 17th and 18th.

On May 17, 2010, the board of directors held a regularly scheduled meeting in Chicago, which members of senior management as well as representatives of Winston & Strawn and Morgan Stanley attended. At this meeting, the participants discussed PwC’s interest in acquiring Diamond and the fact that PwC’s indication of interest was conditioned on Diamond’s execution of an exclusivity agreement. The board of directors discussed with Morgan Stanley the current mergers and acquisitions, macroeconomic and industry environments and their impact on Diamond. Morgan Stanley also provided a historical financial analysis of Diamond’s operating performance and share price and reviewed recent transactions in the business services and consulting industry. In addition, Morgan Stanley reviewed with the board of directors potential valuation methodologies for Diamond and reviewed a list of industry participants that might have an interest in a transaction with Diamond. Morgan Stanley indicated that it believed that PwC was a leading candidate to propose a transaction with Diamond.

Following these discussions, Winston & Strawn reviewed with the board of directors its fiduciary duties under Delaware law in the context of a potential business combination transaction. The board of directors and its advisors then discussed various methods of testing the market to determine whether there might be other interested third party buyers. The board of directors noted that Diamond had held discussions with a number of third parties over the years regarding a potential business combination, but that no such discussions had resulted in a formal expression of interest or offer to pursue a business combination transaction with Diamond. The board of directors discussed at length the nature of Diamond’s service business and the potential impact of a public or more limited auction, including the risk of partner and employee attrition and loss of clients. The board of directors noted that in order to obtain the best value for Diamond’s stockholders in any sale of the business, it would be imperative to keep intact Diamond’s partner and employee group to the greatest extent practicable, as such partners and employees are Diamond’s revenue-producing assets and generally are employees at will and able to leave Diamond at any time. The board of directors concluded that preserving the partner and employee group would be extremely difficult in the course of a public or more limited auction due to the uncertainty such an auction would most likely create.

On May 18, 2010, the board of directors convened its regular meeting, which members of senior management and representatives of Winston & Strawn also attended. At this meeting, the board of directors reviewed Diamond’s fourth quarter 2010 and full-year operating results and its 2011 plan and growth strategy. The board of directors and management discussed these matters and then entered an executive session of the board of directors. Mr. Gutstein was present for a portion of the executive session.

During the executive session, the board of directors resumed its discussion of PwC’s indication of interest and the potential strategic alternatives available to Diamond, Diamond’s prospects and risks as a stand-alone company given the challenging economic and industry environments and the strategic fit between PwC and Diamond. Mr. Gutstein then exited the executive session of the meeting. The non-management directors considered potential alternatives for maximizing the value of Diamond for its stockholders, including operating Diamond pursuant to the current strategic plan and the risks associated with executing such plan, attempting a significant acquisition to achieve larger scale, and attempting to sell the business to a strategic or financial buyer. The non-management directors concluded that there were significant risks to Diamond achieving the target growth rate contemplated in its strategic plan, particularly the risks associated with achieving the necessary scale to execute its plan, and weighed such risks against, among other things, the certainty for Diamond’s stockholders of realizing value immediately after the closing of an all cash merger. The non-management directors noted that it would be difficult to identify an acquisition target of significant size with a good cultural and strategic fit for Diamond, and that any such acquisition would present significant integration risks for a relatively small organization like Diamond. With respect to the possibility of a transaction with a financial buyer, the directors believed that the partners and employees of Diamond were much more likely to support a transaction with a strategic buyer, which support is necessary to maximize value for Diamond’s stockholders, as a strategic buyer would likely be able to offer the partners and employees a more attractive business platform for their consulting practice. For this reason, the non-management directors noted that, it was unlikely that a financial buyer would be able to offer a price competitive to that of a strategic buyer. The non-management directors also discussed other potential strategic buyers for Diamond and whether any of them was likely to be in a position to offer a more attractive transaction to Diamond’s stockholders and a more attractive opportunity for Diamond’s partners and employees, whose support would be critical to completing any potential transaction.

After further discussion, the non-management directors noted that PwC was an attractive potential buyer, given the strategic fit of Diamond’s consulting business with PwC’s aspiration to grow its advisory line of business, the similar culture and values of the two firms, PwC’s financial resources (including available cash), the brand recognition of PwC, the geographic breadth and scope of PwC’s business, and PwC’s other capabilities and its commitment to investment in its business given its size, track record and history. In light of these and other factors, the non-management directors concluded that PwC was in a good position to maximize value for Diamond’s stockholders in a transaction, including by providing a business platform and career opportunities that the partners and employees of Diamond would be willing to support. While the non-management directors deemed the $10.50 per share price to be inadequate, they believed it was in the best interests of Diamond’s stockholders to continue discussions with PwC and explore whether PwC would be willing to consider a transaction at a higher price.

The non-management directors then unanimously agreed to (i) formally retain Morgan Stanley as Diamond’s financial advisor in connection with the consideration of PwC’s indication of interest and any potential transaction, (ii) formally retain Winston & Strawn to provide legal counsel in connection with any potential transaction and (iii) appoint a special committee of non-management directors to supervise and direct the negotiation of any transaction with PwC and to report to the board of directors periodically. The board of directors appointed Messrs. Bergstein, Mikolajczyk and Rubio as the members of the special committee. The board of directors delegated to the special committee the exclusive authority to supervise and direct the process of negotiating a potential transaction with PwC and to consider strategic alternatives, and agreed not to recommend any such transaction to Diamond’s stockholders without the prior favorable recommendation of the special committee. In addition, given the belief that PwC likely would not be willing to continue to explore a potential transaction with Diamond without an exclusivity arrangement, the board of directors authorized management, with the advice of Winston & Strawn, to negotiate the terms of a limited exclusivity agreement with PwC. Finally, the board of directors authorized Morgan Stanley to respond to PwC’s initial indication of interest and to propose a transaction at $14 per share.

On May 24, 2010, Morgan Stanley informed Perella Weinberg Partners LP that Diamond would be willing to enter into negotiations with PwC at a price of $14 in cash per share. Later that day, Messrs. Duffy and McIlwain called Mr. Gutstein to discuss Diamond’s response and indicated that they believed Diamond’s suggestion of $14 per share was in excess of PwC’s valuation range for Diamond. Mr. Gutstein conveyed PwC’s response to Mr. Bergstein.

On June 7, 2010, Mr. McIlwain called Mr. Gutstein and indicated that PwC would be willing to consider a transaction with Diamond at a price of $12.50 in cash per share, subject to due diligence, including further analysis of any impact the transaction may have on PwC’s business as the auditor for certain of Diamond’s clients, and a period of exclusivity. After this discussion, the special committee held a telephonic meeting to discuss the revised price that PwC had proposed. The special committee considered the price of $12.50 per share to be a significant improvement for Diamond’s stockholders but wanted to attempt to obtain additional value for Diamond’s stockholders. On June 9, 2010, Mr. Gutstein, at the direction of the special committee, informed PwC that Diamond would be willing to enter into negotiations with PwC at a price of $13.00 per share.

On June 10, 2010, Mr. McIlwain called Mr. Gutstein and informed him that PwC would not be willing to consider a transaction at a price higher than $12.50 per share, regardless of the price at which Diamond’s common stock was trading at the time the parties entered any definitive agreement. The price of $12.50 per share represented a premium of 34% to the $9.30 per share closing price of Diamond’s common stock on June 9, 2010. On June 10, 2010, Mr. Gutstein informed the special committee of PwC’s position. The special committee then determined that the board of directors should consider PwC’s proposal in light of the special committee’s view that $12.50 per share was a fair price that the entire Board should evaluate.

On June 12, 2010, Diamond’s Board held a telephonic meeting to discuss PwC’s revised indication of interest, with members of senior management and representatives of Winston & Strawn and Morgan Stanley participating. The board of directors and Morgan Stanley discussed at length the revised transaction terms, the low likelihood of PwC increasing the price it was willing to pay to acquire Diamond and the timing of a potential transaction with PwC. Morgan Stanley provided its preliminary financial analysis with respect to the transaction proposed by PwC, including its preliminary view that a price of $12.50 in cash per share of Diamond common stock would be consistent with other industry transactions discussed in its preliminary financial analysis with the board of directors. Morgan Stanley also indicated that, based on its knowledge of the industry participants and current industry environment, Morgan Stanley believed that PwC was a leading candidate to propose a transaction with Diamond. Winston & Strawn then reviewed again with the board of directors its fiduciary duties in connection with any potential business combination transaction, and the board of directors and Winston & Strawn discussed the appropriate role of management in the negotiation of a potential transaction. The board of directors concluded that while management of Diamond would interact with PwC in connection with its due diligence inquiry and would facilitate the discussion with PwC of any transaction terms, the special committee retained the authority to review and approve transaction terms, subject to the power of the board of directors to approve and recommend to Diamond’s stockholders any potential transaction. In addition, the board of directors determined that the special committee should oversee discussions with PwC regarding the treatment of any unvested equity securities owned by management in connection with a potential transaction and any potential future employment arrangements of management following the closing of any transaction. Given the critical role of Diamond’s consultants to its business, the board of directors recognized that any transaction with PwC would require significant discussions with Diamond’s management regarding compensation and benefits related matters for Diamond’s partners and employees and the roles of such partners and employees following the closing of any transaction. While the board of directors authorized management to engage in these discussions, it reserved for the special committee the power and authority to review and approve any substantive transaction terms related to employees. Following these discussions, the board of directors authorized Mr. Gutstein and members of senior management to proceed with the negotiation of a definitive agreement with PwC at a price of $12.50 per share, subject to the authority of the special committee, and to execute the exclusivity agreement. The board of directors re-confirmed that proceeding with any transaction was contingent upon a favorable recommendation of the special committee and subject to the further approval of the board of directors. Following this board meeting, Mr. Gutstein provided an executed exclusivity agreement to PwC requiring Diamond to negotiate exclusively with PwC regarding a potential transaction until July 28, 2010.

On June 17, 2010, the special committee held a telephonic meeting to discuss the status of negotiations with PwC. Representatives of Winston & Strawn participated in this meeting and reviewed the special committee’s fiduciary duties in connection with a potential transaction and the importance of establishing a process that would enable the special committee to work closely with management to obtain an outcome that is in the best interest of Diamond’s stockholders. The special committee concluded that it would hold regular meetings to review the status and terms of a potential transaction and would work with management to maintain open and ongoing communications regarding a potential transaction.

On June 21, 2010, the special committee held a telephonic meeting to discuss the potential transaction with PwC, which members of senior management and representatives of Morgan Stanley attended. The special committee discussed the potential timeline for a transaction with PwC and considered at length information presented by Morgan Stanley regarding Diamond’s historical stock price and recent trading of Diamond’s common stock relative to its peer group and recent public merger transactions. The special committee reviewed this information in connection with its consideration of valuation issues and PwC’s proposed price of $12.50 per share. The special committee then concluded that the price of $12.50 share remained fair, but the special committee would continue to seek opportunities to obtain additional value for Diamond’s stockholders, if possible.

On June 23, 2010, Davis Polk delivered an initial draft of a merger agreement to Diamond and Winston & Strawn. In addition, on June 28, 2010, Davis Polk communicated to Winston & Strawn that PwC would expect Diamond’s directors and executive officers who are significant stockholders to enter into voting agreements with PwC pursuant to which they would agree to vote their shares in favor of a transaction with PwC and against any alternative transactions. Davis Polk also indicated that PwC would require all of the practice partners on Diamond’s leadership committee and at least 85% of Diamond’s other practice partners to sign conditional PwC offer letters as a pre-condition to PwC entering into a definitive merger agreement.

Over the next few days, management reviewed with Winston & Strawn the proposed terms of the merger agreement, and on June 29, 2010, the special committee held a telephonic meeting to discuss PwC’s initial draft merger agreement and review its fiduciary duties under Delaware law with Winston & Strawn and Abrams & Bayliss LLP, Delaware counsel of the special committee. In addition, the special committee and its advisors discussed certain transaction terms proposed by PwC in the merger agreement, including the amount of any termination fee, provisions regarding the non-solicitation of alternative transactions, termination rights (including in connection with a superior alternative transaction), and the benefits and risks associated with conducting a pre-signing or post-signing solicitation of alternative transactions. Among other concerns, the special committee discussed with its legal counsel and management the potential impact on Diamond’s business, including employee and client retention and management distraction, and Diamond’s stock price of an extended or unsuccessful pre-signing public or more limited auction of Diamond. Following this discussion, the special committee authorized Mr. Bergstein and representatives of Winston & Strawn to discuss further with Morgan Stanley the feasibility of conducting a pre-signing or post-signing solicitation of alternative proposals and the likelihood that PwC would agree to any such request. In the event that such request was not granted, the special committee concluded that the merger agreement would have to contain less restrictive terms, including a lower termination fee, to facilitate alternative proposals to emerge post-signing and authorized Winston & Strawn to communicate that message to Davis Polk. Later that day, Mr. Bergstein and Winston & Strawn called Morgan Stanley to discuss these issues.

On July 1, 2010, members of senior management and representatives of Winston & Strawn and Morgan Stanley met at Diamond’s office to further discuss the initial draft of the merger agreement. In addition, the parties discussed market data that Morgan Stanley had provided regarding the range of termination fees. Among other issues, the participants in this meeting discussed that Diamond should attempt to seek a lower termination fee than the fee of $15 million proposed by PwC and that Diamond also should propose more limited triggering events for the payment of any such fee. Following the discussion with the board of directors’ advisors, management concluded that it would recommend to the special committee that Diamond propose to solicit alternative proposals prior to entering into any definitive agreement with PwC. Although the board of directors continued to have concerns about the impact of conducting a public auction of Diamond, it determined, after consultation with Morgan Stanley and Winston & Strawn, that Diamond should further explore the possibility of soliciting alternative proposals pre-signing, or alternatively, less restrictive merger agreement terms to facilitate alternative proposals to emerge post-signing. Later in the day, Winston & Strawn discussed this matter with Mr. Bergstein, who confirmed on behalf of the special committee that, even though the special committee had potential concerns about the impact of soliciting alternative proposals, Diamond should nonetheless request of PwC the ability to solicit alternative proposals pre-signing.

Later on July 1, 2010, Winston & Strawn called Davis Polk to communicate certain issues Diamond had identified in its review of the draft merger agreement. In particular, Winston & Strawn stated that Diamond would require a lower termination fee and the ability to solicit alternative proposals prior to entering into a definitive merger agreement, which would require PwC’s consent given the exclusivity agreement. Davis Polk indicated it would communicate this request to PwC. Also on July 1, 2010, Winston & Strawn distributed a revised draft of the merger agreement to PwC and Davis Polk. Among other provisions, the revised merger agreement reflected Diamond’s request for a reduction in the termination fee payable under certain circumstances from $15 million to $5 million.

On July 2, 2010, Davis Polk contacted Winston & Strawn to communicate that PwC was unwilling to provide Diamond with the opportunity to solicit alternative proposals either prior to or following the signing of a merger agreement. Further, Davis Polk reported that PwC believed that its proposed provisions in the merger agreement related to alternative transaction proposals were reasonable and would provide any interested party (in the event that there was one) with a sufficient opportunity to propose a transaction on superior terms.

On July 3, 2010, the special committee held a telephonic meeting to discuss PwC’s response to Diamond’s request to solicit alternative proposals pre-signing. Members of senior management and representatives of Winston & Strawn and Morgan Stanley also participated in this meeting. The special committee discussed with its advisors the benefits and risks associated with soliciting alternative proposals pre-signing and possible alternatives for Diamond, including continuing to negotiate for a lower termination fee and more favorable provisions regarding the solicitation of alternative proposals and termination rights. Based on discussions with PwC, the parties concluded that it was unlikely that PwC would be willing to continue to pursue a transaction if Diamond were to insist on the ability to solicit alternative proposals. The parties also noted again the potential risks to the business, including the potential loss of partners due to the uncertainty that a solicitation of alternative proposals would create. Following this discussion, Mr. Gutstein reported that PwC was continuing its due diligence and was focused on matters relating to the compensation and retention of Diamond’s partners, as well as the roles and the compensation of Diamond’s practice and operations employees. In addition, Mr. Gutstein informed the special committee that PwC needed to continue to conduct diligence concerning potential issues associated with services provided by Diamond to certain of PwC’s audit clients. The special committee then entered executive session with representatives of Winston & Strawn and Morgan Stanley. During executive session the special committee discussed the possibility of continuing to pursue a potential transaction with PwC without soliciting alternative proposals. Given the potential risk of losing PwC as a buyer if Diamond were to continue to insist on the ability to solicit alternative proposals and the risk to Diamond’s business from such potential solicitation, the special committee concluded that it would be willing to drop its insistence on the ability to solicit alternative proposals if Diamond were able to obtain other more favorable terms, including a lower termination fee and more favorable termination provisions, that would facilitate alternative proposals to emerge following signing.

On July 6, 2010, representatives of PwC indicated to Mr. Gutstein that PwC would have to complete a more extensive internal review of potential business issues relating to services provided by Diamond to certain of PwC’s audit clients and that it would need to discuss such potential issues with various constituencies prior to entering into a definitive merger agreement with Diamond.

On July 7, 2010, Winston & Strawn and Davis Polk continued to negotiate the terms of a definitive merger agreement. Winston & Strawn indicated that if Diamond was not permitted to solicit alternative proposals, then Diamond would require a lower termination fee, more limited provisions triggering the payment of a termination fee and other more limited terms that would not likely have the effect of deterring a third party from making a superior proposal to acquire Diamond. Winston & Strawn and Davis Polk discussed the possibility of reducing the termination fee from $15 million to $9 million, indicating that they would discuss the proposed amount with their respective clients.

On July 8, 2010, the board of directors held a telephonic meeting to discuss the status of negotiations with PwC, which members of senior management and representatives of Winston & Strawn and Morgan Stanley attended. Mr. Gutstein informed the board of directors that PwC had substantially completed its due diligence, other than with respect to its review of possible issues relating to its audit business and that PwC’s review and analysis of these issues was expected to take additional time. The board of directors also considered the status of negotiations with respect to terms in the merger agreement related to alternative transaction proposals, including a potential reduction in the termination fee. The board of directors authorized management and Winston & Strawn to continue negotiating for less restrictive terms related to alternative transaction proposals and indicated it would consider a termination fee of $9 million depending on the outcome of such negotiations. The board of directors believed that a reduced termination fee of $9 million and the other less restrictive terms for which Diamond was negotiating would not deter a third party from making a superior proposal to acquire Diamond after the parties entered into a merger agreement.

On July 14, 2010, The Wall Street Journal reported that PwC and Diamond were engaged in discussions regarding a potential acquisition of Diamond by PwC. Following the release of the article, members of senior management, the special committee and its advisors held a telephonic meeting that day to discuss the implications of the article. The participants expressed particular concern that the article could create uncertainty among partners and other employees, as well as current and prospective clients of Diamond, resulting in a potential loss of partners and employees or business opportunities. In light of these concerns, the special committee determined that the parties needed to focus on resolving open issues and due diligence as quickly as possible to permit the special committee to make its determination regarding whether to recommend in favor of a transaction. The special committee also concluded that, although it believed that $12.50 per share was fair, it should continue to test whether Diamond could obtain a higher price from PwC as a result of the terms related to alternative transaction proposals that PwC was seeking to include in the merger agreement. The special committee directed Mr. Bergstein and Diamond’s lead director, Mr. Caldwell, to lead that discussion with PwC. In addition, Messrs. Bergstein, Gutstein and Caldwell discussed with members of senior management at PwC the potential impact of the article on Diamond’s business, the importance of PwC moving quickly to finalize its due diligence, and the parties concluding the negotiation of a merger agreement.

Winston & Strawn and Davis Polk continued negotiations of the merger agreement on July 15, 2010, including with respect to a reduction in the termination fee, more limited termination provisions, more limited triggers for the payment of a termination fee, and a more limited right of negotiation for PwC in the event of an alternative transaction proposal. During these negotiations, Davis Polk reported to Winston & Strawn that PwC was willing to proceed with a $9 million termination fee and certain less restrictive terms related to alternative transaction proposals.

On July 17, 2010, the special committee held a telephonic meeting with members of senior management and representatives of Winston & Strawn and Morgan Stanley participating. During this meeting, the special committee discussed the status of negotiations of the merger agreement and potential issues relating to services provided by Diamond to certain of PwC’s audit clients. In addition, the special committee reviewed the proposed treatment of unvested equity, proposed compensation and benefits for partners and employees who would continue as partners and employees following any transaction and severance benefits proposed by PwC for other employees. Mr. Gutstein reported that PwC was still considering these matters but that PwC was not proposing to treat any members of senior management differently than other partners with respect to these employment and compensation matters. The special committee authorized members of senior management to continue discussions with PwC regarding these employment related matters, subject to the approval of the special committee regarding substantive terms. The special committee advised Mr. Gutstein that the members of senior management should be treated similarly to all other partners of Diamond with respect to the treatment of unvested equity and any terms of employment.

On July 20, 2010, the board of directors held a telephonic meeting to discuss the proposed transaction with PwC, which members of senior management and representatives of Winston & Strawn and Morgan Stanley attended. Mr. Gutstein reported to the board of directors that PwC continued to review possible issues relating to services provided by Diamond to certain of PwC’s audit clients and that PwC did not have a timeline for completion of this analysis. The board of directors considered this potential issue and the potential impact on

Diamond’s business if PwC’s review of these potential issues continued for an extended period. In addition, Morgan Stanley reviewed with the board of directors current market and industry conditions and recent merger transactions in the consulting industry. The board of directors then considered the fairness of the price of $12.50 per share in light of this updated market information. Following an extensive discussion of these matters, the board of directors determined that it was not in the best interest of Diamond’s stockholders for the board of directors to reopen the price discussions, and that it continued to believe that $12.50 per share was fair and would emphasize to PwC the importance of resolving due diligence and open issues in the merger agreement as quickly as possible.

On July 28, 2010, the 45-day exclusivity period with PwC under the exclusivity agreement expired, and PwC requested an extension of the exclusivity period. At a telephonic meeting held that day, the special committee considered this request, including the risks and benefits associated with any such extension, and following consultation with its advisors and management, concluded that it would reject PwC’s request for an extension of the exclusivity period. The special committee determined not to extend the exclusivity period so that Diamond would have the ability to enter into discussions with any third party that expressed an interest in a possible business combination transaction with Diamond. The special committee also believed that it was reasonably likely that a third party with an interest in a potential transaction with Diamond would contact Diamond in light of The Wall Street Journal article which reported that Diamond and PwC were engaged in acquisition discussions, particularly given that there was no signed agreement with PwC and, as a result, a third party would not have to pay a termination fee to pursue a transaction at that time. The special committee noted that given the amount of time PwC expected it would require to complete its review of potential business issues relating to services provided by Diamond to certain of PwC’s audit clients, there would be more than sufficient time for an interested third party to contact Diamond regarding a potential transaction. However, during the time period following The Wall Street Journal article and the execution of the merger agreement, Diamond did not receive any inquiries from a potential third party bidder. The special committee also noted that The Wall Street Journal article had created uncertainty about Diamond’s future among its employees and clients, while knowledge of the merger discussions with PwC had been limited to a small group of senior management prior to publication. The special committee viewed the retention of Diamond’s professional staff as an issue of the utmost importance in realizing value for stockholders. The special committee believed that reaching out to other potential merger partners at this time would create additional uncertainty among the professional staff and be counter-productive to the goal of maximizing value for stockholders from either a transaction or executing on Diamond’s current business plan.

During this time, Winston & Strawn and Davis Polk continued to negotiate the terms of a definitive merger agreement, focusing primarily on open issues with respect to the treatment of unvested equity, PwC’s obligations with respect to the compensation and benefits payable to employees and partners who would continue as employees and partners following the closing of a merger with PwC and the severance benefits that would be payable to other employees of Diamond. Also during this time, the special committee continued to receive updates from Diamond’s advisors and management and reviewed developments with respect to the proposed treatment of unvested equity and other employee matters. During a telephonic meeting of the special committee on July 31, 2010, the special committee again discussed whether it could obtain additional merger consideration for Diamond’s stockholders from PwC, the risks associated with requesting a higher price and the timing of doing so. The special committee concluded that even though it believed $12.50 per share was fair, it would continue to test whether PwC would increase the price after PwC made further progress on the audit business issues but before Diamond commenced meetings with its professional staff regarding a possible transaction.

On August 3, 2010, Diamond and Morgan Stanley entered into a formal engagement letter that finalized the terms of Morgan Stanley’s engagement as Diamond’s financial advisor.

Also on August 3, 2010, Davis Polk distributed to Diamond and Winston & Strawn a draft of the proposed voting agreement between PwC and certain Diamond stockholders. PwC’s draft voting agreement proposed that the voting agreements would not terminate in the event Diamond terminated the merger agreement to accept a superior alternative proposal and that the individuals entering into such agreements would be required to vote against any such superior proposal for a period of one year after the termination of the merger agreement. Winston & Strawn distributed a revised draft of the form of voting agreements on August 6, 2010, which, among other things, proposed that the voting agreements would terminate in the event Diamond terminated the merger agreement to accept a superior alternative proposal. The special committee considered this issue at a telephonic meeting on August 7, 2010. The special committee concluded that it would not change its position regarding the termination of the voting agreements unless Diamond received more favorable terms from PwC in the definitive merger agreement and decided to raise this issue as a means to test whether PwC would pay additional merger consideration to Diamond’s stockholders. The special committee then authorized Mr. Gutstein to communicate to PwC the special committee’s position that Diamond would agree to PwC’s proposal on the voting agreements only if PwC agreed to an increase in the merger consideration of to a total of $14.00 per share. Mr. Gutstein then contacted PwC and communicated the special committee’s response.

On August 9, 2010, representatives of PwC indicated to Mr. Gutstein that PwC was not willing to increase the merger consideration by any amount, but that it would agree that the voting agreements would terminate in the event Diamond accepts a superior transaction proposal. On August 12, 2010, Davis Polk distributed a revised draft of the form voting agreement that reflected this position.

At the direction of the special committee, negotiations over the terms of a definitive merger agreement continued, and during the next week, the parties focused on resolving the remaining open issues relating to the treatment of unvested equity, PwC’s obligations with respect to the compensation and benefits payable to employees and partners who would continue as employees and partners following the closing of a merger with PwC and the severance benefits that would be payable to other employees of Diamond. Due to the importance of keeping Diamond’s partner and employee group intact and obtaining commitments from practice partners to join PwC prior to entering into a merger agreement, members of PwC’s senior management met in Chicago with Diamond’s leadership committee on August 12, 2010, and with Diamond’s partners on August 13 and 14, 2010, to discuss the proposed transaction and opportunities for Diamond’s partners within PwC’s advisory business. On August 17, 2010, Diamond’s Compensation Committee held a telephonic meeting at which it approved a change in control severance plan for Diamond’s operations partners and the general terms of a severance policy for Diamond’s operations staff.

On August 21, 22 and 23, 2010, representatives of Diamond and PwC continued to finalize the terms of the merger agreement. On the morning of August 22, 2010, Diamond’s Board held a telephonic meeting to consider and discuss the final terms of the proposed merger. Representatives of Winston & Strawn reviewed the terms of the merger agreement and voting agreements with the board of directors. On August 23, 2010, the board of directors reconvened to consider the proposed merger with PwC. Representatives of Winston & Strawn reviewed with the board of directors its fiduciary duties to Diamond and its stockholders. On August 23, 2010, representatives of Morgan Stanley reviewed the proposed financial terms of the merger agreement with PwC and rendered its oral opinion, subsequently confirmed in writing, that as of such date and based upon the considerations and subject to the limitations, qualifications and assumptions set forth in the written opinion, the merger consideration of $12.50 per share in cash to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to the holders of our common stock. In addition, Mr. Gutstein and John Sviokla, each a member of the board of directors and a member of Diamond’s senior management team, described their continuing employment arrangements and those of other members of senior management if the merger were completed. The board of directors also considered and discussed at length the factors described in “Recommendations of the Special Committee and our Board of Directors; Reasons for the Merger.” In particular, the board of directors noted that entering into the proposed transaction with PwC was more likely to maximize value for Diamond’s stockholders than continuing to operate Diamond as a stand-alone entity, given the risks associated with Diamond executing its long-term strategic plan in light of current global economic conditions, increased consolidation and other industry trends.

The special committee then unanimously approved resolutions recommending that the board of directors approve the merger with PwC, the merger agreement and related transactions and recommend to Diamond’s stockholders that they vote in favor of the merger and the adoption of the merger agreement. The board of directors then discussed the proposed merger in executive session, with Messrs. Gutstein and Sviokla exiting that portion of the meeting. Following that discussion, the non-management members of the board of directors concluded that the proposed merger was in the best interests of Diamond and its stockholders. Messrs. Gutstein and Sviokla then returned to the meeting, and the board of directors unanimously approved the merger with PwC, the merger agreement and related transactions and unanimously recommended that Diamond’s stockholders vote in favor of the merger and the adoption of the merger agreement. The board of directors’ approval was subject to the receipt by the special committee of final confirmation, that was expected later in the day from PwC, that PwC had completed to its satisfaction its due diligence investigation of potential issues related to services provided by Diamond to certain of PwC’s audit clients and that PwC had authorized PwC to enter into the merger agreement on the terms presented to the board of directors. For additional information regarding Morgan Stanley’s fairness opinion, see “—Opinion of Financial Advisor,” and for additional information regarding the recommendations of the special committee and the board of directors, see “—Recommendations of the Special Committee and Our Board of Directors; Reasons for the Merger” below.

At approximately 4:00 p.m. Central Daylight Time on August 23, 2010, PwC communicated to Diamond that it had completed to its satisfaction its due diligence investigation of potential auditor business issues relating to its audit business arising from the merger. At approximately 5:15 p.m. Central Daylight Time, PwC’s board of partners and principals unanimously approved the merger, the merger agreement and related transactions. Shortly thereafter, Diamond, PwC and Merger Sub executed the merger agreement and the parties to the voting agreements executed the voting agreements.

On August 24, 2010, prior to the opening of the United States securities markets, Diamond and PwC issued a joint press release announcing that they had entered into a merger agreement.

Recommendation of the Special Committee and Our Board of Directors; Reasons for the Merger

Recommendation of the Special Committee and Our Board of Directors

The special committee, consisting solely of independent and disinterested directors, and acting with the advice and assistance of its independent financial and legal advisors, evaluated and negotiated the terms of the merger, including the terms and conditions of the merger agreement. On August 23, 2010, the special committee:

•	unanimously determined that the merger, the terms of the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of, Diamond and our stockholders;

•	unanimously recommended that our board of directors adopt, authorize and declare advisable the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•	unanimously recommended that our stockholders adopt the merger agreement.

On August 23, 2010, at a meeting of our board of directors, after hearing and considering the special committee’s unanimous recommendation, our board of directors:

•

unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Diamond and our stockholders;

•	unanimously approved the merger, the merger agreement and the other transactions contemplated by the merger agreement; and

•	unanimously recommended that our stockholders adopt the merger agreement.

Accordingly, the special committee and our board of directors unanimously recommend that our stockholders vote “FOR” the proposal to adopt the merger agreement.

Reasons for the Merger

In the course of reaching their determination, the special committee and our board of directors consulted with our senior management, as well as our financial and legal advisors, reviewed a significant amount of information and considered the following factors and potential benefits in their deliberations regarding the merger which they believe support their decision and provide assurance of the substantive fairness of the merger to our stockholders:

•	our business, operations, management, financial condition, earnings and cash flows on a historical and prospective basis;

•

the risks associated with executing our long-term strategic plan as a stand-alone company in light of current global economic conditions, increased competition in our industry and other industry trends, our relatively small size compared to most of our competitors and our relative lack of brand awareness among our target market; and in particular the impact of such factors on our market value as compared to the relative certainty afforded to our stockholders by the opportunity to receive cash merger consideration;

•

the potential stockholder value that could be expected to be generated from the other strategic options available to us, including remaining independent and continuing to implement our growth strategy or pursuing other strategic alternatives, as well as the risks and uncertainties associated with such alternatives;

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the fact that the merger consideration is all cash, so that the transaction allows our stockholders to immediately realize at the closing a fair value in cash for their investment and provides such stockholders certainty of value for their shares, particularly in light of the historic volatility of the price of our common stock;

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the oral opinion of Morgan Stanley rendered to our board of directors on August 23, 2010, subsequently confirmed in writing, that as of such date and based upon the considerations and subject to the limitations, qualifications and assumptions set forth in the written opinion, the merger consideration of $12.50 per share in cash to be received by holders of shares of our common stock pursuant to the merger agreement was fair, from a financial point of view, to holders of our common stock;

•

the financial and other terms and conditions of the merger agreement as reviewed by the special committee, including the fact that the merger would not be subject to a financing condition and the transaction does not have significant antitrust risk;

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the view, after receiving advice of management and after consultation with our legal advisors, that the terms of the merger agreement, taken as a whole, provide a significant degree of certainty that the merger will be completed, including the fact that regulatory approvals necessary to consummate the merger are likely to be obtained;

•	the belief that the cash consideration of $12.50 per share represents the most favorable financial terms that could be obtained from PwC;

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the fact that the premium to be received by our stockholders in the merger represents (i) a premium of 31.0% when compared to the closing price of our common stock on August 20, 2010, (ii) a premium of 22.1% when compared to the average closing price of our common stock over the 30 days from July 21, 2010 to August 20, 2010, (iii) a premium of 10.0% when compared to the highest closing price of our common stock during the 12 months prior to the announcement of the proposed merger and (iv) a premium of 116.6% when compared to the lowest closing price of our common stock during the 12 months prior to the announcement of the proposed merger;

•	the belief, based on our management’s knowledge of the industry, the competitive environment and other potential purchasers, discussions we have had from time to time in the past with potential third party purchasers and discussions with our financial advisor, that it is unlikely that a third party would offer more favorable financial and other terms than PwC;

•

the fact that we did not receive any inquiries from a third party bidder regarding a possible alternative transaction in the six weeks from the date that The Wall Street Journal reported that we were engaged in discussions with PwC regarding a potential transaction to the date that we entered into the merger agreement;

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the concern over the potential impact on our business, including employee and client retention and management distraction, and stock price of an extended or unsuccessful pre-signing auction or other solicitation of bids of Diamond and PwC’s stated unwillingness to participate in such a process;

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the fact that our ability to generate revenue is based, in substantial part, on individual consultants who could potentially leave Diamond if we commenced a pre-signing auction or other solicitation of bids, which departures could potentially have an adverse effect on the value of our business in the context of a sale of our business or our continuation as an independent enterprise;

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the belief that our practice partners would be more likely to support a transaction with PwC than with other potential purchasers in light of PwC’s well-established and compatible corporate culture, similar independent advisory approach, brand name, access to staff consultants, senior executive relationships and other potential opportunities offered by a combination with PwC following the completion of the merger;

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the belief that entering into the merger agreement, which the special committee and our board of directors believe will not impede an alternative transaction proposal, afforded the best opportunity to maximize value for our stockholders;

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the fact that the special committee and its legal and financial advisors conducted arm’s length negotiations with PwC and its legal and financial advisors regarding the terms of the merger, and the belief of the special committee and our board of directors that the terms of the merger are as favorable to us and our stockholders as could reasonably be attained under the circumstances;

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presentations and discussions with our senior management and representatives of our legal advisor, Winston & Strawn LLP, and our financial advisor, Morgan Stanley, regarding the terms of the merger agreement and other related documents;

•	management’s assessment, after consultation with its financial advisors and discussions with PwC and representatives of PwC, that PwC will have adequate resources to pay the merger consideration;

•	the recognition that our board of directors may consider “superior proposals,” taking into account the $9 million termination fee that would be payable to PwC under certain circumstances;

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the fact that, subject to compliance with the terms and conditions of the merger agreement, if a third party has proposed an unsolicited alternative transaction that is a “superior proposal,” our board of directors is permitted to furnish information to and conduct negotiations with a third party, change its recommendation, approve or recommend the “superior proposal” or, upon the payment to PwC of a reasonable break-up fee, terminate the merger agreement in order to enter into a definitive agreement with respect to the “superior proposal” as more fully described below under “The Merger Agreement—Change of Recommendation”;

•

the fact that the merger could not be completed unless it is approved by the holders of a majority of our outstanding shares of common stock, and that this decision will allow our stockholders to make their own informed judgment as to whether the proposed transaction is in their best interests; and

•	the availability of appraisal rights for our stockholders who properly exercise these statutory rights.

The special committee and our board of directors also identified and considered a variety of potential risks and negative factors in its deliberations relating to the merger, including, among others, the following:

•	the fact that we will no longer exist as an independent public company, and our stockholders will no longer participate in our growth, receive dividends or benefit from any increase in our value;

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the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to PwC a termination fee of $9 million, if the merger agreement is terminated under certain circumstances;

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the possibility that the merger might not be completed as a result of the failure of one or more conditions to the merger, or that completion of the merger might be unduly delayed or subject to adverse conditions that may be imposed by governmental authorities;

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the possibility that, although the merger is expected to be consummated, in the event the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management, partner and employee attention, employee and partner attrition and a potentially negative effect on business and customer relationships, including prospective customers;

•

the fact that certain of our executive officers may have interests that are different from those of our stockholders generally, as described in “—Interests of Our Directors and Executive Officers in the Merger” beginning on page 47;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct business only in the ordinary course, subject to specific limitations, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the merger and the length of time between signing and closing when these restrictions are in place, which could contribute to the diversion of management, partner and employee attention, and employee and partner attrition;

•	the merger will be a taxable transaction, and therefore, our stockholders generally will be required to pay tax on any gains that they recognize as a result of the receipt of cash in the merger; and

•	various other risks associated with the merger.

After considering these factors, the special committee and our board of directors concluded that on balance the potential benefits of the merger to us and our stockholders outweigh the potential negative factors. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, the special committee and our board of directors did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors they considered in reaching their determination. Rather, the special committee and our board of directors made their recommendations based on the totality of information presented to, and the investigation conducted by or at the direction of, the special committee and our board of directors. In addition, individual directors may have given different weight to different information and factors. This explanation of the special committee’s and our board of directors’ reasons for unanimously recommending the adoption of the merger agreement and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward-Looking Statements.”

Opinion of Financial Advisor

Under a letter agreement dated August 2, 2010, the Company retained Morgan Stanley to act as its financial advisor in connection with a proposed sale of the Company. The Company selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, and its knowledge of the business and affairs of the Company. On August 23, 2010, Morgan Stanley rendered to our board of directors its oral opinion, subsequently confirmed in writing, that as of such date and based upon the considerations and subject to the limitations, qualifications and assumptions set forth in the written opinion, the merger consideration of $12.50 per share to be received by holders of shares of our common stock pursuant to the merger agreement (the “Merger Consideration”) was fair from a financial point of view to such holders of shares of common stock.

The full text of the written opinion of Morgan Stanley, dated August 23, 2010, is attached to this proxy statement as Annex B. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. You should read the opinion carefully and in its entirety. Morgan Stanley’s opinion is directed to our board of directors and addresses only the fairness from a financial point of view of the Merger Consideration pursuant to the merger agreement as of the date of the opinion. It does not address any other aspect of the merger and does not constitute a recommendation to the holders of our common stock as to how to vote with respect to the merger or any other matter. The summary of the opinion of Morgan Stanley set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly-available financial statements and other business and financial information of the Company;

•	reviewed certain internal historical financial statements and other financial and operating data concerning the Company;

•	reviewed a plan for fiscal year ending March 31, 2011 (the “2011 Plan”), dated May 16, 2010, prepared by the management of the Company;

•	reviewed financial projections for the Company published by equity research analysts;

•	discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;

•	reviewed the reported prices and trading activity for our common stock;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of the Company and PwC and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by the Company and that formed a substantial basis for its opinion. With respect to the 2011 Plan, Morgan Stanley assumed that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. Morgan Stanley noted that for purposes of its financial analyses that required the financial projections of the Company, including its discounted cash flow sensitivity analysis, that it relied upon financial projections of the Company published by equity research analysts through fiscal year 2012 and relied on certain revenue growth and operating margin sensitivity analyses for the periods thereafter. In addition, Morgan Stanley assumed that the merger would be consummated in accordance with the terms described in the merger agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger.

In its opinion, Morgan Stanley noted that it is not a legal, tax or regulatory advisor, and as a financial advisor only, that it relied upon, without independent verification, the assessment of the Company and its legal, tax and regulatory advisors with respect to legal, tax, and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be paid to the holders of shares of our common stock in the transaction. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did it negotiate with any party, other than PwC, regarding the possible acquisition of the Company.

The following is a brief summary of the material analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter dated August 23, 2010. The various analyses summarized below referring to historical share prices were based on the closing price of $9.54 per share of our common stock on August 20, 2010, the last full trading day prior to the meeting of our board of directors to consider and approve the merger agreement. Although each analysis was provided to our board of directors, in connection with arriving at its opinion, Morgan Stanley considered all of its analysis as a whole and did not attribute any particular weight to any particular analysis described below. This summary of financial analyses includes information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Furthermore, mathematical analysis (such as determining the average or the median) is not in itself a meaningful method of using the data referred to below. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factor considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.

Historical Share Price Analysis

Morgan Stanley reviewed the price performance and trading volumes of our common stock during various periods ending on August 20, 2010.

Morgan Stanley noted that the range of low and high closing prices per share of our common stock during the 52-week period, 90-day period and 30-day period ended August 20, 2010, was from $5.77 to $11.36, from $8.05 to $11.36 and from $9.36 to $11.16, respectively.

Morgan Stanley also noted that the average closing price per share of our common stock during the 30-day period ended August 20, 2010, was $10.24, during the year ended August 20, 2010, was $8.07, during the three years ended August 20, 2010, was $6.22, and during the five years ended August 20, 2010, was $7.91.

Morgan Stanley next compared the Merger Consideration of $12.50 per share of our common stock to the closing price per share of our common stock as of August 20, 2010 of $9.54 per share and at the high and low closing prices per share during the five years ended August 20, 2010 of $15.85 and $1.98, respectively.

The following table lists the share price premiums (discount) represented by the Merger Consideration of $12.50 per share, as compared to the closing or average closing per share prices shown below:

Time Period	Premium (Discount) to Share Price
5-year average	58.1%
5-year high	(21.1)%
5-year low	531.3%
3-year average	100.9%
1-year average	55.0%
30-day average	22.1%
August 20, 2010	31.0%

Morgan Stanley also reviewed the trading volume of the shares of our common stock at various prices during the five years ended August 20, 2010. Morgan Stanley noted the number of shares traded in various price per share ranges, and calculated the number of shares traded in each range as the percentage of total shares traded during the five years ended August 20, 2010. The following table lists various price ranges used for the analysis, shares traded in each price range as a percentage of total shares traded during the five years ended August 20, 2010, and the cumulative percentage of shares traded in each price range:

Share price range	Shares traded (% of total)	Cumulative shares traded (% of total)
≤ $2.50	1.3%	1.3%
$2.50 - $5.00	12.2%	13.5%
$5.00 - $7.50	30.9%	44.4%
$7.50 - $10.00	26.0%	70.5%
$10.00 - $12.50	19.4%	89.9%
$12.50 - $15.00	8.4%	98.3%
≥ $15.00	1.7%	100.0%

Based on this analysis, Morgan Stanley noted that during the five years ended August 20, 2010, 89.9% of the total traded volume of the shares of our common stock traded below $12.50 per share.

The historical shares trading volume distribution analysis does not necessarily reflect current market trading prices for our common stock and how the shares might trade in the future. Such future trading performance is subject to uncertainties, including the future financial performance of the Company and future financial market conditions.

Equity Research Price Targets

Morgan Stanley reviewed and analyzed (one-year) public market trading price targets for shares of our common stock published by equity research analysts and available to the public as of August 20, 2010. These targets reflected each analyst’s publicly available estimate of the future public market trading price of our common stock. Morgan Stanley noted that the range of such price targets was from $11.00 to $14.00 per share. Morgan Stanley also discounted the high and low end of these price targets by an estimated cost of equity of 9%, to arrive at a range of present values (rounded to the nearest $.05) of $10.10 to $12.85 per share.

The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for our common stock and these estimates are subject to uncertainties, including the future financial performance of the Company and future financial market conditions. Additionally, it should be noted that the Company is not widely covered by equity research analysts with Morgan Stanley identifying only three such analysts.

Comparable Company Analysis

Morgan Stanley performed a comparable company analysis which is designed to provide an implied value of a company by comparing it to similar companies. In performing this analysis, Morgan Stanley reviewed and compared certain financial information of the Company with publicly available information for comparable companies that operate in and are exposed to similar lines of business as the Company, namely specialty consulting firms, large capitalization computer services firms and offshore information technology outsourcing firms. The group of comparable companies included:

•	Specialty Consulting Firms:
–	CRA International Inc.
–	Duff & Phelps Corporation
–	Exponent Inc.
–	FTI Consulting, Inc.
–	Navigant Consulting, Inc.

•	Large Capitalization Computer Services Firms
–	Accenture plc
–	International Business Machines Corporation
–	Cap Gemini SA

•	Offshore Information Technology Outsourcing Firms
–	Cognizant Technology Solutions Corp.
–	Infosys Technologies Limited
–	Tata Consulting Services Limited
–	Wipro Limited

Based upon Institutional Broker Estimate System (“IBES”) consensus estimates for earnings per share (“EPS”) for 2010 and 2011, earnings before interest, taxes, depreciation and amortization (“EBITDA”) for 2010 and 2011 and long-term EPS growth rates, and using the closing prices as of August 20, 2010 for shares of the comparable companies, Morgan Stanley calculated, among other things, the ratios of (1) aggregate company value (including equity and debt, net of cash and cash equivalents, “Aggregate Value”) to EBITDA for 2010, (2) price to earnings (“P/E Ratio”) for 2011 and (3) P/E Ratio divided by long-term EPS growth rate (“PEG Ratio”) for 2011 for the Company and each of the companies listed above.

Based on the analysis of the relevant metrics for each of the comparable companies, Morgan Stanley selected a reference range of (1) ratio of Aggregate Value to EBITDA for 2010 of 7.0x to 9.0x, (2) P/E Ratio for 2011 of 13.0x to 18.0x and (3) PEG Ratio for 2011 of 0.7x to 1.1x, in each case of the Company.

Applying the reference range of multiples derived from the comparable public companies analysis described above, Morgan Stanley calculated a range of implied equity values per share of our common stock with respect to the ratio of Aggregate Value to EBITDA for 2010, based on an average of estimated financial results for the Company published by research analysts. Based on this analysis, Morgan Stanley derived a range of implied equity value per share of our common stock (rounded to the nearest $.05) of $8.55 to $10.35. Additionally, Morgan Stanley calculated a range of implied equity values per share of our common stock, based on average estimated financial results published by research analysts with respect to P/E Ratio for 2010 (rounded to the nearest $.05) of $8.05 to $11.15. Morgan Stanley calculated a range of implied equity values per share of our common stock, based on an average of estimated financial results published by research analysts and IBES consensus estimate of long-term growth rate with respect to PEG Ratio for 2011 (rounded to the nearest $.05) of $8.25 to $12.95.

No company utilized in the peer group comparison is identical to the Company. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to general business, economic, market and financial conditions and other matters, which are beyond the control of the Company, such as the impact of competition on the business of the Company or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general, which could affect the public trading value of the companies. Mathematical analysis (such as determining the median) is not in itself a meaningful method of using comparable company data.

Precedent Transaction Analysis

Morgan Stanley performed a precedent transaction analysis, which is designed to imply a value of a company based on publicly available financial terms of selected transactions that share some characteristics with this transaction. In connection with this analysis, Morgan Stanley compared publicly available statistics for transactions involving consulting firms generally and, in particular, the following seventeen transactions between October 3, 2003 and July 10, 2010:

Selected Precedent Transactions (Acquiror/Target)

CIBER, Inc./SCB Computer Technology, Inc.

Charles River Associates Incorporated/InteCap, Inc.

CGI Group, Inc./American Management Systems, Incorporated

Fair Isaac Corporation/Braun Consulting, Inc.

Affiliated Computer Services, Inc./Superior Consultant Holdings Corporation

A. T. Kearney Management /A. T. Kearney, Inc.

Kanbay International, Inc./Adjoined Consulting, Inc.

Management Consulting Group plc/Ineum Consulting France

On Assignment, Inc./Oxford Global Resources, Inc.

Accenture plc/George Group Consulting, L.P.

Management Consulting Group plc/Kurt Salmon Associates, Inc.

Computer Services Corporation/First Consulting Group, Inc.

Navigant Consulting, Inc./Chicago Partners, LLC

Watson Wyatt Worldwide, Inc./Towers, Perrin, Forster & Crosby, Inc.

SAIC, Inc./R.W. Beck Group, Inc.

Dell Inc./Perot Systems Corporation

Aon Corporation/Hewitt Associates, Inc.

Based on its analyses, Morgan Stanley analyzed the ratio of Aggregate Value of the targets to their revenues for the latest 12-month period and selected a reference range of 1.0x to 1.5x. Applying this 1.0x to 1.5x range to the net revenue of the Company for the latest 12-month period reported by the Company, Morgan Stanley calculated a range of implied equity values per share of our common stock (rounded to the nearest $.05 per share) of $8.70 to $12.00.

No company or transaction utilized in this precedent transaction analysis is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of the Company, such as industry growth and the absence of any adverse material change in the financial condition of the Company or the industry or in the financial markets in general which could affect the public trading value of the companies and aggregate value and equity value of the transactions to which they are being compared.

Precedent Merger Premium Analysis

Morgan Stanley reviewed the acquisition premium paid for a target’s common stock for acquisitions of control for cash for public targets worldwide from 1990 through June 30, 2010 with aggregate value of at least $100 million (excluding terminated transactions, employee stock ownership plan transactions, self-tenders, spin-offs, share repurchases, minority interest transactions, exchange offers, recapitalizations and restructurings). Based on its analyses, Morgan Stanley selected a reference range of premiums as of the date of announcement to the unaffected stock price (which is defined as the closing stock price four weeks prior to the earliest of the deal announcement, announcement of a competing bid and market rumors) of 25% to 40%. Based on the closing price per share of our common stock on August 20, 2010 of $9.54 per share, Morgan Stanley calculated a range of implied values per share of our common stock (rounded to the nearest $.05) of $11.90 to $13.35. Morgan Stanley also noted that the adjustment of this $9.54 per share closing price to eliminate the effect of the Company’s cash and cash equivalents as of June 30, 2010 would result in an adjusted closing price per share of our common stock at August 20, 2010 of $7.35. Based on the adjusted closing price, Morgan Stanley calculated a range of implied values per share of our common stock (rounded to the nearest $.05) of $9.20 to $10.30.

No company or transaction utilized in the precedent transaction analyses is identical to the Company or the merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to general business, market and financial conditions and other matters, which are beyond the control of the Company, These include, among other things, the impact of competition on the business of the Company, PwC or the industry generally, industry growth and the absence of any adverse material change in the financial condition of the Company, PwC or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared.

Discounted Cash Flow Sensitivity Analysis

Morgan Stanley performed a discounted cash flow sensitivity analysis, which is designed to analyze an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. In the case of the Company, its internal projections only have been made through fiscal 2011 (i.e., the year ending March 31, 2011) and its guidance for expected net revenue, operating income and earnings per share to equity research analysts only has been made through fiscal 2011. Morgan Stanley conducted a sensitivity analysis of the Company’s cash flows using the publicly available research estimates from brokers for fiscal 2011, a range of assumed revenue growth rates (from 0% to 12.5%) and a range of assumed average operating margin percentages (from 4.0% to 14.0%) for fiscal year 2012 through 2015, and assumed a 2% perpetual growth rate thereafter. Morgan Stanley noted that the ten year, five year and three year average historical net revenue growth rates for the Company were 9.2%, 4.9% and 2.7% respectively, and the ten year, five year and three year average operating margins for the Company, adjusted for restructuring charges and impairment charge on long lived assets, were 4.3%, 2.8% and (1.5%) respectively. Morgan Stanley applied an assumed 9% weighted average cost of capital for the Company, to cash flows generated by these varying assumptions, generating calculations per share of Company common stock ranging from $4.76 to $17.11. Due to the range of revenue growth and operating margin assumptions for fiscal year 2012 through 2015, Morgan Stanley viewed this sensitivity analysis as a useful exercise rather than a calculation of implied values as would be generated by a typical discounted cash flow analysis based on projections for a longer period.

General

In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of the analyses, without considering all of the analyses as a whole, would create an incomplete view of the process underlying Morgan Stanley’s analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of the Company. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of the Company. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of our common stock pursuant to the merger agreement, and in connection with the delivery of its opinion to our board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of our common stock might actually trade.

Morgan Stanley’s opinion and its presentation to our board of directors was one of many factors taken into consideration by our board of directors in deciding to approve the merger agreement and by its special committee in deciding to recommend the approval of the merger agreement to our board of directors. Consequently, the analyses as described above should not be viewed as determinative of the opinion of our board of directors with respect to the Merger Consideration or of whether our board of directors would have been willing to agree to a different Merger Consideration. The Merger Consideration was determined through arm’s-length negotiations between the Company and PwC and was approved by our board of directors. Morgan Stanley provided advice to the Company during these negotiations. Morgan Stanley did not, however, recommend any specific merger consideration to the Company or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivative trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, PwC, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley provided financial advisory and financing services to the Company and received fees in connection with such services. Morgan Stanley may also seek to provide such services to PwC in the future and expects to receive fees for the rendering of these services.

Under the terms of its engagement letter with the Company, Morgan Stanley provided the Company with financial advisory services in connection with the merger for which the Company has agreed to pay Morgan Stanley a transaction fee estimated to be approximately $5.4 million (subject to adjustment based on cash balances and other items effecting the aggregate value of Diamond as of the closing of the merger), of which $1.25 million has been paid and the remainder of which is contingent upon, and will become payable upon, completion of the merger. The Company has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services. In addition, the Company has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

Projected Financial Information

Our senior management does not as a matter of course make public projections as to future performance or earnings beyond the current year and did not make any projections beyond the current year in connection with the merger discussions described above in “—Background of the Merger.” However, in the course of the merger discussions, Diamond provided PwC and its advisors certain non-public prospective financial information for the year ending March 31, 2011 prepared by Diamond senior management. These projections were also provided to the special committee and our board of directors and to Morgan Stanley. From time to time in the ordinary course of business members of Diamond’s senior management prepare, update and refine internal financial forecasts based on the latest operating results and plans available to management at the time. You should note that these financial projections constitute forward-looking information. See “Cautionary Statement Regarding Forward-Looking Statements” on page 17.

We have included the material projections in this proxy statement to give our stockholders access to certain non-public information considered by PwC, Morgan Stanley, the special committee and our board of directors. The inclusion of this information should not be regarded as an indication that PwC, Morgan Stanley, the special committee, our board of directors or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

We have advised the recipients of the projections that the financial forecasts upon which the projections were based are subjective in many respects. The projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict and are beyond our control. The financial projections were prepared for internal use in the ordinary course of business and to assist PwC, Morgan Stanley, the special committee and our board of directors with their respective due diligence investigations of us and not with a view toward public disclosure or toward complying with generally accepted accounting principles, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial projections have been prepared by Diamond’s senior management. KPMG LLP, our independent registered auditors, have not compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to the projected financial information described herein and should not be read to do so.

It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. In addition, if the merger is not consummated, we may not be able to achieve these financial projections. None of Diamond, PwC or any of their respective affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Diamond compared to the information contained in the projections.

Readers of this proxy statement are cautioned not to place undue reliance on any of the projections set forth below. No one has made or makes any representation to any stockholder reading the information included in these projections.

The financial projections included (in millions of dollars):

Year Ending March 31, 2011
Net Revenue	$223.0
EBITDA(1)	$31.7
Pretax Income	$30.3
Free Cash Flow(2)	$19.1
Cash Balance	$62.1

(1)	EBITDA consists of income from continuing operations before interest, taxes, depreciation and amortization.
(2)	Free cash flow consists of cash flow provided by operating activities less capital expenditures.

We made a number of key assumptions in preparing the foregoing projections, including:

•	continued investment in clients, service lines, geographies and people;

•	more significant investment in marketing, brand building and culture;

•	modest increases in most operations areas and more significant increases in investment, including organic growth and marketing scale strategies; and

•	quarterly dividend increase from $0.07 per share to $0.09 per share.

We have not updated and do not intend to update or otherwise revise these projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent events even in the event that any or all of the underlying assumptions or estimates are no longer appropriate.

Voting Agreements

In connection with the merger agreement, PwC entered into voting agreements with the following directors and executive officers of Diamond: Melvyn E. Bergstein, Karl E. Bupp, Adam J. Gutstein, Michael E. Mikolajczyk and Javier Rubio. These stockholders who have entered into voting agreements hold an aggregate of [NUMBER] shares of Diamond common stock as of the close of business on [DATE] (including [NUMBER] shares of restricted stock), the record date set by our board of directors for the annual meeting, which constitutes approximately [NUMBER]% of the shares of our common stock outstanding on that date.

Pursuant to the voting agreements, the form of which is attached hereto as Annex C, the parties described above have agreed, among other things, to vote all of their shares of our common stock:

•

in favor of (i) the adoption of the merger agreement and the other transactions contemplated by the merger agreement and (ii) any related matters that must be approved in order to consummate the transactions contemplated by the merger agreement; and

•

against any (i) acquisition proposal, (ii) reorganization, recapitalization, liquidation or winding-up of Diamond or any other extraordinary transaction involving Diamond or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement.

In addition, each of these parties has given representatives of PwC an irrevocable proxy to vote their shares of Diamond common stock in this manner.

In the voting agreements, the applicable Diamond stockholders have agreed not to cause or permit, subject to certain exceptions for the satisfaction of specified tax obligations, the exercise of stock options and transfers for estate and charitable planning purposes, (i) the sale, pledge, encumbrance, assignment, grant of an option with respect to, transfer or disposal of any of their shares of Diamond common stock or any interest therein, (ii) the grant of any proxies or power of attorney with respect to their shares of Diamond common stock or (iii) entrance into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of any of their shares of Diamond common stock or any interest therein.

Each of the parties described above also has agreed not to exercise any rights of appraisal that such party may have or could potentially have or acquire in connection with the merger.

Each voting agreement terminates upon the earlier of (i) the approval and adoption of the merger agreement, (ii) the termination of the merger agreement in accordance with its terms, (iii) any decrease in, or change in the form of, the merger consideration or any other change in the merger agreement that is material and adverse to the stockholder or (iv) the mutual agreement of PwC and the stockholder.

Interests of Our Directors and Executive Officers in the Merger

When considering the recommendation of the special committee and our board of directors that you vote in favor of the proposal to adopt the merger agreement, you should be aware that members of our board of directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders generally. The special committee and our board of directors was aware of these interests and considered them, among other matters, in reaching their decision to adopt the merger agreement and to recommend that our stockholders vote in favor of the adoption of the merger agreement.

Beneficial Ownership of Directors and Executive Officers; Voting Agreements

As of [DATE], the record date for the annual meeting, our directors and executive officers beneficially owned [NUMBER] shares of our common stock, which includes shares covered by awards of restricted stock and RSUs subject to vesting based on continued service as well as shares the beneficial owner may acquire upon exercise of stock options and SARs within 60 days after [DATE]. These [NUMBER] shares constitute approximately [NUMBER]% of our total voting stock outstanding on the record date for the annual meeting. See “Security Ownership of Certain Beneficial Owners and Executive Management” on page 78.

In connection with the merger agreement, certain of our directors and executive officers have entered into voting agreements with PwC pursuant to which each of them have agreed, in their capacities as stockholders, to, among other things, vote the shares of our common stock held by such stockholder in favor of adoption of the merger agreement. These stockholders who have entered into voting agreements hold an aggregate of [NUMBER] shares of our voting stock as of [DATE], the record date for the annual meeting, which constitute approximately [NUMBER]% of the shares of our voting stock outstanding on that date. See “—Voting Agreements” on page 46, as well as the forms of voting agreement attached hereto as Annex C for more information.

Equity Compensation Arrangements

Outside Directors

Each of our seven outside directors holds stock options and five of our outside directors also hold SARs. At the effective time of the merger, each of these outside directors will receive in cash promptly after the effective time of the merger the excess of $12.50 per share over the applicable exercise price of the award, whether such award is vested or unvested. None of our outside directors holds restricted stock or RSUs.

Executive Officers

Each of our five executive officers holds SARs. At the effective time of the merger, each SAR will be cancelled and each executive officer will receive in cash the excess of $12.50 per share over the applicable exercise price of each SAR. Our executive officers who hold vested SARs will receive such payment promptly after the effective time of the merger. Our executive officers, other than Mr. Bupp, hold SARs that are unvested at the effective time of the merger and will receive such payment one-third on April 1, 2011 and two-thirds on April 1, 2012, contingent on the officers’ remaining partners of PwC, one of its affiliates or a PwC Member Firm through these dates.

Messrs. Gutstein and Bupp hold restricted stock and Mr. Gutstein also holds RSUs. At the effective time of the merger, (i) each share of restricted stock will be surrendered and the holder thereof will receive $12.50 per share and (ii) each RSU will be cancelled and Mr. Gutstein will receive $12.50 per unit, payable in each case one-third on April 1, 2011 and two-thirds on April 1, 2012, contingent on the Mr. Gutstein remaining a partner of PwC, one of its affiliates or a PwC Member Firm through these dates. For information regarding the severance benefits payable to Mr. Bupp, including the treatment of his unvested equity, see “—Change of Control Agreement” below.

The amounts payable in respect of the unvested SARs, the restricted stock and the RSUs are subject to accelerated payment on specified terminations of service prior to the scheduled payment dates as governed by PwC’s partnership agreement and policies, in the case of Messrs. Gutstein, Sviokla and Weakland, or in the case of Mr. Warrington, as governed by PwC UK’s partnership agreement and policies.

Outside Directors and Executive Officers

Stock Options

The following table sets forth information regarding the stock options held by each of our outside directors as of September 14, 2010, including the number of underlying shares and the aggregate intrinsic value based on the $12.50 per share merger consideration of all vested and unvested options. The vested options have exercise prices ranging from $6.08 per share to $6.56 per share and the unvested options have an exercise price of $6.56 per share. All of the unvested options are scheduled to vest on September 22, 2010. None of our executive officers holds stock options.

Name	Number of Shares Underlying Vested Options(1)	Number of Shares Underlying Unvested Options(1)	Weighted Average Exercise Price	Aggregate Intrinsic Value
Edward R. Anderson	55,223	6,561	$6.2839	$384,056
Melvyn E. Bergstein	19,683	6,561	$6.5600	$155,889
Donald R. Caldwell	55,223	6,561	$6.2839	$384,056
Michael E. Mikolajczyk	55,223	6,561	$6.2839	$384,056
Michael H. Moskow	55,223	6,561	$6.2839	$384,056
Javier Rubio	55,223	6,561	$6.2839	$384,056
Pauline A. Schneider	55,223	6,561	$6.2839	$384,056

(1)	Exercise price of all options is below the $12.50 per share merger consideration.

Stock Appreciation Rights

The following table sets forth information regarding the SARs held by each of our outside directors and executive officers as of September 14, 2010, including the number of underlying shares and the aggregate intrinsic value based on the $12.50 per share merger consideration of all vested and unvested SARs. The vested SARs have exercise prices ranging from $6.27 per share to $14.86 per share and the unvested SARs have exercise prices ranging from $6.27 per share to $6.55 per share.

Name	“In-the-Money” SARs(1)				“Out-of-the-Money” SARs to be Cancelled in the Merger(2)
	Number of Shares Underlying Vested SARs	Number of Shares Underlying Unvested SARs	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Shares Underlying Vested SARs	Number of Shares Underlying Unvested SARs
Adam J. Gutstein(3)	49,000	41,000	$6.5189	$538,300	32,228	—
Karl E. Bupp	44,000	36,000	$6.5150	$478,800	29,268	—
John J. Sviokla(3)	44,000	36,000	$6.5150	$478,800	21,492	—
Stephen Warrington	44,850	35,650	$6.5100	$482,195	8,995	—
Thomas E. Weakland	49,000	41,000	$6.5189	$538,300	34,728	—
Edward R. Anderson(3)	5,834	—	$10.8152	$14,410	—	—
Melvyn E. Bergstein(3)	10,000	—	$6.2700	$62,300	37,382	—
Donald R. Caldwell(3)	6,250	—	$10.8145	$15,438	—	—
Michael E. Mikolajczyk(3)	—	—	—	—	—	—
Michael H. Moskow(3)	—	—	—	—	—	—
Javier Rubio(3)	5,000	—	$10.0300	$12,350	—	—
Pauline A. Schneider(3)	5,417	—	$10.8161	$13,380	—	—

(1)	Exercise price of SARs is below the $12.50 per share merger consideration.
(2)	Exercise price of SARs is above the $12.50 per share merger consideration.
(3)	The individual is also a director.

Restricted Stock

As of September 14, 2010, Mr. Bupp holds 5,539 shares of restricted stock with an aggregate value of $69,238 based on the $12.50 per share merger consideration, and Mr. Gutstein holds 19,387 shares of restricted stock with an aggregate value of $242,338 based on the $12.50 per share merger consideration. None of our other executive officers or our outside directors holds any shares of restricted stock.

Restricted Stock Units

As of September 14, 2010, Mr. Gutstein holds 123,205 unvested RSUs. There are 123,205 shares of our common stock underlying Mr. Gutstein’s unvested RSUs with an aggregate value of $1,504,063 based on the $12.50 per share merger consideration. None of our other executive officers or our outside directors holds RSUs.

Change of Control Agreement

Mr. Bupp is currently a party to an employment agreement with us, which was amended as of August 23, 2010 to provide for payments upon specified terminations of his employment following a change in control of Diamond. The merger contemplated by the merger agreement would constitute a change in control for this purpose. The amounts of these payments depend on whether Mr. Bupp receives and accepts an offer of continued employment from PwC prior to the effective time of the merger. It is expected that Mr. Bupp will not receive such an offer, and if he does receive such an offer it is expected that he will decline it. Mr. Bupp’s employment is therefore expected to be terminated at the effective time of the merger and, as a result, he will be entitled to a lump sum cash payment of $987,218 at the effective time of the merger, consisting of:

•	$693,500, which is equal to 12 months of his compensation comprised of $475,000 in base salary, a $142,500 quarterly performance bonus and a $76,000 long-term performance bonus;

•	$10,000 lump sum; and

•	$283,718 in respect of his unvested equity that is cancelled or surrendered at the effective time of the merger.

In addition, Mr. Bupp will be eligible to receive a bonus payment in respect of the Company’s performance year ending September 30, 2010 in the ordinary course of business consistent with past practice. Mr. Bupp also will receive customary third party executive outplacement services during the 12 months following such termination.

Future Executive Employment Arrangements

It is expected that Messrs. Gutstein, Sviokla and Weakland will be admitted as partners of PwC, and Mr. Warrington will be admitted as a partner of PwC UK, at the effective time of the merger. Messrs. Gutstein, Sviokla and Weakland will be subject to the same terms and conditions under PwC’s existing partnership agreement as existing partners of PwC and the other practice partners of Diamond who are admitted as partners of PwC at the effective time of the merger. Mr. Warrington will be subject to the same terms and conditions under PwC UK’s existing partnership agreement as existing partners of PwC UK and the other practice partners of Diamond Management and Technology Consultants, Limited (“Diamond UK”) who are admitted as partners of PwC UK at the effective time of the merger.

Annual Base Compensation, Bonus and Equity Compensation

For the fiscal year ended March 31, 2010, Mr. Gutstein received total compensation of $1,576,853, consisting of (i) base compensation of $700,000, (ii) an aggregate bonus of $407,000, consisting of a $225,000 annual bonus, a $70,000 quarterly performance bonus and a $112,000 long-term performance bonus and (iii) equity awards with an aggregate grant date fair value of $469,853. Following the merger, Mr. Gutstein’s target total annual compensation is expected to be up to approximately $1,345,000, consisting of (i) fixed base compensation of $400,000 and (ii) up to approximately $945,000 of variable compensation.

For the fiscal year ended March 31, 2010, Mr. Sviokla received total compensation of $877,750, consisting of (i) base compensation of $475,000 and (ii) an aggregate bonus of $402,750, consisting of a $170,000 annual bonus, a $118,750 partner focus program bonus, a $47,500 quarterly performance bonus and a $66,500 long-term performance bonus. Following the merger, Mr. Sviokla’s target total annual compensation is expected to be up to approximately $1,140,000, consisting of (i) fixed base compensation of $375,000 and (ii) up to approximately $765,000 of variable compensation.

For the fiscal year ended March 31, 2010, Mr. Warrington received total compensation of $779,927, consisting of (i) base compensation of $435,662 and (ii) an aggregate bonus of $344,265, consisting of a $170,000 annual bonus, a $108,916 partner focus program bonus, a $43,566 quarterly performance bonus and a $21,783 long-term performance bonus. Following the merger, Mr. Warrington’s target total annual compensation is expected to be up to approximately $984,000, consisting of (i) fixed base compensation of $403,000 and (ii) up to approximately $581,000 of variable compensation.

For the fiscal year ended March 31, 2010, Mr. Weakland received total compensation of $897,750, consisting of (i) base compensation of $475,000 and (ii) an aggregate bonus of $422,750, consisting of a $190,000 annual bonus, a $118,750 partner focus program bonus, a $47,500 quarterly performance bonus and a $66,500 long-term performance bonus. Following the merger, Mr. Weakland’s target total annual compensation is expected to be up to approximately $1,095,000, consisting of (i) fixed base compensation of $375,000 and (ii) up to approximately $720,000 of variable compensation.

Termination and Severance Payments

Messrs. Gutstein, Sviokla and Weakland will be admitted as partners of PwC and will be subject to the same termination and severance provisions under PwC’s existing partnership agreement as existing partners of PwC and the other practice partners of Diamond who are admitted as partners of PwC at the effective time of the merger. Mr. Warrington will be admitted as a partner of PwC UK and will be subject to the same termination and severance provisions under PwC UK’s existing partnership agreement as existing partners of PwC UK and the other practice partners of Diamond UK who are admitted as partners of PwC UK at the effective time of the merger.

Benefits

Messrs. Gutstein, Sviokla and Weakland will be admitted as partners of PwC and will be eligible to participate in benefit, fringe and perquisite plans and arrangements under PwC’s existing partnership agreement as existing partners of PwC and the other practice partners of Diamond who are admitted as partners of PwC at the effective time of the merger. Mr. Warrington will be admitted as a partner of PwC UK and will be eligible to participate in benefit, fringe and perquisite plans and arrangements under PwC UK’s existing partnership agreement as existing partners of PwC UK and the other practice partners of Diamond UK who are admitted as partners of PwC UK at the effective time of the merger.

Unvested Equity

Messrs. Gutstein, Sviokla, Warrington and Weakland will receive the amounts described above under “—Equity Compensation Arrangements—Executive Officers” with respect to their Diamond SARs, restricted stock and RSUs that are unvested at the effective time of the merger.

Indemnification; Directors’ and Officers’ Insurance

With respect to claims made from and after the effective time of the merger and during a period of at least six years thereafter, PwC will, and will cause the surviving company of the merger to, fulfill and honor the obligations of Diamond to its current and former directors and officers pursuant to Diamond’s certificate of incorporation and bylaws. In addition, the certificate of incorporation and bylaws of the surviving corporation will contain provisions with respect to indemnification, advancement of expenses and exculpation that are at least as favorable to our current and former directors and officers as those contained in our existing articles of incorporation and bylaws, as amended. Such provisions will not be amended, repealed or modified for a period of six years after the effective time of the merger in a manner that would adversely affect the rights of such current and former directors and officers.

For a period of not less than six years after the effective time of the merger, PwC will cause the surviving corporation to maintain directors’ and officers’ liability insurance for events occurring prior to the effective time of the merger on terms with respect to coverage and amounts that are no less favorable than those in effect as of the date of the merger agreement.

A more complete description of the indemnification and insurance provisions in the merger agreement can be found under “—Indemnification and Insurance” on page 69.

Material U.S. Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This discussion does not purport to consider all aspects of United States federal income taxation that might be relevant to our United States Holders. This summary is based on the Internal Revenue Code of 1986, as amended (or the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect, that could affect the continuing validity of this discussion.

This summary is limited to United States Holders who hold shares of our common stock as capital assets within the meaning of section 1221 of the Code (generally speaking, stock held for investment purposes). This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	cooperatives;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or SARs, the settlement of RSUs or otherwise as compensation.

In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law. Also, if a portion of the merger consideration is withheld pursuant to any law in respect of withholding taxes, such withheld amounts will be treated for purposes of this summary as having been received by the holder in respect of whose shares the withholding was made.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States Holder” means a holder of our common stock that is:

•	an individual citizen or resident of the United States for United States federal income tax purposes;

•

a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control, or (b) that has made a valid election to be a U.S. person for federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. Any such gain or loss would be long-term capital gain or loss if the United States Holder’s holding period for the shares of our common stock exceeded one year. Long-term capital gains recognized by an individual are subject to preferential federal income tax rates. The maximum federal income tax rate applicable to long-term capital gains for 2010 is 15%, but such rate is currently scheduled to increase to 20% on January 1, 2011. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Under the “backup withholding” provisions of United States federal income tax law, the exchange agent for the merger may be required to withhold and pay over to the Internal Revenue Service (IRS), a portion of the amount of any payments you receive in connection with the merger unless you (1) provide a correct taxpayer identification number (which, if you are an individual, is your Social Security number) and any other required information to the exchange agent, or (2) are a corporation or come within certain exempt categories and, when required, demonstrate this fact and otherwise comply with applicable requirements of the backup withholding rules. The current backup withholding rate is 28% but is currently scheduled to increase to 31% on January 1, 2011. If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount withheld as backup withholding does not constitute an additional tax and will be creditable against your United States federal income tax liability. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

A United States Holder may prevent backup withholding by completing the IRS Form W-9 (or substitute form) that will be included with the letter of transmittal mailed to you by the exchange agent and submitting the completed IRS Form W-9 (or substitute form) to the exchange agent when you submit your stock certificate(s) following the effective time of the merger.

Appraisal Rights

Holders of record of our shares of common stock who do not vote in favor of the adoption of the merger agreement or consent thereto in writing and who properly demand appraisal of their shares will be entitled to seek appraisal of the “fair value” of their shares under Section 262 of the Delaware General Corporation Law, or Section 262.

In order to exercise appraisal rights and obtain “fair value” for your shares exclusive of any element of value arising from the expectation or accomplishment of the merger, you must demand an appraisal and perfect your appraisal rights in accordance with Section 262. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps set out in Section 262 properly and in a timely manner to perfect appraisal rights. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of our common stock” are to the record holder or holders of the shares of our common stock entitled to vote as to which appraisal rights are asserted.

Under Section 262, a record holder of shares of our common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262, will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex D. Any holder of our common stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock, we believe that if you consider exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise appraisal rights must deliver to us, before the vote on the adoption of the merger agreement at the annual meeting on [DATE], a written demand for the appraisal of the stockholder’s shares, and must not vote in favor of the adoption of the merger agreement. This written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to adopt the merger agreement will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement. The demand must reasonably inform us of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the annual meeting of stockholders will constitute a waiver of appraisal rights. A holder of shares of our common stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger.

A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

Only a holder of record of shares of our common stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of our common stock should be executed by or on behalf of the holder of record, and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to the Company. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of our common stock entitled to vote held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be made in writing and delivered to the following address prior to the vote on the adoption of the merger agreement: Diamond Management & Technology Consultants, Inc., 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, Attention: Secretary.

The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock. If your shares of our common stock are held through a broker, bank, nominee or other third-party and you wish to demand appraisal rights you must act promptly to instruct the applicable broker, bank nominee or other third party to follow the steps set out in Section 262, and summarized here, properly and in a timely fashion.

At any time within 60 days after the effective date of the merger, any holder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any holder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court seems just; provided, however, that any holder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required or, except with respect to any holder who withdraws such holder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the holder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to, or more than the consideration being offered pursuant to the merger agreement.

Within ten days after the effective time of the merger, the surviving corporation must notify each holder of our common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement that the merger has become effective. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of our common stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, the holders of our common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of shares of our common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of our common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of our shares held either in a voting trust or by a nominee on behalf of such person may, in the person’s own name, file a petition or request from the surviving corporation as described above.

Under the merger agreement, we have agreed to provide PwC prompt notice of any demands for appraisal, withdrawals of such demands and any other related instruments served pursuant to the General Corporation Law of the State of Delaware received by us pursuant to Section 262. PwC will have the right to participate in and direct negotiations and proceedings with respect to demands for appraisal under Section 262. We will not make any payments with respect to, or settle or offer to settle, any demands for appraisal without the prior written consent of PwC.

If a petition for an appraisal is timely filed by a holder of shares of our common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to that stockholder.

After determining the holders of our common stock entitled to appraisal, the Delaware Court of Chancery will determine the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as, or less than the cash merger consideration that they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a merger is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the cash merger consideration.

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable in the circumstances. Upon application of a stockholder seeking appraisal rights, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by such stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination of assessment, each party bears its own expenses.

Any holder of shares of our common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of our common stock as of a record date prior to the effective time of the merger).

If any holder of shares of our common stock who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the effective time of the merger into the right to receive $12.50 in cash per share, without interest and less any applicable withholding taxes. A holder of shares of our common stock will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger consideration, except that any attempt to withdraw made more than 60 days after the effective time of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent approval by the Delaware Court of Chancery, which approval may be conditioned upon the terms the Court deems just.

Failure to comply with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder who may wish to pursue appraisal rights is urged to consult legal counsel promptly.

Regulatory Matters

Antitrust Authorities

The merger is subject to the mandatory notification and waiting period requirements of the HSR Act, which requires that we and PwC furnish certain information and materials relating to the merger to the Antitrust Division and the FTC. Under the HSR Act, the merger may not be consummated until the applicable waiting period has expired or been terminated by the Antitrust Division and the FTC. Each of us and PwC filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on September 3, 2010. On September 14, 2010, the FTC granted early termination of the waiting period under the HSR Act without the imposition of any conditions or restrictions on the consummation of the merger.

Commitment to Obtain Approval

We and PwC have agreed to use our reasonable best efforts to obtain all necessary consents and approvals of governmental entities and all required approvals, consents and authorizations from any other person to consummate the merger. Despite our general obligation to use our reasonable best efforts to obtain necessary consents, approvals and authorizations, neither we nor PwC is required to (i) enter into any settlement, stipulation or agreement with a governmental authority in connection with the merger or (ii) divest or otherwise hold separate any of the businesses or assets of PwC or the Company.

Delisting and Deregistration of Our Common Stock

If the merger is consummated, our common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Exchange Act, as amended, and we will no longer file periodic reports with the SEC.

Litigation Related to the Merger

Shortly after the announcement of the proposed merger, several putative stockholder class action complaints were filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division and the Court of Chancery of the State of Delaware against various combinations of PwC, Merger Sub, us, the individual members of our board of directors, and one of our senior executives.

Illinois State Court

Shortly after the announcement of the proposed merger, five putative stockholder class action complaints challenging the proposed merger were filed in the Circuit Court of Cook County, Illinois, County Department, Chancery Division, against various combinations of PwC and Merger Sub, us, the individual members of our board of directors, and one of our senior executives. The complaints generally allege, among other things, that the members of our board of directors breached their fiduciary duties owed to our public stockholders by entering into the merger agreement, approving the proposed merger, failing to take steps to maximize our value to our public stockholders, and entering into certain voting agreements, and that we and PwC aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors PwC and that certain provisions of the merger agreement unduly restrict our ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed merger and other forms of equitable relief.

On September 8, 2010, the Illinois court consolidated the four stockholder class action complaints that were filed as of the date of the motion to consolidate filed by one of the plaintiffs. On September 9, 2010, the defendants filed a motion to stay the consolidated Illinois cases pending the outcome of the Delaware litigation described below.

A status conference in the consolidated action has been set for March 2, 2011.

Delaware Court of Chancery

Shortly after the announcement of the proposed merger, a putative stockholder class action complaint challenging the transaction was filed in the Court of Chancery of the State of Delaware against PwC, Merger Sub, us, the individual members of our board of directors, and one of our senior executives. The complaint generally alleges, among other things, that the members of our board of directors breached their fiduciary duties owed to our public stockholders by entering into the merger agreement, approving the proposed merger, failing to take steps to maximize our value to our public stockholders, and entering into certain voting agreements, and that we and PwC aided and abetted such breaches of fiduciary duties. In addition, the complaint alleges that the proposed merger improperly favors PwC and that certain provisions of the merger agreement unduly restrict our ability to negotiate with other potential bidders. The complaint generally seeks, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, injunctive relief prohibiting the defendants from consummating the proposed merger and other forms of equitable relief.

On September 3, 2010, the court held an initial status and scheduling conference for the Delaware litigation. Following this conference, the court entered an order setting a schedule for the litigation, which, among other things, set a date of November 15, 2010 for a hearing on a motion to preliminarily enjoin the proposed merger.

On September 8, 2010, the defendants filed answers to the complaint filed in the Delaware litigation. On September 9, 2010, the court entered an order certifying a class of Diamond stockholders who held stock at any time during the period beginning and including August 24, 2010 through and including the date of the consummation of the proposed merger.

Based on our review of the complaints, we believe that these lawsuits and the underlying claims are without merit. We intend to defend the lawsuits vigorously.

Exchange Agent

The Bank of New York Mellon is expected to act as the exchange agent for the payment of the merger consideration.

THE MERGER AGREEMENT

The following description summarizes the material provisions of the merger agreement. Stockholders should read carefully the merger agreement, which is attached as Annex A to this proxy statement.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

The merger agreement contains representations and warranties that we, on the one hand, and PwC and Merger Sub, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the merger agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties in connection with signing the merger agreement. While we do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about us, since they were made as of specific dates, may be intended merely as a risk allocation mechanism between us and PwC and Merger Sub and are modified in important part by the underlying disclosure schedules.

The merger agreement provides that Merger Sub will merge with and into us. We will survive the merger as a wholly-owned indirect subsidiary of PricewaterhouseCoopers LLP, a limited liability partnership organized under the laws of the State of Delaware.

The closing date for the merger will be as soon as possible, but in any event no later than two business days after the satisfaction or waiver of all conditions to closing in the merger agreement. We expect to consummate the merger in the fourth quarter of calendar year 2010, subject to the satisfaction of customary closing conditions, including stockholder approval and antitrust clearance. However, we cannot assure you when, or if, all of the conditions to completion of the merger will be satisfied or waived. See “—Conditions to the Consummation of the Merger” beginning on page 67.

The merger will be effective when we file a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as we and PwC specify in such certificate of merger. We expect to make this filing at the time of the closing under the merger agreement.

Merger Consideration

The merger agreement provides that each share of our common stock outstanding immediately prior to the effective time of the merger (other than shares held by us, PwC, Merger Sub or any of our or their respective subsidiaries, or by holders properly exercising appraisal rights under Delaware law) will be converted at the effective time of the merger into the right to receive cash in the amount of $12.50 per share. Any outstanding shares of our common stock that are held by us as treasury stock or owned by PwC or Merger Sub will be canceled without any conversion into a right to payment. All vested and unvested stock options, SARs, RSUs and restricted stock will be canceled or surrendered in exchange for the merger consideration, to be paid out as described below in “—Treatment of Other Equity Securities.”

Each share of our common stock held by one of our subsidiaries will be converted into an amount of stock of the surviving corporation such that each subsidiary owns the same percentage of the outstanding capital stock of the surviving corporation as the subsidiary owned in us immediately prior to the effective time. Each share of Merger Sub will be converted into one share of common stock of the surviving corporation.

If any of our stockholders perfects appraisal rights with respect to any of our shares, then we will treat those shares as described under “The Merger—Appraisal Rights” beginning on page 53.

Treatment of Other Equity Securities

Stock Options and Stock Appreciation Rights

Holders of stock options and SARs that are vested as of the effective time of the merger will receive in cash promptly after the effective time of the merger, for each share of our common stock covered by the stock option, the excess of $12.50 over the applicable exercise price of the stock option. Holders of stock options and SARs that are unvested as of the effective time of the merger will receive the amount described in the preceding sentence, subject to payment as described below. For employees of Diamond who are admitted as partners of PwC, one of its affiliates or a PwC Member Firm, such amount is generally payable one-third on April 1, 2011 and two-thirds on April 1, 2012, contingent on such individuals remaining partners of PwC, one of its affiliates or a PwC Member Firm on such dates. For other employees of Diamond, such amount is generally payable in its entirety on April 1, 2011, contingent on such individuals remaining employed by PwC, one of its affiliates or a PwC Member Firm on such date. Notwithstanding the foregoing, for Diamond employees whose employment is terminated at the effective time of the merger, such amount is generally payable to such individuals promptly following the effective time.

Restricted Stock and Restricted Stock Units

Holders of shares of restricted stock and RSUs, all will receive in cash $12.50 per share. For employees of Diamond who are admitted as partners of PwC, one of its affiliates or a PwC Member Firm, such amount is generally payable one-third on April 1, 2011 and two-thirds on April 1, 2012, contingent on such individuals remaining partners of PwC, one of its affiliates or a PwC Member Firm on such dates. For other employees of Diamond, such amount is generally payable in its entirety on April 1, 2011, contingent on such individuals remaining employed by PwC, one of its affiliates or a PwC Member Firm on such date. Notwithstanding the foregoing, for Diamond employees whose employment is terminated at the effective time of the merger, such amount is generally payable to such individuals promptly following the effective time.

Employee Stock Purchase Plan

We will suspend our employee stock purchase plan, or “ESPP,” so that no purchase period or offering period will commence thereunder after the date of the merger agreement and terminate the ESPP immediately prior to the effective time of the merger. Amounts allocated to each participant’s account under the ESPP will, at the effective time of the merger, be used to purchase shares of our common stock. All such shares of our common stock will be converted into the right of the participants to receive in cash the merger consideration of $12.50 per share.

Surrender of Stock Certificates; Payment of Shares; Lost Certificates

PwC will appoint an exchange agent for the benefit of the holders of our common stock. At the effective time of the merger, PwC will deliver to the exchange agent an amount in cash equal to the aggregate merger consideration.

Promptly following the effective time of the merger, the exchange agent will mail to each person who was a holder of record of our common stock as of the effective time of the merger, a letter of transmittal and instructions for exchanging certificates representing shares of our common stock. After the effective time of the merger, each holder of a certificate previously representing shares of our issued and outstanding common stock will, upon surrender to the exchange agent of a certificate, together with a properly completed letter of transmittal (or upon receipt of an “agent’s message” in the case of a book-entry transfer of uncertified shares), be entitled to receive the applicable cash payment for each share of our common stock represented by such certificate.

Directors and Officers

The merger agreement provides that the directors of Merger Sub at the effective time of the merger will be the directors of the surviving corporation and that the officers of Merger Sub at the effective time of the merger will be the officers of the surviving corporation.

Representations and Warranties

Our Representations and Warranties

We have made a number of representations and warranties in the merger agreement regarding aspects of our business and other matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	our, and each of our subsidiaries’, valid existence, good standing and qualification;

•	our, and each of our subsidiaries’, capital structure;

•	our corporate power and authority to enter into the merger agreement and consummate the merger, and the approval of our board of directors of the merger agreement;

•	the governmental filings required in connection with the merger;

•	non-contravention of our charter documents or certain contracts as a result of entering into the merger agreement and consummating the merger;

•

the filing of required company reports and other documents with the SEC, the compliance of such reports and documents with applicable requirements of federal securities laws, rules and regulations, and the accuracy and completeness of such reports and documents, including the content of our financial statements included in such reports and documents;

•	compliance with SEC and NASDAQ rules and regulations;

•	the maintenance of disclosure controls and procedures to ensure timely and adequate reporting and compliance with the Sarbanes-Oxley Act of 2002;

•	the absence of a material adverse effect since March 31, 2010 and the absence of certain other changes and events since March 31, 2010;

•	the absence of certain liabilities that would be material to us;

•	our compliance with laws and rules of any government;

•	litigation matters;

•	real estate matters;

•	intellectual property matters;

•	tax matters;

•	ERISA compliance, employee benefits and arrangements, and labor matters;

•	environmental matters;

•	our material contracts, including contracts restricting our business activities and transactions with affiliates;

•	finders’ fees;

•	the receipt of a fairness opinion from Morgan Stanley; and

•	the inapplicability of any antitakeover statute.

Representations and Warranties of PwC and Merger Sub

PwC and Merger Sub have made a number of representations to us regarding various matters pertinent to the merger. The topics covered by these representations and warranties include the following:

•	their valid existence, good standing and qualification;

•

their power and authority to enter into the merger agreement and consummate the merger and the approval of the merger agreement by the board of partners and principals of PwC and the board of directors of Merger Sub;

•	the absence of business activities by Merger Sub other than its entry into the merger agreement and related agreements with us;

•	the governmental filings required in connection with the merger;

•	non-contravention of their charter documents or certain contracts as a result of entering into the merger agreement and consummating the merger;

•	the lack of untrue material information provided for inclusion in this proxy statement;

•	finders’ fees;

•	availability of (or access to) sufficient funds to pay the merger consideration; and

•	the lack of any material ownership interest in Diamond other than that contemplated by the merger agreement.

Many of the representations and warranties made in the merger agreement are qualified by either knowledge, materiality, or by a material adverse effect standard as defined in the merger agreement. The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants of Diamond

Conduct of Our Business Prior to the Merger

In the merger agreement, we have agreed that we, and our subsidiaries, will conduct our business in the ordinary course, consistent in all material respects with our past practice. We have agreed to use our reasonable best efforts to preserve our present business organization, maintain all governmental licenses and permits, keep the services of our present officers and employees available and preserve our relationships with customers, suppliers and others with whom we have material business dealings.

As part of our obligation to conduct our business in the ordinary course, we have specifically agreed that, prior to the merger and subject to certain exceptions or unless PwC gives its prior written consent, we, and our subsidiaries, will not do or agree, resolve or commit to do any of the following:

•	amend our charter documents or those of our subsidiaries;

•	split, combine or reclassify shares of our capital stock;

•	declare any dividend or distribution in relation to the capital stock other than quarterly cash dividends not to exceed $0.09 per share per quarter or dividends paid by our subsidiaries;

•	redeem, repurchase or otherwise acquire our own securities or those of our subsidiaries, except in the ordinary course consistent with past practice in connection with our equity incentive plans;

•

issue, deliver or sell any of our common stock or securities or those of our subsidiaries other than the issuance, in the ordinary course of business, of (i) shares issued upon the exercise of equity-based awards, (ii) equity of our subsidiaries issued to us and (iii) equity issued to new employees and in connection with promotions;

•

other than in accordance with the capital expenditure budget provided in connection with the merger agreement, incur any capital expenditure exceeding $50,000 individually or $150,000 in the aggregate;

•	acquire, directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

•

sell, lease or otherwise transfer, or create or incur any lien on, any of our assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions, except as otherwise permitted under the merger agreement, or in the ordinary course of business or contributions to wholly-owned subsidiaries, consistent with past practice;

•	incur indebtedness for borrowed money or guarantees thereof having an aggregate principal amount outstanding greater than $1,000,000;

•

enter into material contracts or modify in any material respect any existing material contract, unless the material contract is for the sale of services by us or any of our subsidiaries and is entered into in the ordinary course of business consistent with past practice;

•

grant or increase severance or termination pay, enter into an employment agreement other than with a new hire in the ordinary course of business consistent with past practice, increase benefits payable under existing severance or termination policies or increase compensation, bonus or other benefits payable to any employee other than in the ordinary course of business consistent with past practice, provided that we are allowed to make our currently planned annual bonus payments, establish cash retention awards for key employees needed to effectuate the closing of the merger, pay our annual cash retainer to outside directors, hire new employees consistent with our current hiring plans and increase salaries in connection with regularly scheduled promotions and salary increases;

•	change accounting methods, except as necessary to remain in compliance with GAAP or Regulation S-X of the Exchange Act;

•

settle or propose to settle any material litigation or claim against us, any stockholder litigation or dispute against us or our officers or directors, or any litigation arising out of the merger agreement; or

•	make certain changes regarding tax accounting methods and procedures.

Definition of Material Adverse Effect

For the purposes of the merger agreement, a “material adverse effect” means, when used with respect to us, a material adverse effect on (i) the financial condition, business or results of operations of us and our subsidiaries, taken as a whole, or (ii) our ability to consummate the transactions contemplated by the merger agreement; provided that this definition shall not be deemed to include a material adverse effect to the extent it arises out of:

•

changes in the financial or securities markets or general economic, financial or political conditions in the United States or the European Union, to the extent not having a disproportionate effect on us or our subsidiaries when compared to other participants in the industry in which we and our subsidiaries operate;

•

changes (including changes in applicable law or GAAP) or conditions generally affecting the industry in which we operate to the extent not relating to us specifically or not having a disproportionate effect on us or our subsidiaries;

•

acts of war, terrorism or natural disasters, or escalation thereof, involving the United States or the European Union, to the extent not having a disproportionate effect on us or our subsidiaries relative to other participants in the industry in which we and our subsidiaries operate;

•	changes in the price or trading volume of our stock or our failure to meet projections, estimates, guidance, metrics or forecasts;

•	the announcement or pendency of the transactions contemplated by the merger agreement or other communication by PwC or Merger Sub regarding the business of Diamond post-closing;

•	actions and omissions we or any of our subsidiaries have taken with the prior written consent of PwC or which were expressly required by the merger agreement; or

•	loss of customers or employees of us and our subsidiaries as a result of the announcement or pendency of the transactions contemplated by the merger agreement.

When used with respect to PwC, a “material adverse effect” means a material adverse effect on the ability of PwC or Merger Sub to consummate the transactions contemplated by the merger agreement.

Stockholders’ Meeting

We have called an annual meeting of our stockholders on [DATE] for the purpose of obtaining the adoption by our stockholders of the merger agreement and we have agreed to use our reasonable best efforts to solicit the adoption of the merger agreement by our stockholders. The special committee and our board of directors, by the unanimous vote of all directors present and voting, have recommended the approval and adoption by our stockholders of the merger agreement, the merger and the other transactions contemplated thereby.

No Solicitation of Acquisition Proposals

The merger agreement contains provisions prohibiting us from seeking an alternative transaction to the merger. Under these “no shop” provisions, we agree that we may not, subject to specific exceptions, directly or indirectly:

•	solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal;

•

negotiate, provide non-public information relating to us or our subsidiaries, afford access to the business, properties, assets, books or records of us or any of our subsidiaries, or otherwise knowingly assist or encourage any third party that is seeking to make, or has made, any acquisition proposal;

•

fail to make, withdraw or modify the recommendation of the merger by our board of directors in a manner that is adverse to PwC (or recommend an acquisition proposal or take any action or make any statement inconsistent with the recommendation of the merger by our board of directors);

•	grant a waiver of any standstill or similar agreement with respect to any class of equity securities of us or our subsidiaries;

•	approve a business combination with an interested stockholder; or

•	enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or similar instrument relating to an acquisition proposal.

Within one business day of our receipt of (i) any acquisition proposal, (ii) any bona fide indication that a third party is considering making an acquisition proposal or (iii) any request for information relating to us or us or our subsidiaries or for access to the business, properties, assets, books or records of us or our subsidiaries that would reasonably be expected to lead to an acquisition proposal, we must notify PwC orally and in writing of the material terms and conditions of such acquisition proposal, indication or request and the identity of the person or group making such acquisition proposal, indication or request. We must keep PwC reasonably informed, on a current basis, of the status and material terms of such acquisition proposal, indication or request. We have also agreed to provide PwC with copies of all correspondence and written materials relating to material terms of such acquisition proposal within one business day of our receipt of such materials.

For purposes of the merger agreement, an “acquisition proposal” is any third party offer, proposal or inquiry relating to, or any third-party indication of interest in:

•

any acquisition of (i) 15% or more of our and our subsidiaries’ consolidated assets, (ii) 15% or more of any class of our equity or voting securities or (iii) 15% or more of any class of equity or voting securities of any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets;

•

any tender offer (including a self-tender offer) or exchange offer that would result in a group unrelated to PwC beneficially owning (i) 15% or more of any class of our equity or voting securities or (ii) 15% or more of any class of equity or voting securities of any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets; or

•

any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of our assets.

If at any time prior to the adoption of the merger agreement by our stockholders we receive a bona fide, written acquisition proposal that our board of directors in good faith believes is, or could reasonably be expected to lead to, a superior proposal, then we may engage in discussions and negotiations with respect to the acquisition proposal with the third party making the acquisition proposal, and its representatives, as long as:

•

before providing any information relating to us or our subsidiaries, we enter into a confidentiality agreement with the third party on terms no less favorable to us than the confidentiality agreement we entered into with PwC;

•	we furnish any information to PwC prior to, or substantially concurrently with, our disclosure of such information to the third party (to the extent not previously provided to PwC); and

•

our board of directors determines in good faith, after consultation with outside legal counsel, that failure to engage in such discussion and negotiations, or to provide such information, would be inconsistent with its fiduciary duties under Delaware law.

For purposes of the merger agreement, a “superior proposal” means a bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of our stock or all or substantially all of our assets which our board of directors has determined, in good faith after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, is more favorable to our stockholders than the terms of the merger agreement and is reasonably likely to be consummated.

In addition, nothing in the merger agreement prohibits our board of directors from complying with Rule 14e-2(a) under the Exchange Act, as well as any other applicable federal securities laws, with regard to an acquisition proposal that we receive.

Change of Recommendation

In response to the receipt of a superior proposal, our board of directors is permitted to change its recommendation in favor of the merger if all of the following conditions are met:

•

we have promptly notified PwC, in writing at least 48 hours (but in no event less than one business day) before taking such action, of our intention to make a change in recommendation, which notice includes (i) the most current version of the proposed agreement, to the extent available, under which the superior proposal is proposed to be contemplated, and (ii) the identity of the third party making the superior proposal;

•

if requested by PwC, we have engaged in good faith negotiations with PwC to enable PwC to propose changes to the terms of the merger agreement that would cause such superior proposal to no longer constitute a superior proposal; and

•

our board of directors has considered in good faith, including consultation with a financial advisor of nationally recognized reputation and outside legal counsel, any changes to the merger agreement proposed in writing by PwC.

In addition, our board of directors is permitted to change its recommendation in favor of the merger in response to an intervening event if all of the following conditions are met:

•

we have promptly notified PwC, in writing at least 48 hours (but in no event less than one business day) before taking such action, of our intention to make a change in recommendation and our basis and rationale for doing so;

•

if requested by PwC, we have engaged in good faith negotiations with PwC to enable PwC to propose changes to the terms of the merger agreement that would obviate the need for our board of directors to take such action; and

•

our board of directors has considered in good faith, including consultation with a financial advisor of nationally recognized reputation and outside legal counsel, any changes to the merger agreement proposed in writing by PwC.

For purposes of the merger agreement, an “intervening event” means a material development or change in material circumstances (other than an acquisition proposal or a superior proposal) occurring or arising after the date of the merger agreement, that becomes known by our board of directors after execution of the merger agreement and prior to our stockholders’ approval of the merger. However, no development or change in circumstances resulting from or arising out of the announcement, pendency or consummation of the transactions contemplated by the merger agreement constitutes an intervening event.

Covenants of PwC

Employee Matters

For a period of one year after the effective time of the merger, PwC has agreed to provide Diamond employees (excluding those admitted as partners of PwC, one of its affiliates or a PwC Member Firm) that continue as employees of PwC or any of its affiliates with:

•	a base salary that is not less than the base salary provided by us immediately prior to the effective time of the merger;

•	benefits (other than cash incentive compensation, equity-based compensation and severance) on the terms provided to similarly situated employees of PwC;

•	certain severance benefits; and

•	an annual bonus for the year ending April 2011 (as described below).

Annual Bonus

Diamond and PwC have agreed that any bonus earned by an employee of Diamond for the performance year ending September 30, 2010 will be paid in the ordinary course of business consistent with past practice between October 1, 2010 and October 31, 2010 by Diamond and its subsidiaries, if such date occurs prior to the effective time of the merger, or by PwC and its subsidiaries, if such date occurs after the effective time of the merger. PwC has further agreed to provide Diamond employees (excluding those admitted as partners of PwC, one of its affiliates or a PwC Member Firm) that continue as employees of PwC, one of its affiliates or a PwC Member Firm with an annual bonus for PwC’s performance year ending April 2011 that is not less than the annual bonus that such employee would have earned for the performance year ending September 30, 2010, subject to adjustments for performance and time employed, provided that such employee continues to be employed by PwC, one of its affiliates or a PwC Member Firm on the payment date for the 2011 bonus.

Reasonable Best Efforts; Cooperation

We and PwC have agreed to use our reasonable best efforts to consummate the transactions contemplated by the merger agreement, including to prepare and file all documentation required by any governmental authority or other third party and to obtain and maintain approvals, consents, registrations, permits, authorizations and other confirmations required by any governmental authority or other third party. However, we and PwC understand that reasonable best efforts do not include (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with a governmental authority in connection with the transactions contemplated in the merger agreement or (ii) divesting or otherwise holding separate any of the businesses or assets of PwC or the Company. We and PwC agree to use reasonable best efforts to file notification and report forms and to supply additional information and documentary material required or requested under the HSR Act as promptly as practicable and to use reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. PwC will pay all filing fees payable under the HSR Act and any other antitrust law.

We and PwC have agreed to cooperate in (i) the preparation of this proxy statement, (ii) determining whether any governmental filings are required or whether any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, (iii) taking any actions that may be necessary or appropriate in connection with PwC’s auditor independence requirements and (iv) taking any actions, making any filings or submissions or furnishing any information required in connection with the matters referenced in this paragraph. PwC was given an opportunity to review and comment upon this proxy statement, and we have given reasonable and good faith consideration to such comments.

Conditions to the Consummation of the Merger

Our obligation to consummate the merger and the obligation of PwC to consummate the merger are each subject to the satisfaction of specific conditions.

PwC is obligated to consummate the merger only if the following conditions are satisfied:

•	a majority of the outstanding shares of our common stock shall have approved the merger agreement;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect;

•	there is no law applicable to the merger that makes consummation of the merger illegal;

•	any applicable HSR Act waiting period shall have expired or been terminated;

•	all actions by or in respect of any governmental authority required to permit the consummation of the merger shall have been taken, made or obtained;

•	we shall have performed our pre-closing obligations in all material respects;

•

the representations and warranties that we made in the merger agreement, with respect to organization and corporate power, authorization, capitalization and no finders’ fees, shall be true and correct in all material respects;

•

our other representations and warranties shall be true and correct, and any that are not true and correct shall not have had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on us; and

•	no event shall have occurred that has had, or would be reasonably be expected to have, a material adverse effect on us.

We are obligated to consummate the merger only if the following conditions are satisfied:

•	a majority of the outstanding shares of our common stock shall have approved the merger agreement;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the merger shall have been issued by any court of competent jurisdiction or other governmental authority and remain in effect;

•	there shall be no law applicable to the merger that makes consummation of the merger illegal;

•	any applicable HSR Act waiting period shall have expired or been terminated;

•	PwC and Merger Sub shall have performed their pre-closing obligations in all material respects; and

•

PwC’s representations and warranties shall be true and correct, and any that are not true and correct shall not have had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PwC’s ability to consummate the merger.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger:

•	by mutual written consent of us and PwC;

•	by either us or PwC:

•

if the merger is not consummated on or before February 23, 2011, except that the right to terminate the merger agreement shall not be available to any party whose breach of any provision of the merger agreement is the principal cause of the failure to consummate the merger;

•	if there is any applicable law that makes consummation of the merger illegal or otherwise prohibited;

•	if a court or other competent authority enjoins us, PwC or Merger Sub from consummating the merger and such injunction has become final and nonappealable; or

•	if the merger agreement is not approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting.

•	by PwC:

•	if our board of directors changes its recommendation in support of the merger agreement;

•

if our board of directors does not reaffirm its recommendation in support of the merger agreement after receipt or public announcement of an acquisition proposal, as promptly as practical (within at least ten business days) upon PwC’s request;

•	if there is a willing or knowing breach, in a material respect, of the obligations of us or our board of directors not to solicit and to take certain actions with respect to acquisition proposals; or

•

if there is a breach of any representation or warranty or failure to perform any covenant or other agreement made by us in the merger agreement that would result in a failure of any of the conditions to PwC’s or Merger Sub’s obligation to complete the merger and which breach or failure shall not have been cured within 30 days after written notice from PwC of such breach is received by us; provided that at the time of such notice and termination, PwC or Merger Sub is not in material breach of its or their obligations under the merger agreement.

•	by us:

•	if we enter into a definitive agreement with respect to a superior proposal, in compliance with the provisions described below under “The Merger Agreement—Change of Recommendation” on page 65; or

•

if there is a breach of any representation or warranty or failure to perform any covenant or other agreement made by PwC or Merger Sub in the merger agreement that would result in a failure of any of the conditions to our obligation to complete the merger and which breach or failure shall not have been cured within 30 days after written notice from us of such breach is received by PwC; provided that at the time of such notice and termination, we are not in material breach of our obligations under the merger agreement.

Termination Fee

We are obligated to pay a termination fee of $9,000,000 to PwC, payable in immediately available funds in connection with the termination of the merger agreement, under the following circumstances:

•	if PwC terminates the merger agreement for the following reasons, we must pay the termination fee within two business days after such termination:

•	if our board of directors changes its recommendation in support of the merger agreement;

•

if our board of directors does not reaffirm its recommendation in support of the merger agreement after receipt or public announcement of an acquisition proposal, as promptly as practical (within at least ten business days) upon PwC’s request; or

•	if there is a willing or knowing breach, in a material respect, of the obligations of us or our board of directors not to solicit and to take certain actions with respect to acquisition proposals;

•	if we terminate the merger agreement for the following reason, we must pay the termination fee immediately before and as a condition to such termination:

•

if our board authorizes us to enter into a definitive, written agreement with respect to a superior proposal pursuant to and in compliance with the provisions described below under “The Merger Agreement—Change of Recommendation” on page 65; or

•

if (i) we or PwC terminates the merger agreement because the merger has not been consummated by February 23, 2011 or because of a failure to gain approval of our stockholders, (ii) prior to such termination an acquisition proposal has been publicly announced or otherwise been communicated to our stockholders and not withdrawn and (iii) within 12 months after such termination, we enter into a definitive agreement with respect to a 50% acquisition proposal or a 50% acquisition proposal has been consummated, then we must pay the termination fee concurrently with such definitive agreement or consummation of such proposal, whichever occurs first.

If we fail to pay promptly any termination fee due to PwC or Merger Sub, we must also pay reasonable and documented costs and expenses incurred by PwC and Merger Sub in connection with any legal action to enforce the merger agreement that results in a judgment against us.

Indemnification and Insurance

PwC and the surviving corporation agree to indemnify, defend and hold harmless the present and former officers and directors of us and our subsidiaries for six years after the effective time of the merger with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs and expenses in connection with any claim, suit, action, proceeding or investigation, based on or arising out of (i) the indemnified party’s current or former status as a director or officer of us or our subsidiaries or (ii) acts or omissions of the indemnified party occurring at or prior to the effective time of the merger. In addition, for six years after the effective time of the merger, PwC and the surviving corporation will cause the certificate of incorporation and bylaws of the surviving corporation to contain provisions with respect to indemnification, advancement of expenses and exculpation that are no less advantageous to our current and former directors and officers as those contained in our existing articles of incorporation and bylaws, as amended.

PwC and the surviving corporation have agreed to maintain our directors’ and officers’ insurance policies and the existing fiduciary liability insurance policies for a period of not less than six years after the effective time of the merger with respect to any claim arising from or otherwise relating to facts or events that actually or allegedly occurred at or prior to the effective time of the merger. In no event, however, will PwC be required to expend for such policies 300% of the annual premiums paid by us in the last fiscal year. In lieu of the foregoing, prior to the effective time of the merger, Diamond may obtain one or more prepaid and non-cancelable directors’ and officers’ insurance tail policies applicable for a period of at least six years from and after the effective time of the merger that provides substantially equivalent coverage that is no less favorable than the coverage in effect as of the date of the merger agreement, provided that PwC will be given a reasonable opportunity to comment upon the selection of such tail policies and that the aggregate premiums for such tail policies shall in no event exceed 300% of the annual premiums paid by us in the last fiscal year.

PwC and the surviving corporation further agree that, notwithstanding the foregoing, if a claim, suit, action, proceeding or investigation is brought against an indemnified party within six years from the effective time of the merger, PwC’s obligations described above will remain in effect until the final disposition of such proceeding.

Additional Agreements

We and PwC have agreed to:

•	execute and deliver, at the reasonable request of the other party, such other instruments as may be necessary or desirable to effectuate the transactions contemplated by the merger agreement;

•	take necessary actions to cause the exchange of certain equity-based awards held by our Section 16 officers for the merger consideration to be exempt under Rule 16b-3 under the Exchange Act;

•

provide notice to the other party of: (i) any notice or communication alleging that the consent of a person is required in connection with the transactions contemplated by the merger agreement, (ii) any notice or communication from governmental authorities in connection with the transactions contemplated by the merger agreement, (iii) any actions, suits, claims, investigations or proceedings commenced, or to its knowledge, threatened against, relating to or involving or otherwise affecting us or any of our subsidiaries or PwC and any of its subsidiaries that would have been required to be disclosed under the merger agreement or that relate to the consummation of the transactions contemplated by the merger agreement, (iv) any inaccuracy of any representation or warranty made in the merger agreement that would reasonably be expected to cause a closing condition to not be satisfied, or (v) a failure by us or PwC to comply with any covenant or condition of the merger agreement;

•	take those actions necessary to delist our common stock from NASDAQ and deregister our common stock from reporting requirements under the Exchange Act; and

•

use reasonable best efforts to grant such approvals and to take actions as are reasonably necessary so that the transactions contemplated by the merger agreement may be consummated as promptly as practicable in connection with any applicable takeover statutes.

•

The initial press release announcing the merger agreement was a joint press release agreed upon by us and PwC. We and PwC have agreed that neither party will, without the consent of the other party, issue any press release, have any communication with the press, make any other public statement or schedule any conference or conference call with investors or analysts without the consent of the other party, except in respect of any public statement or press release as may be required by applicable law or any listing agreement with or rule of any national securities exchange or association.

Upon reasonable prior notice, and except subject to applicable law and a confidentiality agreement between the parties, dated as of March 22, 2010, we have agreed to (i) give PwC, its counsel, financial advisors, auditors and other representatives reasonable access during normal business hours, on reasonable prior notice, to the offices, properties, books and records of us and our subsidiaries, (ii) furnish to PwC, its counsel, financial advisors, auditors and other representatives, at PwC’s expense, such agreements, financial and operating data, and other information and documentation as may reasonably be requested and (iii) instruct the employees, counsel, financial advisors, auditors and other representatives of us and our subsidiaries to cooperate with PwC in its investigation of us and our subsidiaries as may reasonably be requested.

Fees and Expenses

Except for certain payments made by PwC relating to the HSR Act and payments which might be required of us relating to termination fees, all costs and expenses incurred in connection with the merger agreement will be paid by the party incurring such costs.

Amendments and Waivers

The merger agreement, or any provision thereof, may be amended or waived prior to the effective time if such amendment or waiver is in writing and signed, in the case of an amendment, by each party to the agreement or, in the case of a waiver, by each party against whom the waiver is effective; provided that after the approval of the merger agreement by our stockholders has been obtained, there may be no amendment or waiver that would require the further approval of our stockholders.

Vote Required and Board Recommendation

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting.

The special committee and our board of directors unanimously recommends that you vote “FOR” adoption of the merger agreement.

VI.	PROPOSAL 2—AUTHORITY TO ADJOURN OR POSTPONE THE ANNUAL MEETING

The Adjournment Proposal

If at the annual meeting of stockholders the number of shares of our common stock represented and voting in favor of the adoption of the merger agreement is insufficient to adopt that proposal under the Delaware General Corporation Law, we intend to move to adjourn or postpone the annual meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn or postpone the annual meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, we could adjourn or postpone the annual meeting and any adjourned or postponed session of the annual meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the merger agreement to defeat that proposal, we could adjourn or postpone the annual meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the adoption of the merger agreement.

Vote Required and Board Recommendation

Approval of the proposal to adjourn or postpone the annual meeting for the purpose of soliciting additional proxies, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the votes cast on the proposal. No proxy that is specifically marked “AGAINST” the adoption of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “ FOR ” the adjournment proposal.

Our board of directors recommends that you vote “FOR” the adjournment proposal.

VII.	PROPOSAL 3—ELECTION OF DIRECTORS

Our restated certificate of incorporation and our by-laws permit our board of directors to establish the authorized number of directors within a range of between five (5) and fifteen (15) members, and nine (9) directors are currently authorized. Members of the board of directors are divided into three approximately equal classes, one class of which is elected each year for a three-year term to succeed the directors whose terms are expiring. The board’s nominees whose terms are expiring as Class II directors and who are nominated for re-election at the annual meeting for a three-year term are Melvyn E. Bergstein, Pauline A. Schneider and John J. Sviokla.

Melvyn E. Bergstein has served as a director of Diamond since 1994 when Diamond was founded. Since April 1, 2008, Mr. Bergstein has served as non-executive chairman of our board of directors, after having served as its executive chairman from April 1, 2006 through March 31, 2008. Mr. Bergstein also served as our chief executive officer from 1994 through March 31, 2006. Prior to Diamond’s inception, Mr. Bergstein held several senior executive positions with Technology Solutions Company from 1991 to 1993. Prior to that time, Mr. Bergstein held several senior positions with other consulting firms, including 21 years in various positions with Andersen Consulting, now Accenture Ltd. Mr. Bergstein is a director of Simon Property Group Inc., a publicly traded real estate investment trust. He also serves on the boards of several not-for-profit organizations. Mr. Bergstein is 68 years old. Based on this experience, we believe Mr. Bergstein is qualified to serve on the board of directors. In addition, based on his detailed knowledge of Diamond and corporate governance generally, we believe he is qualified to serve as chairman of the board. He also holds a significant amount of common stock in Diamond.

Pauline A. Schneider has served as a director of Diamond since December 2003. Ms. Schneider has been a partner at the law firm of Orrick, Herrington & Sutcliffe LLP since 2006. Prior thereto, Ms. Schneider was a partner at the law firm of Hunton & Williams LLP from 1985 to 2006. Ms. Schneider specializes in public finance and real estate. Ms. Schneider also serves as a director of Pepco Holdings, Inc. and is active on the boards of several not-for-profit organizations ranging from the arts to student loans to public policy. Ms. Schneider is 67 years old. Based on this experience, we believe Ms. Schneider is qualified to serve on the board of directors. In particular, she has corporate governance, legal, public and not-for-profit board as well as government experience that is relevant to the sectors that we operate in and the issues we face.

John J. Sviokla joined Diamond in September 1998 as a Vice President and became a member of the board of directors in August 1999. Since April 1, 2000, Mr. Sviokla has served as our vice chairman. Prior to joining Diamond, Mr. Sviokla was a professor at the Harvard Business School from October 1986 to August 1998. His pioneering work on “Marketspace” established Harvard’s first course on electronic commerce. He co-authored the seminal articles “Managing in the Marketspace” and “Exploiting the Virtual Value Chain,” both appearing in the Harvard Business Review. Mr. Sviokla has authored over 100 articles, cases, videos and tele-seminars, edited books and been a consultant to large and small companies around the world. He has been a frequent speaker at executive forums and a guest professor at many universities including the Kellogg School of Management at Northwestern University, MIT, The London Business School, the Melbourne Business School and the Hong Kong Institute of Science and Technology. Mr. Sviokla also serves as a director of AMICAS, Inc. Mr. Sviokla is 53 years old. Based on this experience, we believe Mr. Sviokla is qualified to serve on the board of directors. In particular, Mr. Sviokla provides a deep knowledge of business technology, the research process, marketing and the development of intellectual capital.

Proxies cannot be voted for a greater number of persons than the number of nominees named. The persons named in the proxy card (and on the Internet web site containing the proxy materials) intend to vote for the re-election of each of these nominees unless you indicate that your vote should be withheld.

If elected, the nominees will continue in office until their successors have been duly elected and qualified or until the earlier of their death, resignation or retirement. We expect each of the nominees to be able to serve if elected, and each has expressed his intention to serve. If on account of death or unforeseen contingencies any of these persons is unavailable for election, the proxies will be voted for a substitute nominee designated by the board of directors.

Vote Required and Board Recommendation

The election of directors requires the plurality of the votes cast in favor of a director nominee; that is, the nominees receiving the greatest number of votes will be elected.

Our board of directors recommends that you vote “FOR” the election of Melvyn E. Bergstein, Pauline A. Schneider and John J. Sviokla as Class II directors.

VIII. PROPOSAL 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED AUDITORS

Stockholders will be asked to ratify the appointment by our audit committee of KPMG LLP as our independent registered auditors for fiscal year 2011. The audit committee appoints, retains, approves compensation, reviews the independence and qualifications and oversees all audit and allowable non-audit work of our independent registered auditors. The audit committee also has the authority to replace our independent registered auditors.

The ratification of the appointment of the independent registered auditors requires the affirmative vote of the holders of a majority of the total shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting, provided that a quorum is present at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of KPMG LLP as our independent registered auditors for the fiscal year ending March 31, 2011, unless specified otherwise.

Representatives from KPMG LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they so desire.

Vote Required and Board Recommendation

Ratification of the appointment of the Company’s independent auditors requires the affirmative vote of the holders of a majority of the votes cast on the proposal.

Our board of directors recommends that you vote “FOR” the ratification of the appointment of KPMG LLP.

IX.	MARKET PRICE AND DIVIDEND DATA

Our common stock is traded on the NASDAQ Global Select Market under the symbol “DTPI.” The table below shows, for the periods indicated, the range of high and low per share sales prices for our common stock as reported by the NASDAQ Global Select Market.

	Sales Price Per Share
	High	Low
Fiscal year ended March 31, 2009:
First Quarter	$7.23	$4.40
Second Quarter	6.33	1.84
Third Quarter	4.96	3.20
Fourth Quarter	4.43	1.96
Fiscal year ended March 31, 2010:
First Quarter	$4.71	$2.10
Second Quarter	6.86	4.16
Third Quarter	7.88	5.58
Fourth Quarter	8.24	6.66
Fiscal year ended March 31, 2011:
First Quarter	$11.36	$7.88
Second Quarter (to August 23, 2010)	11.16	9.36

The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Global Select Market on August 23, 2010, the last full trading day before the public announcement of the proposed merger, and on [DATE], the latest practicable trading day before the printing of this proxy statement:

	Diamond Common Stock Per Share Closing Price
August 23, 2010		$9.54
[DATE]	$	[NUMBER	]

Dividends

Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of funds legally available therefore, subject to any preferential dividend rights of outstanding preferred stock, if any. There was no preferred stock issued or outstanding as of June 30, 2010. On June 1, 2009, we announced that our board of directors approved a change in our dividend schedule from annual to quarterly. Our board of directors declared the following quarterly cash dividends during the fiscal year ended March 31, 2010 and the fiscal quarter ended June 30, 2010:

	Three Months Ended June 30, 2009	Three Months Ended September 30, 2009	Three Months Ended December 31, 2009	Three Months Ended March 31, 2010	Three Months Ended June 30, 2010	Three Months Ended September 30, 2010
Declaration date	June 1, 2009	August 19, 2009	November 11, 2009	February 16, 2010	May 5, 2010	July 29, 2010
Per share dividend	$0.07	$0.07	$0.07	$0.07	$0.09	$0.09
Record date	June 10, 2009	September 1, 2009	November 20, 2009	February 26, 2010	June 1, 2010	September 1, 2010
Total amount (in thousands)	$1,921	$1,911	$1,892	$1,905	$2,453	$2,469
Payment date	June 18, 2009	September 15, 2009	December 4, 2009	March 12, 2010	June 11, 2010	September 15, 2009

Our board of directors declared the following annual cash dividend on our common stock during the fiscal year ended March 31, 2009:

2009
Declaration date	November 11, 2008
Per share dividend	$0.35
Record date	November 21, 2008
Total amount (in thousands)	$9,032
Payment date	December 5, 2008

X.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE MANAGEMENT

The following table lists the beneficial ownership of those persons or groups known to Diamond (based solely on filings with the SEC) to be the beneficial owner of more than five percent of our common stock as of September 14, 2010 (except as noted). As of September 14, 2010, there were 27,427,420 shares of common stock issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Artisan Partners Holdings LP(2)	1,879,003	6.85
875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202

BlackRock, Inc.(3)	4,505,063	16.43
40 East 52nd Street, New York, NY 10022

PricewaterhouseCoopers LLP(4)	3,694,854	13.47
300 Madison Avenue, New York, NY 10017

(1)	Based on 27,427,420 shares of common stock issued and outstanding at September 14, 2010.
(2)	Based on a Schedule 13G/A filed with the SEC by Artisan Partners Holdings LP on January 8, 2010 on behalf of its affiliated group.
(3)	Based on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 8, 2010 on behalf of its corporate group, whose investment advisor subsidiaries hold our common stock.
(4)	Based on a Schedule 13D filed with the SEC by PwC on August 24, 2010. PwC has shared voting power and may be deemed to beneficially own 3,694,854 shares of our common stock as a result of the voting agreements entered into with Messrs. Bergstein, Bupp, Gutstein, Mikolajczyk and Rubio and the limited proxies granted therein. The shares that PwC may be deemed to beneficially own are the same shares beneficially owned by Messrs. Bergstein, Bupp, Gutstein, Mikolajczyk and Rubio. In the Schedule 13D, PwC expressly disclaimed beneficial ownership of such shares (subject to the voting agreements and the limited proxies granted therein).

Directors, Director Nominees and Executive Officers

The following table lists the beneficial ownership of our common stock as of September 14, 2010 held by each director, nominee for director and Named Executive Officer as well as the directors, director nominees and all executive officers as a group. As of September 14, 2010, there were 28,251,812 shares of common stock issued and outstanding (including shares covered by awards of restricted stock and RSUs subject to vesting based on continued service, as well as shares the beneficial owners may acquire upon exercise of stock options and SARs within 60 days after September 14, 2010).

Except as otherwise indicated below, the persons listed in the table have sole voting and investment power with respect to the securities indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Edward R. Anderson(4)(7)	92,551	*
Melvyn E. Bergstein(3)(4)(7)	1,131,582	4.0
Karl E. Bupp(3)(5)(7)	507,887	1.8
Donald R. Caldwell(4)(7)	121,424	*
Adam J. Gutstein(3)(6)(7)	559,433	2.0
Michael E. Mikolajczyk(3)(4)(7)	343,568	1.2
Michael H. Moskow(4)(7)	69,981	*
Javier Rubio(3)(4)(7)	1,386,825	4.9
Pauline A. Schneider(4)(7)	90,773	*
John J. Sviokla(7)	154,602	*
Stephen Warrington(7)	92,664	*
Thomas E. Weakland(7)	188,985	*

All directors, director nominees and executive officers as a group (12 persons)	4,740,275	16.8

*	Represents less than 1% of issued and outstanding shares of common stock.
(1)	Includes shares covered by awards of restricted stock and RSUs subject to vesting based on continued service, as well as shares the beneficial owner may acquire upon exercise of stock options and SARs within 60 days after September 14, 2010.
(2)	Based on 28,251,812 shares of common stock issued and outstanding, which includes shares covered by awards of restricted stock and RSUs subject to vesting based on continued service, as well as shares the beneficial owners may acquire upon exercise of stock options and SARs within 60 days after September 14, 2010.
(3)	PwC has shared voting power and may be deemed to beneficially own 3,694,854 shares of our common stock as a result of the voting agreements entered into with Messrs. Bergstein, Bupp, Gutstein, Mikolajczyk and Rubio and the limited proxies granted therein. The shares that PwC may be deemed to beneficially own are the same shares beneficially owned by Messrs. Bergstein, Bupp, Gutstein, Mikolajczyk and Rubio. In the Schedule 13D filed with the SEC by PwC on August 24, 2010, PwC expressly disclaimed beneficial ownership of such shares (subject to the voting agreements and the limited proxies granted therein).
(4)	Includes 6,561 shares covered by awards of options that will vest on September 22, 2010.
(5)	Includes 5,539 shares covered by awards of restricted stock.
(6)	Includes 19,387 shares covered by awards of restricted stock and 123,205 shares covered by awards of RSUs subject to vesting based on continued service.
(7)	Includes shares covered by awards stock options and SARs which are exercisable within 60 days of September 14, 2010 as follows:

Name	Number of Shares Underlying Stock Options or SARs
Adam J. Gutstein	81,228
Karl E. Bupp	73,268
John Sviokla	65,492
Stephen Warrington	53,845
Thomas E. Weakland	83,728
Edward R. Anderson	67,618
Melvyn E. Bergstein	73,626
Donald R. Caldwell	68,034
Michael E. Mikolajczyk	61,784
Michael H. Moskow	61,784
Javier Rubio	66,784
Pauline A. Schneider	67,201

XI.	STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

We will hold our 2011 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly held company. In the event the merger is not consummated, any stockholder wishing to have a proposal considered for inclusion in our 2011 annual meeting proxy solicitation materials must comply with the advance notice provisions of our by-laws. These provisions require that such proposal must be received by our Secretary at Diamond Management & Technology Consultants, Inc., 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611, not earlier than [DATE] and not later than [DATE]. Subject to certain exceptions set forth in our by-laws, such proposals must contain specific information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

XII.	DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has approved and adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing the same last name and address unless contrary instructions have been received from the stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker, if your shares are held in a brokerage account, or us, if you hold shares directly. You can notify us by sending a written request to our Secretary at Diamond Management & Technology Consultants, Inc., 875 North Michigan Avenue, Suite 3000, Chicago, Illinois 60611. If you revoke your consent, you will be sent separate copies of documents mailed within 30 days after receipt of your revocation.

XIII.	INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2010 filed with the SEC on June 6, 2010, as amended by the Form 10-K/A filed with the SEC on July 29, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 filed with the SEC on August 4, 2010; and

•	Current Report on Form 8-K filed with the SEC on August 24, 2010.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, as amended, between the date of this proxy statement and the date of the annual meeting of our stockholders. These documents deemed incorporated by reference include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on

Form 10-Q, as well as Current Reports on Form 8-K and proxy and information statements. You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Diamond Management & Technology Consultants, Inc.

Attention: Investor Relations

875 North Michigan Avenue, Suite 3000

Chicago, Illinois 60611

Telephone: 312-255-5000

If you would like to request documents from us, please do so by [DATE] to receive them before the annual meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the “Investor Relations” tab of our website at www.diamondconsultants.com or through the SEC or SEC’s Internet website at http://www.sec.gov.

XIV.	OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no other matters which may be presented for consideration at the annual meeting other than the matters described in this proxy statement. If any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

It is important that your shares be represented at the annual meeting, regardless of the number of shares which you hold. Therefore, we urge you to complete, sign, date and return the accompanying proxy card as promptly as possible in the postage-paid envelope enclosed for that purpose or to vote via the Internet or telephone.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE ANNUAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [DATE]. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

XV.	WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, that contains reports, proxy statements and other information regarding us and other registrants that file electronically with the SEC.

If you have questions about the annual meeting or the merger with PwC after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Diamond Management & Technology Consultants, Inc.

Attn: Secretary

875 North Michigan Avenue, Suite 3000

Chicago, Illinois 60611

312-255-5000

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

August 23, 2010

among

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.,

PRICEWATERHOUSECOOPERS LLP

and

CARBON MERGER SUBSIDIARY, INC.

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of August 23, 2010, among Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”), PricewaterhouseCoopers LLP, a Delaware limited liability partnership (“Parent”), and Carbon Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the Board of Directors of the Company has approved and deemed it advisable that the stockholders of the Company adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Partners and Principals of Parent and the Board of Directors of Merger Subsidiary have approved this Agreement; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain of the Company’s directors and executive officers are entering into a Voting Agreement with Parent substantially in the form attached as Exhibit A.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third-Party offer, proposal or inquiry relating to, or any Third-Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of (x) 15% or more of the consolidated assets of the Company and its Subsidiaries, (y) 15% or more of any class of equity or voting securities of the Company or (z) 15% or more of any class of equity or voting securities of any of the Company’s Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning (x) 15% or more of any class of equity or voting securities of the Company or (y) 15% or more of any class of equity or voting securities of any of the Company’s Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of March 31, 2010 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means March 31, 2010.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company ESPP” means the Company’s Employee Stock Purchase Plan.

“Company Restricted Stock” means Company Stock that is issued under an Equity Plan and that is subject to forfeiture restrictions that lapse based on service and/or performance.

“Company RSU” means a right issued under an Equity Plan to receive a payment, in cash and/or shares of Company Stock, equal to the fair market value of a specified number of shares of Company Stock.

“Company SAR” means a right issued under an Equity Plan to receive a payment, in cash and/or shares of Company Stock, equal to the excess of the fair market value of a specified number of shares of Company Stock on the date that the right is exercised over the fair market value of such shares on the date the right was granted.

“Company Stock” means the common stock, $0.001 par value per share, of the Company.

“Company Stock Option” means a right issued under an Equity Plan to purchase a specified number shares of Company Stock at a specified price.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended March 31, 2010.

“Continuing Employee” means an individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time, who continues employment with Parent, Parent UK, Parent India or any of their respective Subsidiaries (including the Surviving Corporation) immediately after the Effective Time and who is not a Continuing Partner.

“Continuing India Employee” means a Continuing Employee who is principally based in India.

“Continuing Partner” means an individual who is an employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time and who is admitted as a partner of Parent, Parent UK or Parent India effective as of the Effective Time or whom Parent reasonably anticipates will be admitted as a partner of Parent, Parent UK or Parent India within six months after the Effective Time.

“Continuing U.K. Employee” means a Continuing Employee who is principally based in the United Kingdom.

“Continuing U.S. Employee” means a Continuing Employee who is principally based in the United States.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee, partner, independent contractor or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability; provided that any International Plan shall not constitute an Employee Plan.

“Environmental Laws” means any Applicable Law relating to (i) Releases or threatened Releases of any pollutant, contaminant, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, including the exposure of any individual to these substances, wastes, or materials, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of any pollutant, contaminant, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials, or (iii) pollution or protection of the indoor or outdoor environment or natural resources, including CERCLA, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 6901 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as currently conducted.

“Equity Plan” means an Employee Plan, other than the Company ESPP, that provides for the grant of compensatory equity or equity-based awards with respect to shares of Company Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics and which is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights and (vi) any similar intellectual property or proprietary rights.

“International Plan” means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers any employee or former employee of the Company or any of its Subsidiaries who is located exclusively outside of the United States.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” of (i) the Company means the actual knowledge of any of the individuals set forth on Section 1.01 of the Company Disclosure Schedule after reasonable inquiry and (ii) Parent or any of its Subsidiaries means the actual knowledge of any of the individuals set forth on Section 1.01 of the Parent Disclosure Schedule after reasonable inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.

“Material Adverse Effect” means:

(a) with respect to the Company, a material adverse effect on (i) the financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement; provided that, solely for the purposes of clause (i), “Material Adverse Effect” shall be deemed not to include any material adverse effect to the extent arising out of or resulting from (A) changes in the financial or securities markets or general economic, financial or political conditions in the United States or the European Union to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law or GAAP) or conditions generally affecting the industry in which the Company and its Subsidiaries operate to the extent not specifically relating to or having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (C) acts of war, sabotage or terrorism, military action or natural disasters or any other similar event or change, escalation or worsening thereof, involving the United States of America or the European Union to the extent not having a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) changes in the price or trading volume of shares of the Company Stock or any failure of the Company to meet projections, estimates, guidance, metrics or forecasts (whether internal or published by the Company or a Third Party) (it being understood that this clause (D) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change or failure independently constitutes or contributed to a Material Adverse Effect), (E) the announcement or pendency of the transactions contemplated by this Agreement or other communication by Parent or Merger Subsidiary regarding the plans or intentions of Parent or Merger Subsidiary with respect to the conduct of the business of the Company or its Subsidiaries following Closing, (F) actions and omissions of the Company or any of its Subsidiaries taken with the prior written consent of Parent or as expressly required by this Agreement or (G) loss of customers or employees of the Company and its Subsidiaries as a result of the announcement or pendency of the transactions contemplated by this Agreement; and

(b) with respect to Parent or Merger Subsidiary, a material adverse effect on the ability of Parent or Merger Subsidiary to consummate the transactions contemplated by this Agreement.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Offeree” means an individual who prior to the date hereof has received an offer of employment from the Company and who commences employment with the Surviving Corporation or any of its Affiliates after the Effective Time.

“Order” means with respect to any Person, any order, writ, judgment, injunction, decree, ruling or stipulation by, or subject to, any Governmental Authority that is binding upon or applicable to such Person or its property.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent India” means PricewaterhouseCoopers Private Limited, a private company incorporated under the laws of India.

“Parent UK” means PricewaterhouseCoopers LLP, a limited liability Partnership organized under the laws of the United Kingdom.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Trade Secrets” means trade secrets and proprietary and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Board of Directors	4.02
Certificates	2.03
Change in Recommendation	6.04
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company SEC Documents	4.07
Company Securities	4.05
Company Subsidiary Securities	4.06
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Confidentiality Agreement	6.03
Disability	2.05
Dissenting Shares	2.04
Effective Time	2.01
End Date	10.01
Exchange Agent	2.03
Exchange Fund	2.03
Existing D&O Insurance	7.03
Indemnified Person	7.03
Intervening Event	6.04
Lease	4.14
Material Contract	4.19
Maximum Premium	7.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
NASDAQ	4.07
Parent	Preamble
Proceeding	7.03
Proxy Statement	4.09
Representatives	6.04
Retention Amount	2.05
Superior Proposal	6.04
Surviving Corporation	2.01
Tax	4.16
Taxing Authority	4.16
Tax Return	4.16
Tax Sharing Agreements	4.16
Termination Fee	11.04
2011 Bonus	7.04
2011 Performance Year	7.04
2010 Bonus	7.04
2010 Performance Year	7.04
Uncertificated Shares	2.03

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein, shall have the meanings as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(a) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(b) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the Company and Parent and specified in the certificate of merger).

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges, properties and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c), Section 2.04 or Section 2.05, each share of Company Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $12.50 in cash, without interest (the “Merger Consideration”), payable to the holder of such share of Company Stock, upon surrender in accordance with Section 2.03. As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled without any conversion thereof and shall cease to exist, and no payment shall be made with respect thereto.

(c) Each share of Company Stock held by any Subsidiary of either the Company or Parent immediately prior to the Effective Time shall be converted into such number of validly issued, fully-paid and non-assessable shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully-paid and non-assessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of shares of Company Stock pursuant to Section 2.02(c)).

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint a nationally recognized agent (the “Exchange Agent”), which Exchange Agent shall be reasonably satisfactory to the Company, for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). Parent shall deliver or cause to be delivered by wire transfer of immediately available funds to the Exchange Agent, in trust, sufficient funds for the timely payment of the aggregate Merger Consideration to be paid to the holders of Company Stock immediately prior to the Effective Time in respect of the Certificates and the Uncertificated Shares (the “Exchange Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time whose Company Stock was converted into the right to receive Merger Consideration pursuant to Section 2.02 a letter of transmittal and instructions, in form and substance reasonably satisfactory to the Company and Parent prior to the Closing (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent), for use in such exchange.

(b) Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to promptly receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each such share of Company Stock represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration and the Certificate or Uncertificated Share shall be canceled and cease to exist.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the holders of shares of Company Stock six months after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amount properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(f) Any portion of the Merger Consideration held in the Exchange Fund for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(g) The Exchange Fund shall be invested by the Exchange Agent as directed by Parent or the Surviving Corporation. Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs. Notwithstanding anything otherwise provided herein, no investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Exchange Agent from making the payments required by this Article 2, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the applicable holders of Company Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares of Company Stock (“Dissenting Shares”) in accordance with Section 262 of Delaware Law shall not be converted into or otherwise represent the right to receive the Merger Consideration, but each holder of Dissenting Shares shall be entitled to receive from the Company such consideration as shall be determined pursuant to Section 262 of Delaware Law, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses the right to appraisal, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.

Section 2.05. Stock Options, Stock Appreciation Rights, Restricted Stock and Restricted Stock Units. (a) At or immediately prior to the Effective Time, each then outstanding Company Stock Option and Company SAR that is then vested shall be canceled, and the Company shall pay to the holder of such award at or promptly after the Effective Time the amount, if any, determined by multiplying (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such award by (ii) the number of shares of Company Stock covered by such award; it being understood that any such award that has an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder of such award.

(b) At or immediately prior to the Effective Time, each then outstanding Company Stock Option and Company SAR that is then unvested and each Company RSU shall be canceled, and each share of Company Restricted Stock shall be surrendered, and the Company shall pay to the holder of such award an amount (the “Retention Amount”), if any, determined as follows: (i) for each Company Stock Option or Company SAR, such amount, if any, shall be determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable exercise price of such award by (B) the number of shares of Company Stock covered by such award; it being understood that any such award that has an exercise price that is equal to or greater than the Merger Consideration shall be canceled without any consideration to the holder of such award; (ii) for each Company RSU, such amount shall be determined by multiplying (A) the Merger Consideration by (B) the number of shares of Company Stock covered by such award; and (iii) for each share of Company Restricted Stock, such amount shall equal the Merger Consideration. The aggregate amount of the Retention Amounts that is payable to a Continuing Partner shall be paid one-third on April 1, 2011 and two-thirds on April 1, 2012, in each case subject to such Continuing Partner’s remaining a partner of Parent, Parent UK or Parent India through such date; provided, however, that any unpaid portion of such aggregate Retention Amount shall be paid to such partner upon his or her ceasing to be a partner due to such circumstances as are specified in the offer letter entered into between such Continuing Partner and Parent, Parent UK or Parent India prior to the date hereof. The aggregate amount of the Retention Amount that is payable to a Continuing Employee shall be paid to such Continuing Employee on April 1, 2011, subject to such employee’s remaining employed with Parent, Parent UK, Parent India or any of their respective Affiliates through such date; provided, however, that such aggregate amount shall be paid to such Continuing Employee upon the termination of his or her employment prior to such date due to his or her death or Disability or upon specified terminations of employment as described in Section 7.04(a) of the Company Disclosure Schedule. “Disability” means any medically determinable physical or mental impairment that prevents a Continuing Employee from engaging in any substantial gainful activity and that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months. Notwithstanding the foregoing, if Parent reasonably determines that paying any portion of the Retention Amount in respect of a canceled Company RSU that is subject to Section 409A of the Code on the date specified in this Section 2.05(b) could cause the holder of such award to incur additional taxes or interest under Section 409A of the Code, such portion shall be paid to such holder on the date nearest such specified date that Parent reasonably determines such portion could be paid without causing such holder to incur such additional taxes or interest. Following the Effective Time, the Company shall, and Parent shall cause the Company to, comply with its severance obligations for operations employees as described in Section 7.04(a) of the Company Disclosure Schedule.

(c) Prior to the Effective Time, the Company shall take all such actions as are reasonably necessary to approve and give effect to the transactions contemplated by Section 2.05(a) and Section 2.05(b). All amounts payable pursuant to Section 2.05(a) and Section 2.05(b) shall be subject to any applicable withholding.

Section 2.06. Employee Stock Purchase Plan. The Company shall take all actions reasonably necessary to provide that with respect to the Company ESPP: (a) participants may not increase their payroll deduction percentages or purchase elections from those in effect on the date of this Agreement; (b) no purchase period or offering period shall commence under the Company ESPP following the date of this Agreement; (c) each participant’s outstanding right to purchase shares of Company Stock under the Company ESPP shall be suspended immediately following the end of the purchase period in effect on the date of this Agreement or, if earlier, the end of the Business Day immediately prior to the Effective Time; provided that, in either case, all amounts allocated to each participant’s account under the Company ESPP as of such date shall thereupon be used to purchase immediately prior to the Effective Time from the Company whole shares of Company Stock at the applicable price under the Company ESPP for the then outstanding purchase period; (d) as promptly as reasonably practicable following the purchase of shares of Company Stock in accordance with the preceding clause (c), return to participants the funds, if any, that remain in the participants’ accounts after such purchase; and (e) the Company ESPP shall terminate immediately prior to the Effective Time so that no further purchase rights shall be granted or exercised under the Company ESPP thereafter.

Section 2.07. Adjustments. If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock shall have been changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Stock, or any stock dividend thereon with a record date during such period, but excluding any change that results from (i) any exercise of Company Stock Options or Company SARs or any settlement of Company RSUs, in each case, that are outstanding as of the date hereof or (ii) any purchase of shares of Company Stock under the Company ESPP), the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.08. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in any Company SEC Document filed after March 31, 2010 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). Assuming the due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors (the “Board of Directors”) has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.04(b), to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or (except with respect to Company Restricted Stock, Company RSUs, Company SARs and Company Stock Options in connection with the treatment of such awards under Section 2.05 of this Agreement) cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 2,000,000 shares of preferred stock, $1.00 par value per share. As of August 20, 2010, there were outstanding 27,422,470 shares of Company Stock (of which an aggregate of 31,307 are shares of Company Restricted Stock), no shares of preferred stock, 486,034 shares of Company Stock covered by Company Stock Options (of which 440,107 shares were vested), 3,461,383 shares of Company Stock covered by Company SARs (of which 2,140,096 shares were vested) and 1,069,245 shares of Company Stock covered by Company RSUs (of which no shares were vested). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Section 4.05(b) of the Company Disclosure Schedule contains a complete and correct list, as of August 16, 2010, of (i) each outstanding Company Stock Option and Company SAR, including the holder, date of grant, vesting schedule and number of shares of Company Stock subject thereto, (ii) each award of Company Restricted Stock and each Company RSU, including the holder, date of grant, vesting schedule and number of shares of Company Stock subject thereto and (iii) the maximum number of shares issuable under the Company ESPP with respect to the purchase period in effect as of the date hereof.

(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in this Section 4.05 and for changes since August 16, 2010 resulting from the exercise of Company Stock Options or Company SARs, the settlement of Company RSUs outstanding on such date or the purchase of Company Stock under the Company ESPP pursuant to an election in effect on such date, there are no issued or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities of or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities of or ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(d) Except as set forth in this Section 4.05, no Company Securities, are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries. (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All material Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no issued or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of or ownership interests in any Person.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that (i) material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company pursuant to the 1934 Act in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (ii) all such information is accumulated and is made known to the Company’s principal executive officer and its principal financial officer by others within those entities as appropriate to timely allow decisions regarding required disclosure. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) Since January 1, 2007, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to Parent a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2007.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2007, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of The Nasdaq Stock Market (“NASDAQ”).

(i) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated thereunder by the SEC, and the statements contained in any such certifications are complete and correct.

(j) Section 4.07(j) of the Company Disclosure Schedule describes all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or any of its Subsidiaries since January 1, 2007.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01, except for the execution of this Agreement and the discussions and negotiations related thereto.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than: (a) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (b) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (c) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is and since January 1, 2007 has been in compliance with, and to the knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13. Litigation; Commercial Disputes. (a) There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, (i) the Company, any of its Subsidiaries or any of their respective properties or, to the knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries (in their capacities as such) or (ii) any Person for whom the Company or any of its Subsidiaries would reasonably be expected to be liable before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) To the knowledge of the Company, there is no substantive dispute or disagreement arising out of the delivery of professional services with any current or former client or customer of the Company pending against, or threatened against, the Company, any of its Subsidiaries or any of their respective present or former officers, directors or employees, whether or not involving any legal proceeding or action.

Section 4.14. Properties. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests or licenses or other valid rights in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it is currently in breach, violation or default under any Lease. Neither the Company nor any of its Subsidiaries owns any real property.

Section 4.15. Intellectual Property. Section 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all material registrations and applications for registration of any Intellectual Property owned by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (a) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) since January 1, 2007, neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (c) to the knowledge of the Company, since January 1, 2007, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company or any of its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (e) the consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, license or dispose of, or to bring any action for the infringement of, any Intellectual Property right of the Company or any of its Subsidiaries; (f) the Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries; (g) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (h) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended March 31, 2008 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax or Tax asset.

(e) During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Section 4.16(f) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns.

(g) “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Company or any of its Subsidiaries to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement). “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information. “Tax Sharing Agreements” means all existing agreements or arrangements binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

Section 4.17. Employee Benefit Plans and Employment Agreements. (a) Section 4.17(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Employee Plan. Copies of each such Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with such plan or trust.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof (i) sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or (ii) contributes to, or has in the past six years contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(c) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter, or has pending or has time remaining in which to file, an application for such determination or opinion from the Internal Revenue Service, and the Company is not aware of any reason why any such determination or opinion letter should be revoked or not be reissued. The Company has made available to Parent copies of the most recent Internal Revenue Service determination or opinion letter with respect to each such Employee Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Employee Plan, and no events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(d) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor or former employee or independent contractor of the Company or any of its Subsidiaries to severance pay, a bonus or retirement pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan or otherwise. There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code. Section 4.17(d) of the Company Disclosure Schedule lists (i) all the agreements, arrangements and other instruments which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of the Company and its Subsidiaries as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer), true and complete copies of which have been previously provided to Parent and (ii) the maximum aggregate amounts so payable to each such individual who is identified as a “named executive officer” in the Company’s Form 10-K/A filed on July 29, 2010 as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by the Company or the officer).

(e) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code or applicable state continuation coverage.

(f) Except for any actions required to comply with the Patient Protection and Affordable Care Act of 2010 (including any such actions that the Company reasonably determines are desirable to take in advance of the applicable compliance deadline) there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended March 31, 2010.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization.

(h) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all contributions and premium payments that are due have been made with respect to each Employee Plan within the time periods prescribed by the terms of such Employee Plan and Applicable Law, and all contributions and payments for any period ending on or before the Effective Time that are not due are properly accrued to the extent required to be accrued under Applicable Law.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(j) The Company has provided Parent with a list and copies of each International Plan. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each International Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such International Plan was intended so to qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to actuarial assumptions and valuations in use by the PBGC on the date hereof), as of the Company Balance Sheet Date, the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, exceeded the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which the Company or any of its Subsidiaries has or would have after the Effective Time any obligation. From and after the Effective Time, Parent and its Affiliates will get the full benefit of any such funds, accruals or reserves.

(k) Each Employee Plan that is a “nonqualified deferred compensation plan” and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in substantial compliance with the requirements of Section 409A of the Code.

Section 4.18. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and have been since January 1, 2007 in compliance with all Environmental Laws and all Environmental Permits; and (iii) to the knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any liability or obligation of the Company or any of its Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance.

(b) There has been no environmental investigation study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that is in the possession of the Company or any of its Subsidiaries that has not been made available to Parent at least five Business Days prior to the date hereof.

(c) None of the transactions contemplated by this Agreement will trigger any filing or other action under any environmental transfer statute, including, without limitation, the Connecticut Hazardous Waste Establishment Transfer Act and the New Jersey Industrial Site Recovery Act.

(d) For purposes of this Section 4.18, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.19. Material Contracts. (a) As of the date hereof, neither the Company nor any Subsidiary is a party to or bound by (such contracts being the “Material Contracts”):

(i) any partnership, joint venture or other similar agreement or arrangement;

(ii) any agreement entered into on or after January 1, 2007 relating to the acquisition or disposition of any material business (whether by merger, consolidation, acquisition or sale of stock or assets or otherwise);

(iii) any agreement for the purchase or sale of services (including service agreements, statements of work and similar agreements), materials, supplies, goods, equipment or other tangible or intangible assets or group of such agreements with any particular Third Party providing for, or that would reasonably be expected to result in, either (A) annual payments by or to the Company and its Subsidiaries of $100,000 or more or (B) aggregate payments by or to the Company and its Subsidiaries of $500,000 or more;

(iv) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) with an aggregate committed or outstanding principal amount exceeding $100,000;

(v) any agreement containing any provision or covenant limiting the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (A) sell any services or products of or to any other Person or in any geographic region, (B) engage in any line of business or (C) compete with or to obtain services or products from any Person or limiting the ability of any Person to provide services or products to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(vi) any agreement containing any provision or covenant that binds or purports to bind “Affiliates” of the Company or any Subsidiary of the Company or that would otherwise bind or purport to bind Parent or any of its Subsidiaries (other than the Company or any of its Subsidiaries) after the Closing; or

(vii) any agreement providing for annual payments of $100,000 or more or aggregate payments of $500,000 or more containing any provision pursuant to which the execution, delivery and performance of this Agreement, or the consummation of the transactions contemplated hereby, would require any consent or other action by any Person thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled thereunder.

(b) Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to any Material Contract, has violated any provision of, or taken any action which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under, or providing for the termination of, any Material Contract.

(c) (i) The Company has provided to Parent or filed as an exhibit to a Company SEC Document prior to the date hereof a true and complete copy of each Material Contract and (ii) the Company has provided to Parent prior to the date hereof a true and complete copy of each master service agreement, statement of work and any other agreement providing for the provision of services by the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has provided services since December 31, 2009 or would reasonably be expected to provide services during the calendar year ending December 31, 2010, whether or not any such agreement is a Material Contract, in each case as such documents are in effect as of the date hereof.

Section 4.20. Finders’ Fees. Except for Morgan Stanley & Co. Incorporated, a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 4.21. Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, financial advisor to the Company, to the effect that, as of the date hereof, and subject to the qualifications and assumptions set forth therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.22. Antitakeover Statutes. The Company has taken all action necessary to exempt the Merger, this Agreement and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power of Parent. Parent is a limited liability partnership duly organized, validly existing and in good standing under the State of Delaware and has all partnership powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent has heretofore made available to the Company a true and complete copy of its certificate of formation as currently in effect.

Section 5.02. Corporate Existence and Power of Merger Subsidiary. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Merger Subsidiary has heretofore made available to the Company a true and complete copy of its certificate of incorporation and bylaws as currently in effect. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.03. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the partnership powers of Parent and the corporate powers of Merger Subsidiary, respectively, and have been duly authorized by all necessary partnership action, in the case of Parent, and all necessary corporate action, in the case of Merger Subsidiary. Assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.04. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the partnership agreement of Parent or certificate of incorporation or bylaws of Merger Subsidiary, respectively, (b) assuming compliance with the matters referred to in Section 5.04, contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law or (c) assuming compliance with the matters referred to in Section 5.04, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of the Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.06. Disclosure Documents. The information supplied by Parent or Merger Subsidiary for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.06 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.07. Finders’ Fees. Except for Perella Weinberg Partners LP, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

Section 5.08. Financing. The obligations of Parent or Merger Subsidiary hereunder are not subject to any conditions regarding Parent’s, Merger Subsidiary’s or an other Person’s ability to obtain financing necessary to consummate the Merger pursuant to the terms of this Agreement. Parent has, and will have as of the Effective Time, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to consummate the Merger pursuant to the terms of this Agreement, including to pay the Merger Consideration for all of the shares of Company Stock on a fully-diluted basis and to pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.09. Share Ownership. Neither Parent nor Merger Subsidiary has been, at any time during the three years preceding the date hereof, an “interested stockholder” of the Company, as defined in Section 203 of Delaware Law. Each of Parent and Merger Subsidiary does not own (directly or indirectly, beneficially or of record) and is not a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company other than as contemplated by this Agreement.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, except as otherwise expressly contemplated by this Agreement or to the extent that Parent shall otherwise consent in writing (such consent, except in the case of Sections 6.01(a), (b), (c), (j) or (l), not to be unreasonably withheld, conditioned or delayed), from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent in all material respects with past practice and use its reasonable best efforts to (i) preserve substantially intact its present business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) preserve its relationships with its customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (such consent, except in the case of Sections 6.01(a), (b), (c), (j) or (l), not to be unreasonably withheld, conditioned or delayed):

(a) amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for (A) dividends by any of its wholly-owned Subsidiaries and (B) regular quarterly cash dividends by the Company with customary record and payment dates on the shares of Company Stock not in excess of $0.09 per share per quarter or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except in connection with withholdings to satisfy tax obligations with respect to Company Restricted Stock, Company RSUs, Company SARs or Company Stock Options, the forfeiture of equity awards that were granted under Equity Plans and are outstanding on the date of this Agreement or pursuant to the Company’s right to acquire Company Securities held by a Company employee upon termination of such employee’s employment, in each case, in the ordinary course consistent with past practice;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options or Company SARs or the settlement of Company RSUs that, in each case, are outstanding on the date of this Agreement in accordance with their terms on the date of this Agreement, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (C) any equity securities issued to newly hired employees and in connection with employee promotions, in each case, in the ordinary course of business and in the amounts and on the terms set forth on Section 6.01(c) of the Company Disclosure Schedule or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget that has been made available to Parent prior to the date of this Agreement and (ii) any unbudgeted capital expenditures not to exceed $50,000 individually or $150,000 in the aggregate;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(f) sell, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;

(g) other than in connection with actions permitted by Section 6.01(d) or Section 6.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business or contributions to Subsidiaries that are directly or indirectly wholly-owned by the Company, in each case, consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof having an aggregate principal amount (together with all other indebtedness for borrowed money of the Company and its Subsidiaries) outstanding at any time greater than $1,000,000;

(i) (i) enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof, other than any agreement for the sale of services by the Company or any Subsidiary entered into in the ordinary course of business consistent with past practice, or (ii) amend or modify in any material respect or terminate any Material Contract or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries, other than an amendment, modification, waiver, release or assignment with respect to an agreement for the sale of services by the Company or any Subsidiary entered into in the ordinary course of business consistent with past practice;

(j) except as required to comply with Applicable Law or any Material Contract or Employee Plan in accordance with its terms on the date of this Agreement, (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement), (ii) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), other than with a new hire in the ordinary course of business consistent with past practice, (iii) increase benefits payable under any existing severance or termination pay policies, (iv) establish, adopt or amend any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement, (v) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries, except for increases made in the ordinary course of business consistent with past practice to employees in connection with regularly scheduled promotions and salary increases, (vi) accelerate the payment of any bonus or other amounts (relative to the timing contemplated as of the date of this Agreement), including bonuses earned in respect of the Company’s performance year ended September 30, 2010 (the payment of which is scheduled to occur between October 1, 2010 and October 31, 2010), (vii) accelerate the vesting, exercisability or lapse of forfeiture restrictions, as applicable, with respect to any Company Stock Option, Company SAR, Company RSU or Company Restricted Stock, (viii) subject to Section 7.04(a), establish or enter into any plan or arrangement that provides for an opportunity to earn a cash bonus with respect to any performance period commencing on or after October 1, 2010 or (ix) hire any employee other than practice employees in the ordinary course of business consistent with the Company’s hiring plans in effect as of the date hereof.

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(m) make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the mailing of the Proxy Statement to the Company’s stockholders for the purpose of voting on the adoption of this Agreement. Subject to Section 6.04, the Board of Directors shall (a) recommend adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (b) use its reasonable best efforts to solicit the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting.

Section 6.03. Access to Information. From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement dated as of March 22, 2010 between the Company and Parent (the “Confidentiality Agreement”), the Company shall (a) give Parent, its counsel, financial advisors, auditors and other representatives reasonable access during normal business hours, on reasonable prior notice, to the offices, properties, books and records of the Company and the Subsidiaries, (b) furnish to Parent, its counsel, financial advisors, auditors and other representatives, at Parent’s expense, such agreements, financial and operating data, and other information and documentation as such Persons may reasonably request and (c) instruct the employees, counsel, financial advisors, auditors and other representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries as reasonably requested by Parent. Notwithstanding the foregoing, the Company shall not be required to provide access to any information or documents which would, in the reasonable judgment of the Company, (i) breach any agreement of the Company or any Company Subsidiary with any Third Party, (ii) constitute a waiver of the attorney-client or other privilege held by the Company or any of its Subsidiaries or (iii) which would result in a competitor of the Company or any Company Subsidiary receiving material information which is competitively sensitive. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Notwithstanding anything to the contrary contained in this Section 6.03 or in the Confidentiality Agreement, Parent shall be permitted to provide information and documents provided by the Company or its Subsidiaries to Parent’s counsel, financial advisors, auditors and other representatives (including consultants) for the purposes of implementing the transactions contemplated by this Agreement or evaluating or implementing any post-Closing restructuring involving the Company or any of its Subsidiaries.

Section 6.04. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Acquisition Proposal, (ii) other than informing persons of the provisions contained in this Section 6.04, enter into or participate in any discussions or negotiations with, furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), a “Change in Recommendation”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b) Exceptions. Notwithstanding Section 6.04(a), at any time prior to the Company obtaining the Company Stockholder Approval:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board of Directors in good faith believes is, or could reasonably be expected to lead to, a Superior Proposal and (B) furnish to such Third Party or its Representatives information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party; and

(ii) following receipt of a Superior Proposal or in response to an Intervening Event that shall have occurred and be continuing, the Board of Directors may make a Change in Recommendation and, solely in the case of a Superior Proposal, terminate this Agreement in accordance with Section 10.01(d)(i);

in each case referred to in the foregoing clauses (i) and (ii) only if the Board of Directors determines in good faith, after consultation with outside legal counsel, that, in light of such Superior Proposal or Intervening Event, the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors from (i) complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal or publicly disclosing the existence of any Acquisition Proposal to the extent required by Applicable Law, in each case, so long as any action taken or statement made to so comply is consistent with this Section 6.04. In addition, it is understood and agreed that for purposes of this Section 6.04, a factually accurate public statement by the Company that only describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and contains a “stop-look-and-listen communication” shall not be deemed a Change in Recommendation.

(c) Required Notices. The Board of Directors shall not take any of the actions referred to in Section 6.04(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action. In addition, the Company shall notify Parent promptly (and in any event within one Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any bona fide indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party who would reasonably be expected to make, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent reasonably informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request and shall promptly (but in no event later than one Business Day after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Acquisition Proposal (as well as written summaries of any oral communications addressing such matters). Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.04(c).

(d) Change in Recommendation.

(i) The Board of Directors shall not make a Change in Recommendation in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) such Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent, in writing at least 48 hours (but in no event less than one Business Day) before taking that action, of its intention to do so and attaching the most current version of the proposed agreement, to the extent available, under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, (iii) if requested by Parent, the Company shall have negotiated in good faith with Parent during such period to enable Parent to propose changes to the terms of this Agreement that would cause such Superior Proposal to no longer constitute a Superior Proposal and (iv) the Board of Directors shall have considered in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) any changes to this Agreement proposed in writing by Parent (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new period under this Section 6.04(d)(i)).

(ii) Further, the Board of Directors shall not make a Change in Recommendation in response to an Intervening Event, unless (i) the Company promptly notifies Parent, in writing at least 48 hours (but in no event less than one Business Day) before taking that action, of its intention to do so and its basis and rationale for proposing to take such action, (ii) if requested by Parent, the Company shall have negotiated in good faith with Parent during such period to enable Parent to propose changes to the terms of this Agreement that would obviate the need for the Board of Directors to take such action and (iii) the Board of Directors shall have considered in good faith (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel) any changes to this Agreement proposed in writing by Parent (it being understood and agreed that any material change to the facts and circumstances relating to such Intervening Event shall require a new written notification from the Company and a new period under this Section 6.04(d)(ii)).

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors determines in good faith after consultation with a financial advisor of nationally recognized reputation and outside legal counsel after taking into account all the terms and conditions of the Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, is more favorable to the Company’s stockholders (in their capacities as stockholders) than as provided hereunder (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)(i)), which the Board of Directors determines is reasonably likely to be consummated.

(f) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means a material development or change in material circumstances (other than an Acquisition Proposal or a Superior Proposal) occurring or arising after the date of this Agreement, that was neither known to the Board of Directors as of the date hereof nor reasonably foreseeable by the Board of Directors as of or prior to the date hereof, which becomes known to the Board of Directors prior to the receipt of the Company Stockholder Approval; provided that no development or change in circumstances shall constitute an Intervening Event if such development or change in circumstances resulted from or arose out of the announcement, pendency or consummation of the transactions contemplated by this Agreement.

(g) Obligation of the Company to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Company Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) From the Effective Time and for six years thereafter, Parent and the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (including for the avoidance of doubt persons holding similar positions, such as managers of a limited liability company) (each, an “Indemnified Person”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including advancing fees and expenses of legal counsel, experts and litigation consultants, and the cost of any appeal bonds in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that such advance shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount (without the posting of any bond or collateral) if it shall be ultimately determined by a final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 7.03(a)) in connection with any claim, suit, action, proceeding or investigation (whether civil, criminal, administrative or investigative, collectively, a “Proceeding”), whenever asserted, based on or arising out of, in whole or in part, (i) the fact that an Indemnified Person is or was a director, officer or employee of the Company or a Subsidiary of the Company or (ii) acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law and as provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof and under any indemnification agreements with the Company or its Subsidiaries; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b) For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability and indemnification of past and present officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in the certificate of incorporation and bylaws of the Company in existence on the date of this Agreement.

(c) Parent and the Surviving Corporation shall maintain all directors’ and officers’ insurance policies (including primary and any excess policies) and the existing fiduciary liability insurance policies maintained by the Company on the date of this Agreement (collectively, the “Existing D&O Insurance”), for a period of not less than six years after the Effective Time with respect to any claim arising in whole or in part from or otherwise relating to facts or events that actually or allegedly occurred during any period or time at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however that Parent may substitute for the Existing D&O Insurance policies of substantially equivalent coverage and amounts, including terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Existing D&O Insurance; provided, further, that if the Existing D&O Insurance expires or is terminated or canceled during such period through no fault of Parent or the Surviving Corporation, then Parent or the Surviving Corporation shall obtain and maintain for such six year period policies of substantially equivalent coverage and amounts, including terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Existing D&O Insurance; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate annual premium amount in excess of 300% of the aggregate amount per annum the Company paid in its last full fiscal year (the “Maximum Premium”). In lieu of the foregoing, the Company may obtain prior to the Effective Time one or more prepaid and non-cancelable directors’ and officers’ insurance tail policies applicable for a period of at least six years from and after the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto and any such insurance tail policies shall provide substantially equivalent coverage and amounts, including terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Existing D&O Insurance; provided, further, that the aggregate premiums for such tail policies shall not exceed the Maximum Premium; and provided, further that if the Company is unable to obtain, prior to the Effective Time, tail policies meeting the above requirements, the Company may instead obtain prior to the Effective Time as much comparable insurance for such six year period as reasonably practicable for an aggregate policy premium not in excess of the Maximum Premium.

(d) Notwithstanding anything otherwise provided herein, if any Proceeding (whether arising before, at or after the Effective Time) is made against any individual who is now, or who has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company, on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.03 shall continue in effect until the final disposition of such Proceeding.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(f) The provisions of this Section 7.03 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives, and the rights of each such Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters. (a) For a period of one year following the Effective Time, Parent shall provide (or cause to be provided) to each Continuing Employee (i) a base salary that is not less than the base salary provided to such Continuing Employee immediately prior to the Effective Time, (ii) benefits (other than cash incentive compensation, equity based compensation and severance benefits) on such terms as are provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent in its discretion may elect to provide (or cause to be provided) any such benefit for a transitional period following the Effective Time on terms that are generally consistent with the terms on which such benefit were provided to such Continuing Employee immediately prior to the Effective Time, and (iii) severance benefits to any Continuing Employee in accordance with Section 7.04(a) of the Company Disclosure Schedule; provided that the aggregate amount of such benefits that are provided to any such Continuing U.K. Employee shall not be less than the aggregate amount of such benefits that would have been payable to such employee under the applicable policy of the Company as in effect immediately prior to the Effective Time. In addition, Parent shall provide (or cause to be provided) to each Continuing Employee and each Offeree, in each case who is employed with Parent, Parent UK or Parent India or any of their respective Subsidiaries on the payment date of the annual bonuses for Parent’s performance year ending April 15, 2011 (the “2011 Performance Year”), with an annual bonus (the “2011 Bonus”) for the 2011 Performance Year that is not less than the annual bonus (the “2010 Bonus”) that such employee would have earned for the performance year ending September 30, 2010 (the “2010 Performance Year”), assuming for such purpose that (w) such employee’s 2010 Performance Year title and base salary had been the same as such employee’s title and base salary as of April 30, 2011 and (x) such employee was employed with the Company for the entire 2010 Performance Year; provided that (A) the level of attainment of the applicable performance criteria for the 2011 Performance Year, as determined in the ordinary course consistent with past practice, is not less than the level of attainment of the applicable performance criteria for the 2010 Performance Year that would have been necessary to earn the 2010 Bonus and (B) if applicable, the 2011 Bonus shall be pro rated to reflect the portion of the period from October 1, 2010 through April 15, 2011 that such employee was employed with the Company, the Surviving Corporation or any of its Affiliates. Parent also intends to develop an additional bonus program for the 2011 Performance Year designed to incentivize Continuing U.S. Employees, Offerees principally based in the United States and other Parent employees, in each case who are in client facing roles, to work together and promote synergies.

(b) Following the Closing, Parent shall, and shall cause the Company to, comply with all obligations under (i) the Company’s policies set forth in Section 7.04(a) and 7.04(b) of the Company Disclosure Schedule and (ii) the Change in Control Agreements for operations partners set forth in Section 4.17(a) of the Company Disclosure Schedule.

(c) Each Continuing Employee shall receive full credit for all services with the Company or any of its Subsidiaries (or predecessor employers to the extent that the Company provides such past service credit) for all purposes under Parent’s plans, programs and arrangements with respect to (i) any applicable statutory leave (e.g., FMLA) to the extent that such service is required to be recognized under Applicable Law, (ii) severance and short-term disability and (iii) vacation. For the avoidance of doubt, except as expressly provided in this Agreement, the Continuing Employees shall not receive any credit for such service under any other employee benefit plans, programs or arrangements of Parent or any of its Subsidiaries.

(d) With respect to any welfare plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, and shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company or its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee, for the plan year ending June 30, 2011, with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous requirements to the extent applicable under any such plan.

(e) With respect to any vacation policy maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, subject to Applicable Law Parent shall, and shall cause its Subsidiaries to, honor vacation time (not to exceed 22 days) earned but not used by each Continuing Employee as of the Effective Time under the applicable vacation policy of the Company or its Subsidiaries.

(f) Each bonus earned by an employee of the Company in respect of the Company’s performance year ending September 30, 2010, shall be paid in the ordinary course of business consistent with past practice and in accordance with Section 7.04(f) of the Company Disclosure Schedule (as in effect on the date of this Agreement) between October 1, 2010 and October 31, 2010 by the Company or its Subsidiaries, if such date occurs prior to the Effective Time, or by Parent or its Subsidiaries, if such date occurs following the Effective Time, in each case subject to such employee’s remaining employed with the Company, Parent or their respective Subsidiaries, as applicable, through such date, if such date occurs prior to the Effective Time, or through the Effective Time, if such date occurs following the Effective Time.

(g) The parties will cooperate in good faith prior to the Effective Time to determine whether, immediately prior to the Effective Time, the Company will contribute to the account of each U.S. employee under the Company 401(k) Plan the Company matching contribution for 2010. If such contribution is not made immediately prior to the Effective Time, Parent will, or will cause the Surviving Corporation to, make such contribution to the account of each U.S. employee no later than January 31, 2011.

(h) Nothing in this Section 7.04 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent, Parent UK, Parent India or any of their respective Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, program or arrangement; provided that Parent, Parent UK, Parent India and their respective Subsidiaries shall not amend, terminate or otherwise modify the Company’s bonus plans in effect at the Effective Time, and any bonuses shall be paid in accordance with Section 7.04(f), (iii) require Parent UK, Parent India or any of their respective Subsidiaries, including the Surviving Corporation, to continue the employment of any employee for any period of time or, subject to any applicable arrangement covering such employee, to provide such employee with any payments or benefits upon or following any termination of such employee’s employment or (iv) confer any rights or benefits on any Person other than the parties to this Agreement.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner practicable the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (x) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby or (y) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of its or the Surviving Corporation’s Subsidiaries or any of their respective Affiliates’ businesses, assets or properties.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Parent shall be responsible for the payment of all filing fees payable under the HSR Act and any other antitrust law.

Section 8.02. Cooperation; Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts (including Governmental Authorities), in connection with the consummation of the transactions contemplated by this Agreement, (iii) in taking any actions that may be necessary or appropriate in connection with “auditor independence” or other similar requirements applicable to Parent or any of its Subsidiaries (including the Company and its Subsidiaries after the Closing) (including, without limitation, the provision of information, facilitation of background checks and assistance with Parent’s efforts to obtain required consents of its audit clients) and (iv) in taking any actions, making any filings, submissions or furnishing any information required in connection with the matters referenced in this Section 8.02, including any proceeding initiated by a private party, and in seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in and review the Company’s response to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 8.03. Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.04. Further Assurances. Each party hereto, at the reasonable request of the other party, shall execute and deliver such other instruments as may be necessary or desirable to effectuate the transactions contemplated by this Agreement.

Section 8.05. Section 16 Matters. Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of shares of Company Stock in connection with the transactions contemplated by this Agreement (including derivative securities of such shares of Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.06. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that would reasonably be expected to cause any condition set forth in Section 9.02 or Section 9.03, as applicable, not to be satisfied; and

(e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause any condition set forth in Section 9.02 or Section 9.03, as applicable, not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.07. Stock Exchange De-listing. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Stock from NASDAQ and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days thereafter.

Section 8.08. Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium” or other antitakeover or similar statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the relevant party) of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b) no temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Authority and remain in effect, and there shall not be any Applicable Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal;

(c) any applicable waiting period under the HSR Act (and any extension thereof) relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of any Governmental Authority required under Applicable Law to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by Parent) of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in any of Section 4.01, Section 4.02, Section 4.05(a), Section 4.05(b) or Section 4.20 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect; and

(b) there shall not have occurred since the date of this Agreement any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction (or, to the extent permitted by Applicable Law, waiver by the Company) of the following further conditions: (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than any such representation and warranty that by its terms addresses matters only as of another specified time, which shall be true only as of such time), with such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before February 23, 2011 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of the failure of the Merger to be consummated by such time;

(ii) there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) a court of competent jurisdiction or other Governmental Authority enjoins the Company, Parent or Merger Subsidiary from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c) by Parent, if:

(i) a Change in Recommendation shall have occurred or at any time after receipt or public announcement of an Acquisition Proposal, the Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

(ii) there shall have been a willful or knowing material breach of Section 6.04; or

(iii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by the Company within 30 days of receipt by the Company of written notice of such breach or failure; provided that, at the time of the delivery of such notice and termination of this Agreement, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement.

(d) by the Company if:

(i) the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, including Section 6.04(d)(i), to enter into a definitive, written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Section 11.04(b) in accordance with the terms, and at the times, specified therein; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03 not to be satisfied, and such condition is incapable of being satisfied by the End Date or, if curable, is not cured by Parent or Merger Subsidiary within 30 days of receipt by Parent and Merger Subsidiary of written notice of such breach or failure; provided that, at the time of the delivery of such notice and termination of this Agreement, the Company shall not be in material breach of its obligations under this Agreement.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, such termination shall not relieve any party from any liability for any willful or knowing breach of this Agreement. The provisions of this Section 10.02 and Section 11.04, Section 11.07, Section 11.08 and Section 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

PricewaterhouseCoopers LLP

300 Madison Avenue

New York, New York 10017

Attention: General Counsel

Facsimile No.: (813) 637-7763

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

Facsimile No.: (212) 701-5800

if to the Company, to:

Diamond Management & Technology Consultants, Inc.

Suite 3000, John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

Attention: General Counsel

Facsimile No.: (312) 255-6754

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Leland E. Hutchinson

Facsimile No.: (312) 558-5700

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein (including Section 8.01(b)), all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay to Parent in immediately available funds $9,000,000 (the “Termination Fee”) within two Business Days after such termination.

(ii) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) following a willful or knowing material breach of Section 6.04, then the Company shall pay to Parent in immediately available funds the Termination Fee within two Business Days after such termination.

(iii) If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds, immediately before and as a condition to such termination, the Termination Fee.

(iv) If (A) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i) or 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Company’s stockholders and not withdrawn and (C) within 12 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that, solely for the purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the earlier to occur of the events described in this clause (C), the Termination Fee.

(c) Other Costs and Expenses. The Company acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 11.04, it shall also pay any reasonable and documented costs and expenses incurred by Parent or Merger Subsidiary in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 11.05. Disclosure Schedule and Company SEC Document References. (a) The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

(c) The parties hereto agree that there may be included in the Company Disclosure Schedule and elsewhere in this Agreement items and information that are not “material,” and such inclusion will not be deemed to be an acknowledgment or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” and will not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import used herein. Matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be disclosed in the Company Disclosure Schedule. No disclosure in the Company Disclosure Schedule relating to a possible breach or violation of any contract or Applicable Law will be construed as an admission or indication that such breach or violation exists or has occurred.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more Subsidiaries of Parent or Merger Subsidiary; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and the application of such term, provision, covenant or restriction to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity. The Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent or Merger

Subsidiary, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Parent and Merger Subsidiary under this Agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

DIAMOND MANAGEMENT & TECHNOLOGY CONSULTANTS, INC.

By:	/s/ Adam J. Gutstein
Name: Adam J. Gutstein Title: President and Chief Executive Officer

PRICEWATERHOUSECOOPERS LLP

By:	/s/ Robert E. Moritz
Name: Robert E. Moritz Title: Chairman and Senior Partner

CARBON MERGER SUBSIDIARY, INC.

By:	/s/ Dana P. McIlwain
Name: Dana P. McIlwain Title: President and Treasurer

ANNEX B

1585 Broadway

New York, NY 10036

August 23, 2010

Board of Directors

Diamond Management & Technology Consultants, Inc.

Suite 3000, John Hancock Center

875 North Michigan Avenue

Chicago, Illinois 60611

Members of the Board:

We understand that Diamond Management & Technology Consultants, Inc. (the “Company”), PricewaterhouseCoopers LLP (the “Buyer”) and Carbon Merger Subsidiary, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, dated August 23, 2010 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share (the “Company Common Stock”) of the Company, other than shares held in treasury, shares owned by Buyer or Acquisition Sub or any subsidiary of either the Company or the Buyer or shares as to which dissenters’ rights have been perfected, will be converted into the right to receive $12.50 per share in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

For purposes of the opinion set forth herein, we have:

(a)	reviewed certain publicly available financial statements and other business and financial information of the Company;

(b)	reviewed certain internal financial statements and other financial and operating data concerning the Company;

(c)	reviewed a plan for fiscal year ending March 31, 2011 (the “2011 Plan”), dated May 16, 2010, prepared by the management of the Company;

(d)	reviewed financial projections for the Company published by equity research analysts;

(e)	discussed the past and current operations and financial condition and the prospects of the Company, with senior executives of the Company;

(f)	reviewed the reported prices and trading activity for the Company Common Stock;

(g)	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

(h)	participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

(i)	reviewed the Merger Agreement and certain related documents; and

(j)	performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company, and formed a substantial basis for this opinion. With respect to the 2011 Plan, we have assumed that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We note that for purposes of our financial analyses that require the financial projections of the Company, including our discounted cash flow analysis, we relied upon financial projections for the Company published by equity research analysts through fiscal year 2012 and relied on certain revenue growth and operating margin sensitivity analysis for the periods thereafter. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax, and regulatory advisors with respect to legal, tax, or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of the Company Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any party other than the Buyer regarding the possible acquisition of the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have provided financial advisory and financing services for the Company and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to the Buyer in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, the Buyer, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors and the Special Committee of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders’ meeting to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received by the holders of shares of the Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.

Very truly yours,

MORGAN STANLEY & CO. INCORPORATED

By:
William H. Strong
Managing Director

Vice Chairman
Investment Banking

ANNEX C

FORM OF VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”) dated as of August 23, 2010 by and between PricewaterhouseCoopers LLP, a Delaware limited liability partnership (“Parent”), and the undersigned stockholder (“Stockholder”) of Diamond Management & Technology Consultants, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Carbon Merger Subsidiary, Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Subsidiary”) and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which the parties to the Merger Agreement will perform their obligations thereunder in accordance with the terms and subject to the conditions set forth therein;

WHEREAS, Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of such number of shares of Company Stock and Company Restricted Stock, and such number of Company Stock Options, Company RSUs and Company SARs as set forth on Schedule 1; and

WHEREAS, in order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, and as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Subsidiary have requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to his or her Shares.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties, intending to be legally bound, hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Shares” means (i) all securities of the Company (including Company Stock, Company Restricted Stock, Company Stock Options, Company RSUs, Company SARs and other options, warrants and other rights to acquire shares of Company Stock) beneficially owned by Stockholder as of the date hereof and set forth on Schedule 1 and (ii) all additional securities of the Company (including Company Stock, Company Restricted Stock, Company Stock Options, Company RSUs, Company SARs, other options, warrants and rights to acquire shares of Company Stock, and any such shares of Company Stock acquired as a result of exercise or settlement thereof) of which Stockholder acquires beneficial ownership during the period from the date of this Agreement through the record date for the Company Stockholder Meeting or, if later, the record date for any adjournment or postponement thereof (including by way of stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

(b) For the purposes of this Agreement, a Person shall be deemed to have effected a “Transfer” of a Share if such person directly or indirectly (i) sells, pledges, encumbers, assigns, grants an option with respect to, transfers or disposes of such Share or any interest in such Share, (ii) grants any proxies or power of attorney or (iii) enters into an agreement or commitment, whether or not in writing, providing for the sale of, pledge of, encumbrance of, assignment of, grant of an option with respect to, transfer of or disposition of such Share or any interest therein.

Section 1.02. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party consisting of more than one person are joint and several. The words

“hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

AGREEMENT TO VOTE; GRANT OF PROXY

Section 2.01. Agreement To Vote Shares. (a) At every meeting of stockholders of the Company called, and at every adjournment, postponement or continuation thereof, and on every action or approval by written consent of stockholders of the Company, Stockholder shall, or shall cause the holder of record on any applicable record date to, vote all Shares that Stockholder is entitled to vote in favor of (i) the adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement and (ii) any related matter that must be approved by the stockholders of the Company in order for the transactions contemplated by the Merger Agreement to be consummated.

(b) Stockholder agrees that it will not (and will cause the holder of record on any applicable record date not to) vote any Shares in favor of, or consent to, and will (and will cause the holder of record on any applicable record date to) vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement.

Section 2.02. Irrevocable Proxy. Stockholder hereby revokes and agrees to cause to be revoked any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the Shares. Except as provided in the following sentence, the proxy granted by Stockholder pursuant to this Section 2.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder represents and warrants to Parent that:

Section 3.01. Corporation Authorization. Unless Stockholder is a natural Person, the execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the corporate powers of Stockholder and have been duly authorized by all necessary corporate action. If Stockholder is a natural Person, he or she (or the representative or fiduciary signing on his or her behalf, as applicable) has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding agreement of Stockholder.

Section 3.02. Non-Contravention. The execution, delivery and performance by Stockholder of this agreement and the consummation of the transactions contemplated hereby do not and will not (a) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (b) require any filing or registration with, or any consent, approval or authorization of, any Governmental Authority, (c) require any other consent or action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any agreement or other instrument binding on Stockholder or (d) result in the imposition of any Lien on any Shares beneficially owned by Stockholder, except for (i) such violations that would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement, (ii) such filings, registrations, consents, approvals or authorizations the failure of which to be obtained or made would not prevent, delay or impair Stockholder from performing Stockholder’s obligations under this Agreement and (iii) such Liens that would not prevent, delay or impair Shareholder from performing Stockholder’s obligations under this Agreement.

Section 3.03. Ownership of Shares. (a) Stockholder is the beneficial owner of the shares of Company Stock and Company Restricted Stock set forth on Schedule 1, all of which are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares), in any case, except as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement.

(b) Stockholder is the owner of the Company Stock Options, Company RSUs and Company SARs set forth on Schedule 1, which are exercisable for or convertible upon settlement into the number of shares of Company Stock set forth below them on Schedule 1. All such Company Stock Options, Company RSUs, Company SARs are, and all such shares of Company Stock issuable upon the exercise or settlement of such Company Stock Options, Company RSUs and Company SARs will be, free and clear of any Liens and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such options or shares), in any case, except as would not adversely affect the exercise or fulfillment of the rights and obligations of the parties to this Agreement.

(c) None of the shares of Company Stock, Company Stock Options, Company RSUs and Company SARs set forth on Schedule 1 are (or, if unissued, will be upon issuance) subject to any voting trust or other agreement or arrangement with respect to the voting of such shares or options.

Section 3.04. Total Shares. Except for the securities set forth on Schedule 1 (including the shares of Company Stock issuable upon the exercise or settlement of any such securities), Stockholder does not beneficially own any (a) shares of capital stock or voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (c) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

Section 3.06. Litigation. As of the date of this Agreement, there is no action, proceeding or investigation pending or, to the knowledge of Stockholder, threatened against Stockholder that questions the validity of this Agreement or any action taken or to be taken by Stockholder in connection with this Agreement.

ARTICLE 4

COVENANTS

Section 4.01. Transfer Restrictions. Stockholder agrees not to cause or permit any Transfer of any of Stockholder’s Shares to be effected, except by operation of law (so long as this Agreement shall bind the transferee to the fullest extent as if the transferee were Stockholder hereunder), as specifically required by court order or to satisfy tax obligations with respect to Company Restricted Stock, Company RSUs, Company SARs or Company Stock Options; provided, however, that nothing contained herein will be deemed to restrict the ability of Stockholder to (i) exercise any Company Stock Options held by Stockholder or (ii) transfer Shares in connection with estate and charitable planning purposes if, as a precondition to such transfer, the transferee is bound to the fullest extent as if the transferee were Stockholder hereunder. Stockholder agrees not to deposit (or permit the deposit of) any Stockholder’s Shares in a voting trust or grant any proxy or enter into any voting agreement or similar agreement in contravention of the obligations of Stockholder under this Agreement with respect to any of the Shares.

Section 4.02. Legending of Shares. If so requested by Parent in respect of any Shares, Stockholder agrees that such Shares shall bear a legend stating that they are subject to this Agreement.

Section 4.03. Appraisal Rights. Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

Section 4.04. Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments that are necessary to carry out the purpose and intent of this Agreement or that are reasonably required for the consummation of the Merger.

ARTICLE 5

MISCELLANEOUS

Section 5.01. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or shall require Stockholder to attempt to) limit or restrict Stockholder in his capacity as a director or officer of the Company or any designee of Stockholder who is a director or officer of the Company from acting in such capacity or voting in such Person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in his capacity as a stockholder of the Company). No action taken by Stockholder in his or her capacity as a director or officer of the Company shall be deemed to constitute a breach of any provision of this Agreement.

Section 5.02. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Shares, except as otherwise provided herein.

Section 5.03. Amendments. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective.

Section 5.04. Termination. This Agreement shall terminate upon the earlier of:

(a) the approval and adoption of the Merger Agreement at the Company Stockholder Meeting;

(b) the termination of the Merger Agreement in accordance with its terms;

(c) any decrease in the Merger Consideration, change in the form of Merger Consideration or any other change in the Merger Agreement that is material and adverse to Stockholder; and

(d) the written agreement of Parent and Stockholder.

Section 5.05. Breach; Survival. No party hereto shall be relieved from any liability for breach of this Agreement by reason of any termination of this Agreement. Regardless of the foregoing, Sections 5.06 through 5.13 of this Agreement will survive the termination of this Agreement.

Section 5.06. Publication. Stockholder authorizes the Company to publish and disclose in the Company Proxy Statement (including any and all documents and schedules filed with the SEC relating to the Company Proxy Statement) its identity and ownership of Shares and the nature of its commitments, arrangements and understandings made pursuant to this Agreement.

Section 5.07. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that the fees of Winston & Strawn LLP incurred in connection with this Agreement shall be paid by the Company.

Section 5.08. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.09. Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

(b) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any Delaware State court or Federal court located in Delaware in the event any dispute arises out of this Agreement or any transaction contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated by this Agreement in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or in any Federal court located in Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(c) Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or any transaction contemplated by this Agreement.

Section 5.10. Notices. All notices, requests and other communications to any party under this Agreement will be made in writing (including facsimile transmission) and shall be given,

if to Parent, to:

PricewaterhouseCoopers LLP

300 Madison Avenue

New York, New York 10017

Attention: General Counsel

Facsimile No.: (813) 637-7763

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: David L. Caplan

Facsimile No.: (212) 701-5800

if to Stockholder, to:

[Name of Stockholder]

[Address]

[Address]

Attention: [Name]

Facsimile No.: [Number]

with a copy to:

Winston & Strawn LLP

35 W. Wacker Drive

Chicago, Illinois 60601

Attention: Leland E. Hutchinson

Facsimile No.: (312) 558-5700

Section 5.11. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.12. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to seek and obtain specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

PRICEWATERHOUSECOOPERS LLP

By:
Name: Title:

STOCKHOLDER:

Name:

Schedule 1

Shares Beneficially Owned

________	shares of Company Stock

________	shares of Company Restricted Stock

________	Company Stock Options

_______ shares of Company Stock issuable upon exercise of such outstanding Company Stock Options

________	Company SARs

_______ shares of Company Stock issuable upon exercise of such outstanding Company SARs

________	Company RSUs

_______ shares of Company Stock issuable upon settlement of such outstanding Company RSUs

ANNEX D

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

D-4